UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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WSFS FINANCIAL CORPORATION

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WSFS Financial Corporation

Focus.

Integrate.

Optimize.

Notice of 2023 Annual Meeting of Stockholders

You are cordially invited to attend the WSFS Financial Corporation (the “Company”, “WSFS,” “our” or “we”) 2023 Annual Meeting of Stockholders (“the Annual Meeting”), to be held virtually:

WHEN 4:00 P.M. ET May 16, 2023	LIVE WEBCAST Register at http://viewproxy.com/wsfs/2023/htype.asp and click the link provided and the password you received in your registration confirmations	RECORD DATE You may vote if you were a stockholder of record at the close of business on March 22, 2023 (the “Record Date”).

Items of Business

PROPOSAL 1 Election of Directors. To elect three director nominees to our Board of Directors to serve for a three-year term.

PROPOSAL 2 Advisory Vote on Executive Compensation. To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers (“NEOs”).

PROPOSAL 3

Advisory Vote on the Frequency of the Executive Compensation Vote. To approve, on an advisory (non-binding) basis, the frequency of stockholder advisory votes on the compensation of the Company’s NEOs.

PROPOSAL 4

Amendment of the 2018 Long-Term Incentive Plan. To approve an amendment to the Company’s 2018 Incentive Plan (the “2018 Plan”) to increase the number of shares available for issuance under the 2018 Plan.

PROPOSAL 5

Ratification of the Appointment of the Independent Registered Public Accounting Firm. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Other Business: To consider and act upon such other business and matters or proposals as may properly come before the Annual Meeting or any adjournments or postponements thereof. As of the date of this notice, our Board of Directors knows of no other matters that may be brought before stockholders at the Annual Meeting.

Your Vote is Important

We encourage all stockholders to vote your shares in advance of the Annual Meeting using one of the voting methods described in the proxy materials, which you can access at http://viewproxy.com/wsfs/2023. In order to attend the Annual Meeting, you must register at https://viewproxy.com/wsfs/2023/htype.asp by 11:59 P.M. ET on May 13, 2023. On the day of the Annual Meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmation. You will be able to listen to the Annual Meeting live, submit questions and vote. Further instructions on how to attend and vote at the Annual Meeting are contained in the section titled “Meeting and Other Information.”

Sincerely,

Rodger Levenson

Chairman, President and Chief Executive Officer

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to make sure that your shares are represented at the Annual Meeting.

WSFS Bank 2023 Proxy Statement	i

How to Cast Your Vote

Your shares cannot be counted unless you vote by any of these methods:

BY INTERNET Visit www.aalvote.com/WSFS.

BY TELEPHONE Call toll-free to 1 (866) 804-9616.

BY MAIL Complete, sign and date the proxy card and mail it in the enclosed postage-paid envelope. Proxy cards submitted by mail must be received by May 12, 2023.

Beneficial Owners

If your shares are held in “street name”, you should check with your bank, broker or other agent and follow the voting procedures required by your bank, broker or other agent to vote your shares.

Each stockholder who attends the Annual Meeting virtually will need the control number that appears on the materials sent to you.

Notice of Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission, except for stockholders who have requested otherwise, we have mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”).

The Notice of Internet Availability provides instructions either for accessing our proxy materials, including the Proxy Statement, the 2022 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2022, and the ESG Report (the “Proxy Materials”), at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by email.

If you would like to receive a paper or email copy of our proxy materials either for this Annual Meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice of Internet Availability we mailed to you.

Our Board of Directors provided the Notice of Internet Availability and is making the proxy materials available to you in connection with the Annual Meeting.

As a stockholder of record on the Record Date, you are invited to attend the Annual Meeting virtually and are entitled to, and requested to, vote on the proposals described in this Proxy Statement.

WSFS Bank 2023 Proxy Statement	ii

WSFS Bank 2023 Proxy Statement	iii

Forward-Looking Statements

This Proxy Statement contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to our predictions or expectations of future business or financial performance, as well as our goals and objectives for future operations, financial and business trends, business prospects and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond our control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties are discussed in detail in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022 (“Annual Report”) and in our subsequent periodic reports on Form 10-Q and current reports on Form 8-K, if any, filed with the Securities and Exchange Commission (the “SEC”). Forward-looking statements should be evaluated together with the many uncertainties that may affect our business, particularly those mentioned in our Annual Report and in our subsequent periodic reports on Form 10-Q and current reports on Form 8-K, if any, filed with the SEC.

We caution readers not to place undue reliance on such forward- looking statements, which speak only as of the date they are made. We disclaim any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us for any reason, except as specifically required by law.

WSFS Bank 2023 Proxy Statement	iv

Proxy Statement Summary

We are providing this Proxy Statement (“Proxy Statement”) to stockholders in connection with the solicitation by the Board of Directors of WSFS Financial Corporation, a Delaware corporation (our “Board of Directors”), of proxies to be voted at the Annual Meeting to be held virtually on May 16, 2023 at 4:00 p.m. ET, and at any adjournment thereof, for the purposes set forth in the accompanying notice. The proxy materials are first being made available to stockholders on or about March 28, 2023.

Our Annual Meeting will be held in a virtual meeting format which you can only access by registering at https://viewproxy.com/wsfs/2023/htype.asp.

On the day of the Annual Meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations.

Please refer to our “Notice of 2023 Annual Meeting of Stockholders” and the “Meeting and Other Information” section of this Proxy Statement for more information about how to participate in the virtual meeting. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email Virtualmeeting@viewproxy.com or call 866-612-8937.

This proxy summary provides an overview of the items contained in this Proxy Statement. We encourage you to read the entire Proxy Statement for additional information prior to voting your shares.

Proposals and Voting Recommendations

Our stockholders are being asked to vote on the following proposals.

	Proposals	Vote Required	Board Recommendation	Page
1	Election of Directors	A plurality of the votes cast	FOR	11
2	Advisory vote on Executive Compensation	A majority of the shares present in person by participation at the Annual Meeting or represented by proxy and entitled to vote	FOR	30
3	Frequency of Advisory vote on Executive Compensation	A majority of the shares present in person by participation at the Annual Meeting or represented by proxy and entitled to vote	ONE YEAR	55
4	Amendment of the 2018 Long-Term Incentive Plan	A majority of the shares present in person by participation at the Annual Meeting or represented by proxy and entitled to vote	FOR	57
5	Ratification of the Appointment of the Independent Registered Public Accounting Firm	A majority of the shares present in person by participation at the Annual Meeting or represented by proxy and entitled to vote	FOR	62

WSFS Bank 2023 Proxy Statement	1

2022 Business Performance Highlights1

$3.49	1.09%	1.70%	$222.4M	16.88%

EPS (diluted)	ROA	PPNR %(1)	Net Income(2)	ROTCE(1)

In 2022, WSFS delivered on a strategically important year that included our successful combination with Bryn Mawr Bank Corporation (“Bryn Mawr”). We benefitted from our asset-sensitive balance sheet in a rising interest rate environment and demonstrated fee revenue strength and resiliency from our diversified business model. We recorded net income of $222.4 million for the year supported by an increase in the balance sheet size from the combination with Bryn Mawr, strong net interest margin expansion, and solid fee revenue growth while maintaining cost discipline. Full-year net interest margin increased 48 bps to 3.71% compared to 2021, primarily driven by our purposefully asset-sensitive balance sheet, loan growth, and competitive deposit betas. Fee revenue as a percent of total revenue for the year was a robust 28.1% and represents the strength of our diversified lines of businesses and products. Some of our notable items from 2022 include the following:

•	The Bryn Mawr merger was completed on January 1, 2022, with the Bank and systems integration completed in the first quarter of 2022. We achieved the anticipated first-year cost synergies and successfully reduced 36 branches from the combined footprint and remain on target to close the four remaining branches identified from our network optimization efforts in 2023. We recorded $65.2 million of corporate development and restructuring expenses in 2022 in relation to our combination and remain focused on the organic growth opportunity that we believe our newly combined company can achieve.

•	WSFS returned $229.9 million of capital to stockholders, representing over 103% of reported earnings to stockholders, while maintaining strong and prudent capital ratios.

WSFS Corporation

Net Interest Income: Increased $229.2 million, or 53%, in 2022 to $662.9 million primarily due to an increase from the balance sheet size and mix from the combination with Bryn Mawr and the benefits of our asset-sensitive balance sheet.

Fee Revenue: Increased $74.7 million, or 40%, in 2022 to $260.1 million primarily due to increased Wealth Management revenue that is partly attributable to the combination with Bryn Mawr, higher Cash Connect fees, increased other banking fees and expanded capital markets revenue, partially offset by a decline in our mortgage banking business.

Noninterest Expense: Increased $195.8 million, or 52%, to $574.3 million, primarily due to higher costs associated with the Bryn Mawr merger and investment in our franchise growth. There were also higher variable operating costs, including from Cash Connect that are partially offset in fees. Our full-year efficiency ratio of 62.1% reflects Bryn Mawr related costs, our high-touch Customer and Client service business model and our fee-based businesses.

Loans and Leases (net of allowance): Increased $3.9 billion, or 49%, to $11.8 billion, primarily due to the combination with Bryn Mawr, with higher growth in Commercial Mortgages, Commercial and Industrial, and in Consumer driven by our Upstart and Spring EQ partnerships. We ended the year with a 73% loan-to-deposit ratio which provides for opportunities to fund new loan growth and to remain competitive on deposit betas.

Customer Deposits: Increased $2.9 billion, or 22%, to $16.1 billion, driven by our combination with Bryn Mawr. Partially offsetting the growth from Bryn Mawr, we believe Customers utilized the built-up excess liquidity from the past two years driven by inflationary pressures, incremental spend and investment opportunities.

Credit Quality: Our credit quality improved throughout 2022 with our problem assets to total Tier 1 capital plus ACL declining 194 bps to 21.44% by the end of the year. Our ACL coverage remained strong at 1.17% or 1.41% including our estimated remaining credit marks on the acquired loan portfolio.

Capital Management: As exhibited by our Common Equity Tier 1 capital ratio of 12.22%, we remain substantially in excess of the “well-capitalized” regulatory benchmarks. Our total stockholder’s equity increased 14% to $2.2 billion which reflects our strong earnings partially offset by Bryn Mawr merger-related costs. WSFS returned over 103% of reported earnings to stockholders which included $35.7 million as dividends and $194.2 million as share repurchases.

WSFS Bank 2023 Proxy Statement	2

Cash Connect® Segment

Total Revenue: Increased $13.5 million, or 30%, to $58.7 million, driven by the rising interest rate environment and higher managed services volume.

Pre-tax Income: Decreased $2.9M, or 28%, to $7.3 million in 2022. This primarily reflects the higher operating costs associated with the rising interest rate environment partially offset by revenue growth in our smart safe and ATM managed services and improvements in operational efficiency.

Cash Managed: $1.7 billion, with growth of 2% in the year.

Units: Smart safes increased 19% and units utilizing reconciliation services increased 5% in the year.

Wealth Management Segment

Total Revenue: Increased $96.9 million, or 113%, to $182.5 million, excluding BMTIA(3), primarily attributable to our combination with Bryn Mawr Trust Company (“Bryn Mawr Trust”), growth in our institutional trust activity, and Assets Under Management (“AUM”) growth from equity market performance. In addition, WSFS Institutional Services® ended 2022 as the securitization industry’s fifth most active trustee for U.S. ABS and MBS according to Asset-Backed Alert’s ABS Database(4).

Pre-tax Income: Increased $28.9 million, or 54%, to $82.5 million in 2022, primarily attributable to the combination with Bryn Mawr Trust and growth in our institutional trust activity.

AUM and AUA(5): Increased $29.9 billion, or 87%, to $64.5 billion, primarily driven by the combination with Bryn Mawr Trust. The increase in management fees related to our higher AUM can be seen in our total revenue increase above.

Trust Revenue: Increased $25.5 million, or 66%, to $64.43 million in 2022.

(1)	Pre-provision net revenue as a percentage of assets (“PPNR %”) and return on tangible common equity (“ROTCE”) are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their comparable Generally Accepted Accounting Principles (“GAAP”) measures, see “Appendix A — non-GAAP Reconciliations.”

(2)	Net income attributable to WSFS.

(3)	Bryn Mawr Trust Insurance Advisors, which was sold on June 30, 2022.

(4)	Asset-backed securities (“ABS”) and mortgage-backed securities (“MBS”).

(5)	Assets under management (“AUM”) and assets under administration (“AUA”). AUM includes advisory businesses (Bryn Mawr Capital Management, and WSFS Wealth® Investments, BMT of Delaware and BMT Advisory).

WSFS Bank 2023 Proxy Statement	3

WSFS Bank 2023 Proxy Statement	4

Board Composition

Our Board of Directors consists of 13 members and is divided into three “classes,” with each class serving for a term of three years. The leadership of our Board of Directors is comprised of: (i) our Chairman of our Board of Directors (“Chairman”) (who also serves as our President and Chief Executive Officer (“CEO”)), (ii) our Lead Independent Director and (iii) our committee chairs. Following the Annual Meeting, our Board of Directors will consist of 12 members, as Francis J. Leto will not seek reelection to our Board of Directors. A summary of our directors is listed below:

Director	Age(1)	Current Term	Independence	Tenure on Board (years)	Principal Occupation
Anat Bird	71	2024	✓	13	President and Chief Executive Officer of SCB Forums, LTD, a Division of The Risk Management Association (“RMA”)
Karen Dougherty Buchholz	56	2025	✓	4	Executive Vice President of Administration for Comcast Corporation
Francis B. Brake	59	2025	✓	9	President and Co-Founder of Epic Research, LLC
Diego F. Calderin	61	2025	✓	1	Retired co-founder and Managing Partner of Banbury Systems
Jennifer W. Davis	52	2024	✓	14	Executive Vice President and Chief Operating Officer at the University of Virginia
Michael J. Donahue	64	2024	✓	4	Principal, Donahue Consulting, Inc.
Eleuthère I. du Pont	56	2023	✓	10	President of the Longwood Foundation
Nancy J. Foster	61	2023	✓	3	President and Chief Executive Officer of RMA
Christopher T. Gheysens	51	2025	✓	6	President & Chief Executive Officer of Wawa, Inc.
Francis J. Leto(2)	63	2023	—	1	Former Chief Executive Officer of Bryn Mawr
Rodger Levenson	62	2025	—	4	Chairman, President and Chief Executive Officer of WSFS
Lynn B. McKee	67	2024	✓	1	Retired Executive Vice President, Human Resources for Aramark
David G. Turner	58	2023	✓	10	Managing Partner, Financial Services for all Consulting in North America for IBM

(1)	As of the Record Date.
(2)	Mr. Leto will not seek reelection to our Board of Directors.

In considering nominees, our Board of Directors and the Corporate Governance and Nominating Committee believe our Board of Directors should reflect a wide range of leadership accomplishments, skills, knowledge and experience, among the other factors described in the “Corporate Governance” section. On an annual basis we actively evaluate the efficacy of the entire Board of Directors and individual members. We also believe it is important to have a strong Board of Directors comprised of a majority of independent directors that is accountable to our stockholders. We aim for a rough balancing of shorter-tenured members (approximately less than 6 years), medium-tenured members (between approximately 6 and 12 years), and longer-tenured members (approximately more than 12 years). Our Board of Directors takes a broad and thoughtful view of diversity, believing that it must understand the diversity of the Associates, Customers and communities that WSFS serves and that our Board of Directors itself should reflect that diversity. The following charts show the composition of our Board of Directors following the Annual Meeting:

WSFS Bank 2023 Proxy Statement	5

Skills, Knowledge, and Experience
Represented on our Board of Directors

Banking / Financial Services Industry Experience in the banking and financial services industry enables our directors to have insights in the competitive landscape and unique needs of our Company. Executive Leadership and Talent Previous leadership roles help our directors find those who will excel while serving in leadership positions within the Company and enables our directors to promote and grow our culture and support our senior leadership with talent management, including attracting, developing and retaining high quality individuals. Financing Accounting Financial and accounting acumen allow our Board of Directors to analyze our financial statements and our financial reporting practices. Regulatory / Risk Management Experience with regulators and risk management assists our directors in understanding both the risks and the opportunities we face in a heavily regulated industry. Technology Banking evolves every year and our technology has to evolve with it. Technological literacy facilitates the growth and evolution of our Company. Local Market We are proud of our legacy as the oldest and largest locally-managed bank and trust company headquartered in the Greater Philadelphia and Delaware region. Our directors share our community roots. National / Global We strive to combine a strong local presence in our core geographic markets with national capabilities and global reach. Our Board of Directors members understand the national and international markets. Mergers and Acquisitions Our growth strategy includes both organic and acquisition growth and improving our overall customer experience through innovation and leveraging new technologies. Our directors know how to navigate the acquisition landscape.

Committees and Leadership

The following chart shows the current committees and subcommittees of our Board of Directors, the committee membership and the number of meetings each committee held in 2022.

WSFS Financial Corporation Board of Directors(4) Chairman: Rodger Levenson(2) Lead Independent Director: Jennifer W. Davis
	Audit Committee and Wealth Management Fiduciary Audit Committee	Corporate Governance and Nominating Committee	Executive and Risk Committee	Personnel and Compensation Committee	Corporate Development Committee	Delivery Transformation Subcommittee(1)
Chair	David G. Turner	Jennifer W. Davis	Rodger Levenson	Francis B. Brake	Rodger Levenson	Francis B. Brake
Vice Chair	Michael J. Donahue	Karen Dougherty Buchholz	Nancy J. Foster	Christopher T. Gheysens	Anat Bird	Rodger Levenson
Members	Anat Bird Jennifer W. Davis Eleuthère I. du Pont Nancy J. Foster Christopher T. Gheysens	Francis B. Brake Eleuthère I. du Pont David G. Turner	Jennifer W. Davis Michael J. Donahue Christopher T. Gheysens Frank J. Leto(3)	Karen Dougherty Buchholz Eleuthère I. du Pont Lynn B. McKee David G. Turner	Francis B. Brake Karen Dougherty Buchholz Michael J. Donahue Christopher T. Gheysens	Anat Bird Diego F. Calderin Christopher T. Gheysens David G. Turner
Meetings	17	4	28	5	4	6

(1)	Delivery Transformation Subcommittee is a subcommittee of the Corporate Development Committee.
(2)	During 2022, Mr. Levenson routinely attended Audit, Corporate Governance and Nominating and Personnel and Compensation Committee meetings at the discretion and invitation of the committee chairs for the purpose of providing his institutional knowledge and insight. He did not attend executive sessions or discussions that were related to him and does not have voting rights on such committees.
(3)	Mr. Leto will not seek reelection to our Board of Directors.
(4)	The table reflects the Committees of the Board of Directors of WSFS Financial Corporation; Wealth Management Fiduciary Committee is a Committee of WSFS Bank, FSB Board of Directors and therefore is not reflected in the above table.

WSFS Bank 2023 Proxy Statement	6

Corporate Governance Practices

Our corporate governance practices are designed to ensure safe and sound management of WSFS:

Lead Independent Director Our Board of Directors recognizes the need for strong independent perspectives. When the Chairman and CEO roles are combined, our Board of Directors requires the appointment of a Lead Independent Director by a majority of independent directors. Succession Our Board of Directors and CEO actively participate in the succession planning process so that we continue to build a diverse Board of Directors and executive team with expertise and talents that will continue to contribute to our success. Diversity Our Board of Directors believes that it must understand the diversity of the Associates, Customers and Communities that WSFS serves and that our Board of Directors itself should reflect that diversity. Continual Refreshment We aim for a rough balancing of shorter-tenured members (approximately less than 6 years), medium-tenured members (between approximately 6 and 12 years), and longer-tenured members (approximately more than 12 years). Independent Directors’ Executive Sessions At least twice per year, independent directors have regularly scheduled meetings at which only independent directors are present. All independent directors are also able to request additional independent directors’ sessions at meetings. Annual Board Assessment Our Board of Directors conducts an annual board self- evaluation process and every third year, engages a third-party consultant to conduct the evaluation. Director Resignation Policy in Uncontested Elections In an uncontested election, it is our policy that nominees who receive a number of votes in favor of their election which is less than a majority of total votes cast should promptly offer to resign from the Board of Directors.

WSFS Bank 2023 Proxy Statement	7

Environmental, Social and Governance Matters

At WSFS, “We Stand for Service” is our mission and brand, and our daily call to action that is combined with our strong complement of products and services to meet the needs of our diverse communities. Our Board of Directors is responsible for oversight of material risks to our operations, including those that are environmental and social in nature, as well as oversight of Environmental, Social, and Governance (“ESG”) efforts generally.

For a detailed description of the Company’s ESG Report, go to the website www.wsfsbank.com (select “About”, then select “Investor Relations”, then select “Governance” and then select “ESG”). The ESG Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Environmental

We are committed to balancing the evolving needs of our Customers, including access to physical banking locations, with the need to minimize our adverse impact on the environment. We are focused in particular on our physical footprint by seeking opportunities to optimize our branch network and providing hundreds of ATMs that provide Customers access to bank services without the need for full banking offices. We continue to invest in our digital capabilities and provide best-in-class solutions, consistent with our brand, for our customers, and Associates. All of these efforts are aimed to further reduce our adverse environmental impact.

Social

We encourage Associates to volunteer with nonprofits of their choice, and we stand behind that encouragement by offering each Associate four hours per month of compensated work time for participation in volunteer activities. In 2022, Associate volunteers logged 17,643 hours including providing Financial Literacy lessons and serving with community organizations across our footprint. We made more than $2.9 million in grants and contributions to 580 charitable organizations in our communities. We also serve and invest in low-to-moderate income communities by partnering with nonprofits that work to, among other things, increase responsible home ownership, extending mortgage loans to borrowers in those communities and making direct contributions and investments in those communities.

Governance

We are dedicated to operating in accordance with sound governance practices and principles, as described above in “Corporate Governance Practices.” In addition, our commitment to diversity, equity and inclusion starts with our Board of Directors, where 58% of our directors are women or minorities. In 2022, we were recognized by the Forum of Executive Women as a Champion of Board Diversity for our commitment to diversity, equity and inclusion in the boardroom.

WSFS Bank 2023 Proxy Statement	8

Executive Compensation Practices

The following fundamental principles underlie our executive compensation philosophy and design:

We strive to be competitive in base pay, taking into consideration salaries of similar positions at comparable financial institutions in our compensation peer group (“CPG”), allowing for exceptions in particular circumstances. We structure our incentive compensation system to provide rewards for performance that reflect our strategic plan and balance executives’ focus on both annual goals and our long-term success, without creating undue risk. Our total compensation for expected performance levels is targeted at levels similar to those at comparable financial institutions in our peer group. For top performance, we provide total compensation reflecting that superior performance.

We have designed our executive compensation practices to support good governance and mitigate excessive risk-taking:

Stock Ownership Guidelines Our guidelines require significant stock ownership for our Executive Leadership Team and our Board of Directors. Say on Pay We conduct annual Say-on-Pay votes. The 2022 Say-on-Pay vote was approved by 98.5% of the shares present in person by participation or represented by proxy at the 2022 Annual Meeting of Stockholders and entitled to vote on the proposal. This year, we are seeking advisory stockholder approval of frequency of the Say-on-Pay advisory votes on executive compensation. Balanced Compensation We balance executives’ short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results. Double Trigger Change-in-Control Our compensation program imposes a double-trigger for equity incentive awards which do not vest solely upon a change-in-control, but also require a qualifying termination of employment following a change-in-control. Independent Compensation Consultant We engage an independent compensation consultant who acts as independent advisor to the Personnel and Compensation Committee on executive leadership and Board of Directors compensation matters, and other compensation matters under the purview of the Personnel and Compensation Committee, including the development of a broad-based plan not applicable to executive officers or directors. Clawback Policy We have a policy permitting us to recoup certain incentive compensation in the event of fraud or other misconduct or financial restatements. Performance-based Compensation We make a significant portion of executives’ compensation performance- based and focused on stockholder value. No Single-Trigger Golden Parachutes or Multi-Year Guaranteed Bonuses We do not enter into employment contracts with executives containing single-trigger golden parachutes or multi-year guaranteed bonuses. No Gross-up Payments We do not provide gross-up payments to cover personal income or excise taxes that pertain to executive or severance benefits. No Hedging or Pledging We do not permit hedging, collars, short sales or other derivative transactions or pledging transactions involving our common stock by our executives.

WSFS Bank 2023 Proxy Statement	9

Executive Leadership Team

The daily operations of our Company are supervised by the following members of our Executive Leadership Team:

Name	Age	Position	Year Assumed Current Position	Year Hired by WSFS
Rodger Levenson	62	Chairman, President and CEO	2020(1)	2006
Arthur J. Bacci	63	EVP and Chief Wealth Officer	2018	2018
Lisa Brubaker	59	EVP and Chief Information Officer	2020	1987
Dominic C. Canuso	48	EVP and Chief Financial Officer	2016	2016
Steve Clark	65	EVP and Chief Commercial Banking Officer	2016	2002
Michael L. Conklin	54	EVP and Chief Human Resources Officer	2020	2020
Christine E. Davis	45	EVP and Chief Risk Officer	2022	1999
Shari Kruzinski	53	EVP and Chief Consumer Banking Officer	2023	1989
Patrick J. Ward	67	EVP and Pennsylvania Market President of the Bank	2016	2016

(1)	Mr. Levenson assumed the roles of President & CEO effective January 1, 2019, and Chairman of the Board of Directors effective January 1, 2020.

WSFS Bank 2023 Proxy Statement	10

Proposal 1: Election of Directors

CORPORATE GOVERNANCE

At WSFS, We Stand for Service is our mission and our daily call to action. Our Board of Directors has nominated the following nominees to be members of our Board of Directors for their strong character and business acumen and because we believe they embody the values at the core of our culture: service, truth, and respect, and have the ability to help the Company grow and improve:

For a three-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2026:

•	Mr. Eleuthère I. du Pont
•	Ms. Nancy J. Foster
•	Mr. David G. Turner

ABOUT OUR BOARD OF DIRECTORS AND THE COMPANY

Our Board of Directors consists of 13 members and is divided into three “classes,” with each class serving for a term of three years. Four directors have terms that expire at the 2023 Annual Meeting. Mr. Frank J. Leto will not be standing for reelection; as a result, following the Annual Meeting, our Board of Directors will consist of 12 members. Each of the nominees are current directors of WSFS and have been recommended by the Corporate Governance and Nominating Committee. We provide more information about our directors and director nominees on the following pages. Currently, all directors of WSFS also serve as directors of the Bank.

ABOUT YOUR VOTE

•	The election of each nominee requires the affirmative vote of a plurality of the votes cast, meaning that the nominees who receive the greatest number of votes are elected.
•	We permit cumulative voting for the election of directors, meaning that if, for example, there are three seats up for election in a given class, if you own 100 shares, you have 300 votes to distribute among the nominees as you see fit. You can distribute them equally and cast 100 votes for each nominee or you may give more votes to certain nominees, even giving all 300 votes to a single nominee if you wish. Refer to the section titled “Meeting and Other Information” for more information about how to exercise cumulative voting rights.
•	Executed proxies received from holders of common stock of WSFS will be voted for the election of such nominees unless marked to the contrary.
•	If any nominee becomes unable to serve, which is not anticipated, the proxy will be voted for a substitute nominee to be designated by our Board of Directors or the number of directors will be reduced.
•	Abstentions and broker non-votes are treated as present for quorum purposes only and will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore, will have no effect on the election of directors.
•	The proxies cannot be voted for a greater number of persons than the number of nominees named.

The Board of Directors recommends a vote FOR each of the nominees listed on the following pages.

WSFS Bank 2023 Proxy Statement	11

Biographies of Director Nominees

Eleuthère I. du Pont Age: 56 Director since: 2013

Committees: Corporate Governance & Nominating Committee Personnel & Compensation Committee Audit Committee Wealth Management Fiduciary Audit Committee Wealth Management Fiduciary Committee

Eleuthère I. du Pont, 56, has been a director of WSFS Financial Corporation since 2013. His current term expires at the 2023 Annual Meeting of Stockholders. He served as our Lead Independent Director from 2016 to 2021. Mr. du Pont brings significant expertise in corporate governance, accounting, finance, operations, retail, information technology and investment management to our Board of Directors.

Experience:

•  President of the Longwood Foundation, a private foundation principally supporting charitable organizations (2008 to present)

•  Senior Vice President, Operations and Chief Financial Officer of drugstore.com (2007 to 2008)

Board Service and Memberships:

•  Director of E.I. du Pont de Nemours and Company (serving as an ex-officio member of the Board during the merger of equals with Dow Chemical Company)

Education:

•  Bachelor of Science degree in Mechanical Engineering from Stanford University

•  Master’s degree in Business Administration from Stanford University

Nancy J. Foster Age: 61 Director since: 2020

Committees: Audit Committee Wealth Management Fiduciary Audit Committee Executive and Risk Committee

Nancy J. Foster, 61, has been a director of WSFS Financial Corporation since November 2020. Her current term expires at the 2023 Annual Meeting of Stockholders. Ms. Foster brings an extensive knowledge of commercial banking, risk management, commercial lending and business transformation.

Experience:

•  President and Chief Executive Officer of The Risk Management Association (“RMA”), where she works with the board, chapters, regulators and institutional members to advance sound risk management practices among financial institutions (December 2017 to present)

•  Executive Vice President, Chief Risk Officer and Head of Personal Financial Services at Park Sterling Bank (November 2010 to November 2017)

•  Chief Risk Officer of CIT Group, Inc. (2007 to 2010)

•  Group Senior Vice President and several roles in middle market lending and credit risk management at LaSalle Bank Corporation (1983 to 2006)

Education:

•  Bachelor’s degrees in Finance and Economics from Illinois State University

•  Master’s degree in Business Administration in Finance and Strategy from the University of Chicago Booth School of Business

WSFS Bank 2023 Proxy Statement	12

David G. Turner Age: 58 Director since: 2013

Committees: Corporate Governance & Nominating Committee Personnel & Compensation Committee Audit Committee Wealth Management Fiduciary Audit Committee Delivery Transformation Subcommittee

David G. Turner, 58, has been a director of WSFS Financial Corporation since 2013. His current term expires at the 2023 Annual Meeting of Stockholders. Mr. Turner brings significant expertise in banking and financial markets with experience in the areas of P& L management, product development, marketing, sales, analytics, technology, channels and customer experience.

Experience:

•  Managing Partner for Financial Services for all Consulting in North America for IBM (June 2019 to present)

•  Vice President & Partner, Service Line Leader for North America Global Business Services for IBM (August 2010 to June 2019)

•  Former Global Industry Leader, Financial Services Big Data, Analytics and Cognitive Industry Platforms in the Global Services Division for IBM (August 2010 to May 2013)

•  Founder of Sovereign Partners Consulting, LLC working with key major banking clients worldwide focusing on strategy and IT consulting (2009 to 2010)

•  Served in various capacities with MBNA and its successor, Bank of America as Senior Executive Vice President, Group Executive tasked with creating MBNA’s Research and Development Department, and Chief Data Officer (2003 to 2009)

Board Service and Memberships:

•  Distinguished Industry Leader - Banking/Financial Markets - IBM’s Industry Academy

•  Former Chairman of the Board of Trustees of Delaware State University

•  Former Director of the US Chamber of Commerce

•  Adjunct Professor at the University of Delaware

Education:

•  Bachelor of Science in Computer Science/Mathematics from Delaware State University

•  Master of Sciences in MIS from Fairleigh Dickenson University

•  Dartmouth-Amos Tuck Executive MBA Education Program

WSFS Bank 2023 Proxy Statement	13

Other Continuing Directors

Rodger Levenson Age: 62 Director since: 2019

Committees: Executive and Risk Committee Corporate Development Committee Delivery Transformation Subcommittee

Rodger Levenson, 62, has been Chairman of our Board of Directors since January 1, 2020. His term expires at the 2025 Annual Meeting of Stockholders. Mr. Levenson brings extensive banking, finance, lending, risk management, regulatory, mergers and acquisitions, governance, executive management, and local market expertise to our Board of Directors.

Experience:

•  President and Chief Executive Officer of WSFS (January 2019 to present)

•  Executive Vice President and Chief Operating Officer of WSFS (July 2017 to December 2018)

•    Executive Vice President and Chief Corporate Development Officer of WSFS (June 2016 to July 2017)

•  Interim Executive Vice President and Chief Financial Officer of WSFS (April 2015 to June 2016)

•  Executive Vice President and Chief Commercial Banking Officer of WSFS (2006 to April 2015)

•  Senior Vice President and Manager at Citizens Bank (2003 to 2006)

Board Service and Memberships:

•  Board of Directors of The Chamber of Commerce for Greater Philadelphia

•  Board of Directors of Delaware State Chamber of Commerce

•  Member of the Delaware Business Roundtable

•  Member of the Children’s Hospital of Philadelphia Corporate Council

•  Member of the Executive Committee of the Satell Institute for Corporate Social Responsibility

•  Executive Board Member of The Wilmington Alliance

•  Former chairman and director of the Delaware Bankers Association

•  Former director for the United Way of Delaware

Education:

•  Bachelor of Business Administration in Finance from Temple University

•  Master of Business Administration from Drexel University

•  Leadership courses at the Wharton School of Business, Center for Creative Leadership, and Harvard University School of Business

Jennifer W. Davis Age: 52 Director since: 2009

Committees: Corporate Governance & Nominating Committee Audit Committee Wealth Management Fiduciary Audit Committee Executive and Risk Committee

Jennifer W. Davis, 52, has been a director of WSFS Financial Corporation since 2009 and has served as our Lead Independent Director since 2021. Her current term expires at the 2024 Annual Meeting of Stockholders. Ms. Davis brings knowledge of human resources, technology, finance, risk management and executive leadership expertise to our Board of Directors from both a local and national perspective.

Experience:

•  Executive Vice President and Chief Operating Officer at the University of Virginia (2018 to present) overseeing the areas of finance, human resources, accounting, treasury, facilities, audit, compliance, enterprise risk management, technology, public safety, and auxiliary services

•  Senior Vice President and Chief Financial Officer at George Mason University (2013 to 2018)

•  Vice President for Finance and Administration of the University of Delaware (2008 to 2013)

•  Cabinet Secretary-Director of the Office of Management and Budget for the State of Delaware (2005 to 2008)

•  Budget Director, Deputy Secretary of Education and Associate Secretary of Education for policy and administrative services for the State of Delaware (2002 to 2005)

Education:

•  Bachelor’s degree in Political Science and Master’s degree in Policy Analysis from Pennsylvania State University

WSFS Bank 2023 Proxy Statement	14

Anat Bird Age: 71 Director since: 2010

Committees: Corporate Development Committee Audit Committee Wealth Management Fiduciary Audit Committee Delivery Transformation Subcommittee Wealth Management Fiduciary Committee

Anat Bird, 71, has been a director of WSFS Financial Corporation since 2010. Her current term expires at the 2024 Annual Meeting of Stockholders. Ms. Bird brings a broad range of banking experience as well as strategic planning, mergers and acquisitions, regulatory, risk, financial, and executive management experience from a national and global perspective to our Board of Directors.

Experience:

•  President and Chief Executive Officer of SCB Forums, LTD, a Division of The Risk Management Association (“RMA”) (1994 to present)

•  President and CEO of California Community Bancshares (March 2001 to November 2001)

•  Executive Vice President of Wells Fargo Bank (1997 to 2001)

•  Senior Executive Vice President, Chief Operating Officer of Norwest Bank (1997 to 2001)

•  Group Head and Executive Vice President of Norwest Bank (1995-1997)

Board Service and Memberships:

•  Board of Directors for MidFirst Bank in Oklahoma City, Oklahoma (2003 to present)

•  Former member of the Boards of Sterling Bank (2002 to 2011), Sun Bancorp, Inc. (2008 to 2009), First Indiana Bank (2002 to 2007) and AmTrust Bank (2008 to 2009)

Education:

•  Bachelor of Arts in International Relations and master’s degree in International Relations and Psychology from Hebrew University in Jerusalem

•  MBA in Finance from American University

•  Diploma in Corporate Strategic Planning from the Wharton School of Business

Francis B. Brake Age: 59 Director since: 2014

Committees: Corporate Governance & Nominating Committee Personnel & Compensation Committee Corporate Development Committee Delivery Transformation Subcommittee

Francis B. Brake, 59, has been a director of WSFS Financial Corporation since 2014. His current term expires at the 2025 Annual Meeting of Stockholders. Mr. Brake brings expertise in marketing, entrepreneurship, innovation, product development, business partnerships, financial services, and executive leadership to our Board of Directors.

Experience:

•   President and Co-Founder of Epic Research, LLC (2007 to present)

•   Managing Director and Chief Marketing Officer for Juniper Bank/ Barclaycard US (2000 to 2007)

•   Various positions including Executive Vice President, Marketing at First USA Bank (1994 to 2000)

Board Service and Memberships:

•   Board of Directors of Smarter Agent, LLC

•   Chairperson of the Board of Directors of The Chester Fund for Education and the Arts

•   Former director of Barclays Bank Delaware

Education:

•   Bachelor of Arts in Government from The College of William and Mary

•   Master of Business Administration from The Darden Graduate School of Business, University of Virginia

WSFS Bank 2023 Proxy Statement	15

Karen Dougherty Buchholz Age: 56 Director since: 2019

Committees: Corporate Governance & Nominating Committee Personnel & Compensation Committee Corporate Development Committee Wealth Management Fiduciary Committee

Karen Dougherty Buchholz, 56, has been a director of WSFS Financial Corporation since March 2019. Her current term expires at the 2025 Annual Meeting of Stockholders. Ms. Buchholz provides our Board of Directors with extensive public company oversight and leadership experience, knowledge of local and national markets, technology expertise and experience outside the financial services industry.

Experience:

•   Executive Vice President of Administration of Comcast Corporation (May 2020 to present)

•   Chief Diversity Officer of Comcast Corporation (December 2019 to October 2020)

•   Senior Vice President of Administration of Comcast Corporation (March 2014 to May 2020)

•   Trustee of Beneficial Bank (2009 to 2014)

Board Service and Memberships:

•   Board of Directors of FS Credit Real Estate Income Trust

•   Board of Trustees of Drexel University

•   Global Board of Directors of Women in Cable Telecommunications

•   Chair of the Board of Directors of the Philadelphia Convention and Visitors Bureau

•   Former director of Beneficial Bancorp. Inc. (“Beneficial”)

•   Former member of Board of Directors of the Museum of the American Revolution

Education:

•   Bachelor’s degree from Dickinson College

•      Master’s degree in Organizational Dynamics from the University of Pennsylvania

Diego F. Calderin Age: 61 Director since: 2022

Committees: Delivery Transformation Subcommittee Wealth Management Fiduciary Committee

Diego F. Calderin, 61, has been a director of WSFS Financial Corporation since 2022. His current term expires at the 2025 Annual Meeting of Stockholders. Mr. Calderin’s significant experience in the technology, wealth management and financial services industries brings to our Board of Directors critical skills in these key areas affecting our business.

Experience:

•  Advisor to Precode Labs, a Silicon Valley technology foundry

•  Co-founder and Managing Partner of Banbury Systems (a data acquisition platform company which provides inventory tracking using highly advanced RFID readers with GPS and cellular transmission) (January 2016 to December 2020)

•  Co-founder and President of Anexinet (an award-winning Digital Systems Integration company) (January 2000 to December 2014)

Board Service and Memberships:

•  Director for Zip Code Wilmington

•  Former director of Bryn Mawr and Bryn Mawr Trust

•  Former member of Board of Trustees for LaSalle University

•  Former member of Board of Trustees of Haverford Trust Company

•  Former Board Chairman of Community Volunteers in Medicine

Education:

•  Bachelor of Arts in Computer Sciences from LaSalle University

•  Master’s degree in Engineering from Pennsylvania State University

WSFS Bank 2023 Proxy Statement	16

Michael J. Donahue Age: 64 Director since: 2019

Committees: Corporate Development Committee Audit Committee Wealth Management Fiduciary Audit Committee Executive and Risk Committee Wealth Management Fiduciary Committee

Michael J. Donahue, 64, has been a director of WSFS Financial Corporation since March 2019. His current term expires at the 2024 Annual Meeting of Stockholders. Having served on the board of directors for a total of 20 public and private corporations. Mr. Donahue provides our Board of Directors with significant risk management and public company oversight experience, technology strategy and information systems experience, and experience in mergers and acquisitions at a local and national level.

Experience:

•  Donahue Consulting, Inc. (2015 to present)

•  Advisor to NewSpring Capital (2015 to present)

•  Trustee and then director of Beneficial Bancorp Inc. (2015 to 2019)

•  Group Executive Vice President and Chief Operating Officer of KPMG Consulting, Inc. following its spin-off led by Mr. Donahue (February 2000 to February 2005)

•  Managing Partner, Consulting of KPMG Consulting, Inc. (1991 to 2000)

Board Service and Memberships:

•  Member of the Provost’s Board of Villanova University and endowed the Donahue Family Analytics Program at the Villanova School of Business.

•  Independent director of Symphonic (2022-present)

•  Independent director of Gluware (February 2021-present)

•  Independent director of SiteSpect (2015-present)

•  Former independent director of Mobiquity (2014-2020)

•  Former member of the Board of Directors of KPMG LLP (US), KPMG Consulting KK (Japan) and Chairman of the Supervisory Board of KPMG Consulting AG (Germany, Austria and Switzerland)

Education:

•  Bachelor’s degrees in Economics and History from the University of Pennsylvania

•  International Management Program at the Wharton School of Business

Christopher T. Gheysens Age: 51 Director since: 2017

Committees:

Corporate Development Committee
Audit Committee

Wealth Management Fiduciary Audit Committee
Executive and Risk Committee
Personnel & Compensation Committee
Delivery Transformation Subcommittee

Christopher T. Gheysens, 51, has been a director of WSFS Financial Corporation since 2017. His current term expires at the 2025 Annual Meeting of Stockholders. Mr. Gheysens brings finance, auditing, strategic planning, retail operations, local and national market, and executive leadership expertise to our Board of Directors from his experience with Wawa, Inc. a chain of more than 920 convenience stores and background as an accountant.

Experience:

•  President  & Chief Executive Officer of Wawa, Inc. (2013 to present)

•  Chief Financial and Administrative Officer of Wawa, Inc. (January 2007 to December 2012)

Board Service and Memberships:

•  Trustee on Villanova University’s Board of Trustees and former chairperson of the Dean’s Advisory Council for the Villanova School of Business

•  Children’s Hospital of Philadelphia Board of Overseers

•  Chairman of the Children’s Hospital of Philadelphia’s Board of Trustees

•  Former director of the National Association of Convenience Stores (“NACS”)

•  Former member of the Economic and Community Advisory Committee for the Federal Reserve Bank of Philadelphia

Education:

•  Bachelor of Science in Accountancy from Villanova University School of Business

•  Master of Business Administration from Saint Joseph’s University

•   Former Certified Public Accountant in New Jersey

WSFS Bank 2023 Proxy Statement	17

Lynn B. McKee Age: 67 Director since: 2022

Committees: Personnel & Compensation Committee

Lynn B. McKee, 67, has been a director of WSFS Financial Corporation since 2022 when she was appointed to our Board of Directors pursuant to the Merger Agreement. Her current term expires at the 2024 Annual Meeting of Stockholders. Ms. McKee brings to our Board of Directors extensive corporate level and day-to-day experience in employment, compensation and benefits matters at the regional, national and international levels. In addition to her expertise in Human Resources, Ms. McKee brings crisis management, corporate governance, executive leadership, and public company oversight skills.

Experience:

•  Retired Executive Vice President, Chief Human Resources Officer for Aramark, a global services management company employing 250,000 associates across 19 countries (2004 to 2022), In her role, Ms. McKee was responsible for all aspects of Human Resources including building culture and engagement; compensation and benefits; talent management, including talent acquisition, executive and leadership development, and succession planning; and labor relations.

•  Several key positions for Aramark (1980 to 2004), including Director of Employee Relations; Vice President, Corporate Human Resources, where she was responsible for executive development and compensation; and Senior Vice President Human Resources, Aramark Global Food, Hospitality and Facility Services.

•  Led Aramark Corporate Communications, Diversity, Equity and Inclusion, Sustainability, Community Relations, Corporate Real Estate and Air and Meeting Services.

Board Service and Memberships:

•  Former director of Bryn Mawr and Bryn Mawr Trust

•  St. Joseph's University Board of Trustees (2007 to 2016)

Education:

•  Bachelors’ degree in Accounting from St. Joseph’s University

•  Master of Business Administration from Drexel University

WSFS Bank 2023 Proxy Statement	18

Our Director Nomination and Selection Process

The Corporate Governance and Nominating Committee is responsible for identifying and recommending qualified individuals as candidates for membership on our Board of Directors. It solicits recommendations from our officers, and also considers and evaluates candidates recommended by our stockholders. For more information on how to submit a recommendation for a director candidate, see “Meeting and Other Information”.

After reviewing the recommendations of the Corporate Governance and Nominating Committee, our Board of Directors considers the individuals’ qualifications and nominates the candidates for your consideration.

Our Board of Directors and the Corporate Governance and Nominating Committee considers:

•	Our Board of Directors’ current makeup to assure director candidates possess a wide range of leadership accomplishments, skills, knowledge, and experience described in the proxy summary section;
•	Directors’ and nominees’ knowledge about the business activities and market areas in which we and our subsidiaries engage;
•	Whether a candidate possesses a breadth of knowledge and experience to enable him or her to make a meaningful contribution to the governance of a complex, multibillion-dollar financial institution;
•	Corporate values and culture, including diverse perspectives, experiences, and backgrounds, such as geography, age, gender, race and ethnicity; and
•	Candidates’ prominence in their fields and management experience.

The Corporate Governance and Nominating Committee engages a third-party consulting firm to assist in identifying future nominees to help build a more diverse Board of Directors with the appropriate expertise and talents that will continue to contribute to the success of WSFS. This consultant also assists with evaluating, interviewing and performing reference checks on potential nominees to our Board of Directors. Our consultant receives compensation for this service depending on the parameters of the research and the number of nominees. The candidates are then evaluated against the anticipated skills and experience needed on our Board of Directors.

Independence

We believe it is important to have a strong Board of Directors comprised of a majority of independent directors that is accountable to our stockholders. Consistent with Nasdaq Stock Market (“Nasdaq”) director independence listing standards, our Board Principles and Guidelines and SEC requirements, our Board of Directors carefully evaluates any circumstances, transactions or relationships that we believe could have an impact on whether or not the members of our Board of Directors are independent of us and our subsidiaries, including the Bank, and are able to conduct their duties and responsibilities as directors without any personal interests that would interfere or conflict with those duties and responsibilities. A director will be considered independent if our Board of Directors has affirmatively determined (i) that the director does not have a direct or indirect material relationship with WSFS as a partner, stockholder, or Associate of either WSFS or another related entity and (ii) that there are no other factors that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors carefully considers all relevant information when determining independence status, including, but not limited to, banking, employment, compensation, consulting fees, advisory fees, related organizations, charitable contributions, board and committee positions (both at WSFS and other companies), affiliations, commercial transactions, relationships with our auditor, payments for property or services and other relationships and transactions involving each director or immediate family member and their related interests and the Company.

Other than Mr. Levenson and Mr. Leto, our Board of Directors has determined that each director who either served on the Board of Directors during the year ended December 31, 2022 or currently serves on our Board of Directors, including each nominee, is independent under Nasdaq director independence listing standards.

WSFS Bank 2023 Proxy Statement	19

Board Structure and Roles

Leadership

The leadership of our Board of Directors is comprised of: (i) our Chairman (who also serves as our President and CEO), (ii) our Lead Independent Director and (iii) our committee chairs.

Chairman

Rodger Levenson was elected Chairman effective January 1, 2020 and has served as our President and CEO since January 2019. He was elected Chairman because of his unique experience and extensive knowledge of WSFS and local markets, leadership qualities, business acumen, and standing in the community. The Chairman participates in other committees of our Board of Directors in an advisory manner, recommends the appointment of committee chairs and committee members, ensures committee rotation, develops the agendas of the Board and Annual Meetings, and represents our Board of Directors in the community.

Our Board of Directors reviews its leadership structure annually. Our Board of Directors determines whether the Chairman and CEO roles will be held by the same person based on its assessment of what is in the best interests of the Company and its stockholders at a given point in time, the leadership qualities and experience of the individual, and the composition of our Board of Directors. At the time of Mr. Levenson’s election, our Board of Directors considered whether to combine the roles of Chairman and CEO, and ultimately determined that a combined role was the best way to implement WSFS’ strategic plan. Mr. Levenson’s service as both Chairman and CEO reflects his strategic vision and leadership of WSFS through a period of strong performance and highly disciplined growth.

Our Board of Directors also recognizes the need for strong independent perspectives. Therefore, when the Chairman and CEO roles are combined, our Board of Directors requires that the appointment of the Lead Independent Director be approved by a majority vote from all independent directors.

Lead Independent Director

Jennifer W. Davis has been our Lead Independent Director since July 2021. The Lead Independent Director is an independent director and has been designated by our Board of Directors to lead our Board of Directors in fulfilling its duties effectively, efficiently, and independently of management.

The Lead Independent Director presides at meetings of our Board of Directors at which the Chairman is not present, collaborates with the Chairman and the independent directors, meets with the independent directors without management present, provides input on and approves the meeting agendas, ensures delegated committee functions are carried out, evaluates the effectiveness of our Board of Directors and its committees, including oversight of the annual Board self-evaluation process; and consultation and/or direct communication with major stockholders.

Collaboration Between the Chairman and Lead Independent Director

Our Chairman and Lead Independent Director connect our management and our Board of Directors to support our Board of Directors working as a cohesive team, including by:

•	Providing adequate resources to our Board of Directors by way of full, timely, and relevant information;
•	Facilitating appropriate continuing education;
•	Arranging adequate orientation for new directors;
•	Meeting with individual directors;
•	Maintaining a process for monitoring legislation and best practices which relate to the responsibilities of our Board of Directors;
•	Recommending the retention of advisers and consultants; and
•	Ensuring that committee members have appropriate input to the proxy statement relating to their committees.

Committee Chairs

Our committee chairs are responsible for the development, management, effective performance of their individual committees, and provide leadership to our Board of Directors regarding all aspects related to their committee’s work.

WSFS Bank 2023 Proxy Statement	20

Committees

Our Board of Directors has established several committees: the Audit Committee, the Corporate Governance and Nominating Committee, the Executive and Risk Committee, the Personnel and Compensation Committee, the Corporate Development Committee and the Delivery Transformation Subcommittee, a subcommittee of the Corporate Development Committee, a Wealth Management Fiduciary Audit Committee, and the Board of Directors of Wilmington Savings Fund Society, FSB (“WSFS Bank”) has established a Wealth Management Fiduciary Committee.

Our Board of Directors has the authority to establish or eliminate existing committees, and the committee structure is reviewed annually by the Corporate Governance and Nominating Committee. Following the triannual evaluation by a third-party consultant of the efficacy of the Board of Directors and its Committees, and after discussions with management, the Board of Directors approved the restructure of two Board-level Committees to better align the committee structure with the organization’s larger size and business profile. Effective July 2023, the Executive and Risk Committee will be separated into two committees—the Executive Committee and the Risk Committee. Additionally, the Corporate Development Committee and its Delivery Transformation Subcommittee meeting content and topics will be incorporated into the Executive Committee. In conjunction with the restructuring, the Board of Directors also voted to adjust its annual fees and Committee related fees to align with peers near the 50th percentile. See “Compensation of Our Board of Directors.”

	Audit Committee	Corporate Governance and Nominating Committee	Executive and Risk Committee	Personnel and Compensation Committee	Corporate Development Committee	Delivery Transformation Subcommittee(1)	Wealth Management Fiduciary Committee(2)	Wealth Management Fiduciary Audit Committee
Anat Bird	✓				✓	✓	✓	✓
Karen Dougherty Buchholz		✓		✓	✓		✓
Francis B. Brake		✓		C	✓	C
Diego F. Calderin						✓	✓
Jennifer W. Davis	✓	C	✓					✓
Michael J. Donahue	✓		✓		✓		✓	✓
Eleuthère I. du Pont	✓	✓		✓			C	✓
Nancy J. Foster	✓		✓					✓
Christopher T. Gheysens	✓		✓	✓	✓	✓		✓
Francis J. Leto(3)			✓				✓
Rodger Levenson(4)			C		C	✓
Lynn B. McKee				✓
David G. Turner	C	✓		✓		✓		C
2022 Meetings (#)	13	4	28	5	4	6	6	4

C = Chair

(1)	Delivery Transformation Subcommittee is a subcommittee of the Corporate Development Committee.
(2)	The Wealth Management Fiduciary Committee is a committee of the Bank Board of Directors.
(3)	Mr. Leto’s term expires at the 2023 Annual Meeting of Stockholders and he will not seek reelection.
(4)	During 2022, Mr. Levenson routinely attended Corporate Governance and Nominating, Audit, Wealth Management Fiduciary Audit, and Personnel and Compensation Committee meetings at the discretion and invitation of the committee chairs for the purpose of providing his institutional knowledge and insight. He did not attend executive sessions or discussions that were related to him and does not have voting rights.

Committee Membership

The Corporate Governance and Nominating Committee makes recommendations to our Board of Directors for appointments to the committees of our Board of Directors, taking into consideration recommendations from our Chairman. All committees must be comprised of at least three directors, and directors may serve on more than one committee. Our Board of Directors makes a final appointment after a majority decision is reached. Each Committee elects its Chair in a process overseen by the Corporate Governance and Nominating Committee. While the Audit Committee, Personnel and Compensation Committee and Corporate Governance and Nominating Committee are fully independent, all other committees of our Board of Directors should have a majority of independent directors. Generally, independent directors should serve on a balanced number of committees. All directors should rotate and serve on all committees (other than the three core committees that are completely independent), including at least one to two years on the Executive and Risk Committee. However, the Corporate Governance and Nominating Committee may rotate standing committee members periodically. Committee members should serve no more than seven consecutive years on a particular committee.

WSFS Bank 2023 Proxy Statement	21

Audit Committee	Corporate Governance and Nominating Committee

MEMBERS:
Chair: David G. Turner	Chair: Jennifer W. Davis
Members: Michael J. Donahue, Vice Chair Anat Bird Jennifer W. Davis Eleuthère I. du Pont Nancy J. Foster Christopher T. Gheysens	Members: Karen Dougherty Buchholz, Vice Chair Francis B. Brake Eleuthère I. du Pont David G. Turner
KEY RESPONSIBILITIES:

•   Assisting our Board of Directors in overseeing our internal control over financial reporting, disclosure controls and procedures, and other internal controls;

•   Overseeing the Company’s internal audit and loan review function and its independent registered public accounting firm;

•   Reviewing the Company’s earnings and financial statements;

•   Establishing procedures for treatment of confidential, anonymous complaints;

•   Reviewing the selection of the Company’s lead external audit partner pursuant to the rotation policy (five years); and

•   Approving and recommending the selection of the independent registered public accounting firm.

•   Supervising the adoption of corporate governance guidelines and policies applicable to the Company;

•   Recommending qualified nominees for election to our Board of Directors and its committees;

•   Reviewing Board compensation;

•   Overseeing the evaluation of our Board of Directors and management;

•   Managing Board succession and assisting our Board of Directors with CEO succession; and

•   Reviewing and providing oversight over all related party transactions to ensure that no conflicts of interest exist.

MEMBERSHIP:

Each member of the Audit Committee is “independent” as defined in the listing standards of Nasdaq and also meets the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Christopher T. Gheysens meets the SEC’s definition of “audit committee financial expert” for the Audit Committee.

For bank regulatory purposes, David G. Turner is also considered a banking and financial expert.

Each member of the Corporate Governance and Nominating Committee is “independent” as defined in the listing standards of Nasdaq.
MEETINGS:
The committee held 13 meetings and met regularly in executive sessions during 2022.	The committee held 4 meetings and met regularly in executive sessions during 2022.

WSFS Bank 2023 Proxy Statement	22

Executive and Risk Committee	Personnel and Compensation Committee

MEMBERS:
Chair: Rodger Levenson	Chair: Francis B. Brake
Members: Nancy J. Foster, Vice Chair Jennifer W. Davis Michael J. Donahue Christopher T. Gheysens Francis J. (Frank) Leto	Members: Christopher T. Gheysens, Vice Chair Karen Dougherty Buchholz Eleuthère I. duPont Lynn B. McKee David G. Turner
KEY RESPONSIBILITIES:

•   Overseeing the operation of the Company’s Enterprise Risk Management (“ERM”) framework and Company’s risk appetite statement and the alignment of the Company’s risk appetite with the Company’s strategic, capital and financial plans;

•   Approving and recommending the ERM framework and the risk appetite statement to our Board of Directors for approval;

•   Reviewing reports on selected risk topics, including emerging risks and cybersecurity;

•   Reviewing and discussing with management significant regulatory reports and reported risk management deficiencies of the Company and remediation plans related to risk management;

•   Reviewing routine items needing the approval of our Board of Directors (such as large lending relationships) summary credit quality reports, and to review and approve for submission to our Board of Directors for its approval of the Company’s key risk policies; and

•   Reviewing and approving all insider loans or lending relationships in accordance with the Company’s written policy.

•   Providing oversight and guidance with respect to personnel and compensation policies and practices;

•   Enabling the Company to create and maintain competitive programs;

•   Ensuring that personnel and compensation policies support the Company’s strategic mission and comply with all applicable legal and regulatory requirements;

•   Overseeing the executive compensation programs and management’s implementation of compensation programs;

•   Reviewing and approving an annual report on executive compensation and Associate incentive compensation plans prepared by our risk officers;

•   Reviewing and making recommendations to our Board of Directors with respect to the CEO’s compensation without the CEO’s presence;

•   Looking to the Company’s overall strategy and the results on the most recent “Say on Pay;” and

•   Reviewing the Executive Compensation Discussion and Analysis (“CD&A”) the compensation risk assessment and the Compensation Committee report and recommending to our Board of Directors their approval and inclusion in this proxy.

MEMBERSHIP:
A majority of the members of the Executive and Risk Committee are "independent" as defined by the listing standards of Nasdaq. In addition, Ms. Foster and Messrs. Leto and Levenson have risk management expertise and experience.

Each member of our Personnel and Compensation Committee is “independent” as defined by the listing standards of Nasdaq. In addition, the members of the Personnel and Compensation Committee each qualify as independent under Rule 10C-1 under the Exchange Act.

MEETINGS:
The committee held 28 meetings and met regularly in executive sessions during 2022.	The committee held 5 meetings and met regularly in executive sessions during 2022.

WSFS Bank 2023 Proxy Statement	23

Corporate Development Committee

The Corporate Development Committee assists our Board of Directors and management in reviewing and assessing potential acquisitions, strategic investments, joint ventures and divestitures. It meets as frequently as necessary, but at least four times annually. The committee is chaired by Mr. Levenson. The committee held four meetings and met regularly in executive sessions during 2022.

Wealth Management Fiduciary Audit Committee

The Wealth Management Fiduciary Audit Committee assists our Board of Directors in fulfilling its fiduciary responsibilities regarding trust activities. It meets as frequently as necessary, but at least four times annually. The committee is chaired by Mr. Turner. The committee held four meetings and met regularly in executive sessions during 2022.

Delivery Transformation Subcommittee

The Delivery Transformation Subcommittee, a subcommittee of the Corporate Development Committee, assists our Board of Directors and management in developing and implementing our Delivery Transformation strategy. The Delivery Transformation Subcommittee includes members of our Board of Directors and meets at least six times per year. The committee is chaired by Mr. Brake. The committee held six meetings and met regularly in executive sessions during 2022.

Wealth Management Fiduciary Committee

The Wealth Management Fiduciary Committee assists our Board of Directors of Wilmington Savings Fund Society, FSB in fulfilling its fiduciary activities conducted within multiple WSFS and WSFS Bank subsidiaries and departments. It meets as frequently as necessary, but at least four times annually. The committee is chaired by Mr. duPont. The committee held six meetings and met regularly in executive sessions during 2022.

Committee Charters

Copies of the Audit Committee Charter, Corporate Governance and Nominating Committee Charter, Executive and Risk Committee Charter, Personnel and Compensation Committee Charter, Corporate Development Committee Charter, Wealth Management Fiduciary Audit Committee Charter, Delivery Transformation Subcommittee Charter, and Wealth Management Fiduciary Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “About”, then select “Investor Relations”, then select “Governance”).

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Board Policies

Board of Directors Role in Risk Management Oversight

As described in greater detail in the description of each committee’s role and responsibilities and the committee’s charter, our Board of Directors is responsible for oversight of material risks to our operations, including those that are environmental, social, and governance in nature, as well as oversight of our ESG efforts generally. The Executive and Risk Committee reports regularly to the Board of Directors on its activities with respect to oversight of risk management. Our Board of Directors is responsible for the oversight of the management of our risk exposures to help ensure that the Company is operating within risk appetites approved by our Board of Directors. Our Board of Directors is actively involved in the strategic planning process and oversight of our enterprise risk management (“ERM”) function. Comprehensive discussions regarding our appetite for risk and our risk exposures are held with our Board of Directors, the Executive and Risk Committee and our Executive Leadership Team. As a result of this involvement, our Board of Directors has concluded that the risk implicit in our strategic plan is appropriate and that expected risks are commensurate with the expected rewards. Our Board of Directors oversees and reviews management’s implementation of systems to manage these risks.

The risk management system is designed to inform our Board of Directors of material risks and create an appropriate enterprise-wide culture of risk awareness. Our Board of Directors periodically receives reports and other information on areas of material risk to the Company, including credit, liquidity, market/interest rate, compliance, operational, technology, cybersecurity, strategic, financial and reputational risks. These reports enable our Board of Directors to understand the risk identification, risk management and risk mitigation strategies employed by management and the ERM function.

The ERM function assists management by establishing a unified and strategic approach to identifying and managing current and future risks. ERM helps monitor, measure, manage and report these risks while continually evaluating our risk/reward dynamic.

The ERM activities include:

•	Conduct an Enterprise Risk Assessment Summary (“RAS”) in accordance with the Office of the Comptroller of the Currency’s RAS matrix and industry best practices and update the RAS quarterly;
•	Establish risk appetite statements and key risk indicators by risk area as approved by the Executive and Risk Committee;
•	Monitor risk metrics (“Key Risk Indicators” or “KRIs”) and report to Executive Leadership Team and our Board of Directors quarterly;
•	Oversee model risk management;

•	Ensure that stress testing and contingency planning on critical business risks are performed;
•	Key involvement with significant new products, services or activities, as well as conduct resolution and “lessons learned” on major risk events, as needed; and
•	Continual learning on emerging risks and risk management best practices.

Attendance at Board of Directors, Committee Meetings, and Annual Meeting

All directors are expected to attend the Annual Meeting except for absences due to causes beyond their reasonable control. All directors were present at last year’s Annual Meeting.

During the year ended December 31, 2022, our Board of Directors held 7 meetings. All of the Directors attended at least 75% of the total meetings of our Board of Directors, except Frank Leto, who attended 71%. All of our Directors attended at least 75% of their total committee meetings during the year.

Board Refreshment and Succession Philosophy

We believe that one of the most important responsibilities of a high- performing board of directors is ensuring that it actively plans for and accomplishes its own succession. Our Board of Directors actively participates in the succession planning process by reviewing the structure and needs of our Board of Directors annually or more often as the need arises, so that we continue to build a diverse Board of Directors with expertise and talents that will continue to contribute to the success of WSFS.

Our Board of Directors does not believe in setting term limits for directors because directors who still meet the qualifications for Board membership and still possess industry knowledge and expertise are valuable to WSFS and our Board of Directors. Each Board member understands that the rest of our Board of Directors will actively consider his or her reappointment at the end of his or her current term. Through this performance-based process, our Board of Directors will ensure it retains active, independent, and knowledgeable directors who retain a collegial perspective. In addition, directors will be assessed annually to ensure they still meet the qualifications for Board membership.

Upon expiration of Mr. Leto’s term at the 2023 Annual Meeting, the Board of Directors will be comprised of 12 members. We believe that relatively smaller boards (while still of ample size and diversity) are generally more effective than relatively larger boards and sets the organizational tone for a lower internal cost structure in an industry that is continuously challenged by growing cost burdens and significant pricing competition. Our Board size also fits with one of our key strategic advantages, namely, faster and more entrepreneurial decision-making. Our continual refreshment of our Board of Directors membership and periods of transition related to merger and acquisition activities may result in short-term increases above what our Board of Directors has identified as the optimal long-term size range, which is 10 to 12 directors.

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CEO and Management Succession Planning

Management believes our Associates are the core of our strategy, the lifeblood of our culture, and our greatest competitive advantage. Overseeing talent is a serious responsibility and one that receives ongoing, focused attention of our team. Our CEO takes primary responsibility for management succession and because planning leadership succession is of critical importance, it is a shared responsibility among our Executive Leadership Team with oversight from our Board of Directors. Quarterly, our Executive Leadership Team conducts an extensive assessment of our Associates to identify internal talent, plan for their development, and identify potential successors to ensure the continued, smooth operations of WSFS and to transfer institutional knowledge.

The Corporate Governance and Nominating Committee and the entire Board of Directors annually reviews, evaluates and provides governance comments and advice to our CEO and Executive Leadership Team with respect to talent and leadership development and succession planning.

Classified Board Structure

Our Board of Directors regularly reviews the subject of a classified Board of Directors. In considering a classified board, our Corporate Governance and Nominating Committee and full Board of Directors weigh various stockholders’ issues with the high engagement and institutional knowledge of our Board of Directors that provides continuity of a high-performing engagement model for our management team. We believe that a classified board creates alignment between our corporate governance principles and guidelines and the stated philosophy of managing our Company for the long-term benefit of all stakeholders.

While we believe that the evaluation of the board and management should be ultimately based on the performance of the Company, we also recognize that our classified board structure can create the appearance of entrenchment on the part of our Board of Directors. As a result, we have cumulative voting of shares in the election of directors, which affords stockholders the ability to concentrate their votes on a single director nominee, thereby providing a means to have their voice(s) heard directly at our Board of Directors table after a director election.

Finally, if there is a need for a stockholder-initiated change to our Board of Directors, there is an opportunity to change approximately one-third of our board membership at each election. If those new directors for some reason cannot make the case clear to the “old board,” then at the next election, stockholders can change another third of our Board of Directors. That would give a majority of our Board of Directors to new representation. We think this kind of change, in much less than a two- year period, appropriately balances stockholders’ interests in the ability to send a clear signal of a need for change with the need to maintain the stability and the continuity of the Company.

Director Resignation Policy in Uncontested Elections

In an uncontested election, it is our policy that nominees who receive a number of votes in favor of their election which is less than a majority of total votes cast should promptly offer to resign from our Board of Directors and request our Board of Directors to accept or reject their resignation offer at the discretion of the Board of Directors. The Corporate Governance and Nominating Committee will consider resignation offers and make its recommendation to the entire Board of Directors. Our policy provides that our Board of Directors will accept or reject each director’s resignation offer within 90 days of the date the resignation offer is submitted.

Director Service on Other Boards

Our directors do not serve on the boards of other public companies if the service impedes the director’s ability to effectively serve on WSFS’ Board of Directors or creates any potential material conflicts. Directors need written approval from our Board of Directors before serving on the boards of other public companies. Including our Board of Directors, no director may serve on the boards of more than three public companies or no more than two public companies for a director who is also the CEO. Any such service shall be subject to any required regulatory approval or waivers.

Board Evaluation

Annually, the Board of Directors conducts a self-evaluation to assess its performance, evaluating the members of the Board of Directors collectively and individually. In most years, this is a self-directed process; however, every third year, the Board of Directors engages a third-party consultant to conduct the evaluation, which provides an outside perspective and insights on the performance and functioning of our Board of Directors. This third-party evaluation occurred in 2021 as part of the three-year cycle.

Diversity and Board Diversity Matrix

Our Board of Directors takes a broad and thoughtful view of diversity, believing that it must understand the diversity of the Associates, Customers and communities WSFS serves and that our Board of Directors itself should reflect that diversity. We strive to achieve diversity among our Board of Directors that mirrors our current marketplace and our desired markets. As we have become a larger organization with broader reach, this naturally includes better reflecting U.S. society as a whole.

Our Corporate Governance and Nominating Committee implements this philosophy as part of its nomination process and assesses its implementation during both the nomination process and as part of the Corporate Governance and Nominating Committee’s self- assessment process. The following matrix shows self-reported director demographic information following the Annual Meeting:

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Total number of Directors = 12

Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity	5	7

Demographic Background	Female	Male	Non-Binary	Did Not Disclose Gender
African American or Black		1
Alaskan Native or Native American
Asian
Hispanic or Latinx		1
Native Hawaiian or Pacific Islander
White	5	5
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

In addition to the demographics discussed above, our Board of Directors also recognizes the value of diversity in background, education, culture, experience, generations, geography, faiths, career experiences, individual talents, and Board tenure.

Executive Sessions

Our independent directors have the opportunity to meet in executive session at each Board of Directors committee meeting and each Board of Directors meeting without non-independent directors or management present. These sessions are presided over by the Lead Independent Director and include discussions about CEO performance, compensation for non-independent directors, and other relevant board and committee matters. In addition, at least twice per year, independent directors have regularly scheduled meetings at which only independent directors are present and all independent directors are able to request additional independent directors’ sessions or meetings throughout the year.

Board of Directors’ Principles and Guidelines

In addition to directives laid out through the various committee charters, our Board of Directors has adopted a set of principles and guidelines, which guide their actions and direction. The Corporate Governance and Nominating Committee reviews these principles and guidelines regularly. A full copy of the Principles and Guidelines of our Board of Directors is available on the Company’s website www.wsfsbank.com (select “Investor Relations” on the menu found under “About” and click on “Governance” and then “Highlights”).

Access to and Communication with our Board of Directors

This year, for the tenth year in a row, our Board of Directors addressed stockholders through their letter, “A View from the Boardroom”, included in our Annual Report and available on our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About” and click on “Governance”, then “Highlights”, then click on “2022 Letter From Management”). This letter provides additional insight on corporate governance and key philosophies that guide our Board of Directors’ oversight of the Company.

Our Board of Directors also provides access and outreach to stockholders through a number of other forums and strongly encourages communications from stockholders. Stockholders are provided regular updates through press releases and other filings with the SEC. Our Board of Directors also solicits dialogue and responds to questions from stockholders at the Annual Meeting. Questions can be asked in person or submitted through email at stockholderrelations@wsfsbank.com or by writing to WSFS Financial Corporation, Investor Relations, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801.

During the year, stockholders who wish to send communications to the Board of Directors may do so by writing to the attention of Rodger Levenson, Chairman, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801. Communications sent to Mr. Levenson are relayed to the rest of the Board of Directors. Additionally, the Chairman of our Board of Directors and/or Lead Independent Director periodically attends investor conferences and other roadshows to solicit feedback on corporate governance from institutional stockholders.

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Compensation of our Board of Directors

Our Board of Directors’ philosophy is to maintain director compensation at the peer median. The Corporate Governance and Nominating Committee reviews Board of Directors’ compensation and committee fees annually and makes recommendations for adjustments when and where they feel appropriate. In light of the Board Committee refresh, discussed above, that will become effective July 2023, the Corporate Governance and Nominating Committee approved increases to the Board of Directors’ compensation and committee fees commensurate with peers near the 50th percentile. The increases, which are 17.5% on average, were approved in February 2023 and will become effective July 2023.

Board Retainer(1)		$88,333	(4)

Lead Independent Director Fee		$20,000

Committee Chair Fees(1)(2)	Audit/Wealth Management Fiduciary Audit Committee Chair	$12,500
	Corporate Governance & Nominating Committee Chair	$8,000
	Delivery Transformation Subcommittee Chair	$7,500
	Personnel and Compensation Committee Chair	$10,000
	Wealth Management Fiduciary Committee Chair	$8,000

Committee Fees and Special Meeting Fees(1)(3)	Audit/Wealth Management Fiduciary Audit Committee	$13,250	(5)
	Corporate Development Committee	$5,000
	Corporate Governance and Nominating Committee	$5,000
	Executive and Risk Committee	$20,000
	Delivery Transformation Subcommittee	$9,000
	Personnel and Compensation Committee	$5,000
	Wealth Management Fiduciary Committee	$5,000

(1)	Board members are expected to attend 75% or more of the scheduled meetings for the committees for which they are members.
(2)	Because Mr. Levenson serves as the Chair of the Executive and Risk Committee and of the Corporate Development Committee, no fees are paid to him.
(3)	Committee Fees and Special Meeting Fees are paid to non-Associate Committee Chairs and Committee Members. Excludes regularly scheduled Board meetings.
(4)	$53,333 cash retainer paid in July and WSFS common stock issued annually equivalent to $35,000 based on the closing price of WSFS common stock on Nasdaq on the second Friday in August.
(5)	This fee represents the combination of the Audit Committee and Wealth Management Fiduciary Audit Committee member fee of $10,000 and the meeting attendance fee of $3,250.

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Director and NEO Non-Qualified Deferred Compensation Plan

We offer a non-qualified deferred compensation plan for our executives and Board of Directors. This program allows for retainer and meeting fees to be deferred. It offers pre-tax, voluntary contributions, tax deferred earnings, investment choices and flexible payment options. The plan is solely funded by the participant, and while the Company has discretion to make employer contributions, it has not exercised its discretion to do so for directors or NEOs. The plan was reviewed and approved by our Personnel and Compensation Committee and our Board of Directors.

Director Compensation Table

The compensation paid to directors during 2022, regardless of whether any or all fees were voluntarily deferred to the non-qualified deferred compensation plan, is summarized in the following table. Mr. Levenson is not shown in this table because he is compensated as an officer and did not receive any additional director compensation.

Directors	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Non-Qualified Deferred Compensation	Total
Anat Bird(2)	$ 85,583	$ 35,022	$ —	$ —	$ 120,605
Francis B. Brake(3)	94,833	35,022	—	—	129,855
Karen Dougherty Buchholz	73,333	35,022	—	—	108,355
Diego Calderin	67,333	35,022	—	—	102,355
Jennifer W. Davis(2)	119,583	35,022	—	—	154,605
Michael J. Donahue	96,583	35,022	—	—	131,605
Eleuthère I. du Pont	89,583	35,022	—	—	124,605
Nancy J. Foster(2)	86,583	35,022	—	—	121,605
Christopher T. Gheysens	105,583	35,022	—	—	140,605
Francis J. Leto	78,333	35,022	—	—	113,355
Lynn B. McKee	58,333	35,022	—	—	93,355
David G. Turner	98,083	35,022	—	—	133,105
(1)	The aggregate fair value of the award on the date of grant, computed in accordance with ASC Topic 718.
(2)	Ms. Bird, Ms. Davis, and Ms. Foster contributed all fees earned in 2022 to the non-qualified deferred compensation plan.
(3)	Mr. Brake contributed all fees earned in 2022 into equity of the Company.

Compensation of Lead Independent Director

Effective July 1, 2021, Ms. Davis became the Lead Independent Director. During 2022, she was compensated $20,000 for serving in that role in addition to her other compensation as a director. As part of the overall increase in Board of Directors’ fees to remain in line with the 50th percentile of our peers, the Corporate Governance and Nominating Committee approved a $5,000 increase in the Lead Independent Director fee effective July 2023.

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Proposal 2: Advisory Vote on Executive Compensation

EXECUTIVE COMPENSATION

We are seeking advisory (non-binding) stockholder approval of the compensation of our NEOs. This proposal gives you as a stockholder the opportunity to endorse or not endorse our NEO compensation program through the following resolution:

“Resolved, that the stockholders approve the compensation of WSFS Financial Corporation’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the CD&A, the compensation tables and any related material) in this proxy statement.”

ABOUT OUR EXECUTIVE COMPENSATION PROGRAM

Our stockholders approved our 2022 “say-on-pay” vote, which we believe reflected the strength of our corporate governance program and its alignment with our executive compensation program. Our executive compensation and corporate governance programs include:

•	Proactive stockholder outreach;
•	Company performance aligned with stockholder interests for long-term stockholder value creation;
•	Effective Proxy Statement compensation disclosure;
•	Clawback of cash and equity-based incentive compensation for executives; and
•	Double-trigger equity awards in the event of a change of control

This “say-on-pay” proposal gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather our overall compensation philosophy and objectives with respect to our NEOs. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our NEOs.

Our Board of Directors believes that the compensation of our NEOs is appropriate and should be approved on an advisory basis by the Company’s stockholders as more particularly outlined in our CD&A discussion beginning on page 34.

ABOUT YOUR VOTE

•	The advisory proposal relating to executive compensation must receive a favorable vote of a majority of the shares present in person by participation at the Annual Meeting or represented by proxy and entitled to vote on the proposal to be approved.
•	Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the proposal.
•	As an advisory vote, this proposal is not binding upon our Board of Directors or the Company. The Personnel & Compensation Committee, however, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

The Board of Directors recommends a vote FOR approval of this advisory (non-binding) resolution relating to the compensation of WSFS Financial Corporation’s NEOs.

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Executive Leadership Team

The following table sets forth: (i) each member of our Executive Leadership Team, including the executive officers of the Company, (ii) his or her age as of the Record Date, (iii) the current position of each member of our Executive Leadership Team and (iv) the period during which such person has served in such position. Following the table is a description of each member of our Executive Leadership Team’s principal occupation during the past five years.

For biographical information regarding Rodger Levenson, see “Other Continuing Directors”.

Name	Age	Position	Year Assumed Current Position	Year Hired by WSFS
Rodger Levenson	62	Chairman, President and CEO	2020(1)	2006
Arthur J. Bacci	63	EVP and Chief Wealth Officer	2018	2018
Lisa Brubaker	59	EVP and Chief Information Officer	2020	1987
Dominic C. Canuso, C.F.A.	48	EVP and Chief Financial Officer	2016	2016
Steve Clark	65	EVP and Chief Commercial Banking Officer	2016	2002
Michael L. Conklin	54	EVP and Chief Human Resources Officer	2020	2020
Christine E. Davis	45	EVP and Chief Risk Officer	2022	1999
Shari Kruzinski	53	EVP and Chief Consumer Banking Officer	2023	1989
Patrick J. Ward	67	EVP, Pennsylvania Market President	2016	2016

(1)	Mr. Levenson assumed the roles of President & CEO effective January 1, 2019, and Chairman of the Board of Directors effective January 1, 2020.

Biographies

Arthur J. Bacci

EVP and Chief Wealth Officer

Age: 63 • Year Assumed Current Position: 2018 • Year Hired by WSFS: 2018

Arthur J. Bacci, joined WSFS as Executive Vice President and Chief Wealth Officer in April 2018. Prior to joining WSFS, Mr. Bacci was a Vice President at Principal Financial Group, a diversified global investment management firm, where he most recently served as head of Principal’s Hong Kong business from 2013 to 2018. He joined Principal in 2002 as chief financial officer of Principal Trust Company (in Delaware). He subsequently was named CEO/President of the trust company and Principal Bank. Mr. Bacci serves on the Board of GreenSky, Inc., as well as, on the Board of Teach for America Delaware and the Delaware Business Roundtable Education Committee. Mr. Bacci received his BS in Finance from San Jose State and an MBA from Santa Clara University. He has also participated in leadership and management programs at the University of Pennsylvania Wharton School.

Lisa Brubaker

EVP and Chief Information Officer

Age: 59 • Year Assumed Current Position: 2020 • Year Hired by WSFS: 1987

Lisa Brubaker, has served as Executive Vice President and Chief Information Officer of WSFS Financial Corporation since August 2020. From May 2018 to August 2020, Ms. Brubaker served as Executive Vice President and Chief Technology Officer. She joined WSFS in 1987 and has held a variety of leadership roles with increasing responsibilities throughout her WSFS career. Ms. Brubaker serves on the Board of the Brandywine Red Clay Alliance, a watershed conservation organization in Southeastern Pennsylvania and New Castle County, Delaware, and volunteers for the Delaware Nature Society, Girls Inc. of Delaware and the Delaware Humane Association. She is a graduate of the University of Delaware and a current Aresty Scholar at the Wharton School’s Aresty Institute of Executive Education where she is completing a Certificate of Professional Development.

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Dominic C. Canuso, C.F.A.

EVP and Chief Financial Officer

Age: 48 • Year Assumed Current Position: 2016 • Year Hired by WSFS: 2016

Dominic C. Canuso, C.F.A., joined WSFS in June 2016 as Executive Vice President and Chief Financial Officer. In 2019, he assumed Executive Leadership of Cash Connect®. Mr. Canuso co-led the acquisition and conversion Steerco efforts for both the Beneficial and Bryn Mawr combinations. From 2006 to 2016, he was Finance Director at Barclays’ US Credit Card Business, most recently serving as Line of Business CFO. Prior to Barclays, he was at Advanta Bank and Arthur Andersen Consulting. Mr. Canuso currently serves on NASDAQ’s Listing and Hearing Review Council, is the Chair of Delaware Bankers Association, prior Chair and on the Board of the Delaware Alliance for Nonprofit Advancement and is also on the Boards of the Ronald McDonald House of Delaware and the Riverfront Alliance of Delaware County. He earned his Bachelor of Science Degree in Finance and Executive MBA from Villanova University and is a charter-holder and member of the Chartered Financial Analyst® (CFA) Institute.

Steve Clark

EVP and Chief Commercial Banking Officer

Age: 65 • Year Assumed Current Position: 2016 • Year Hired by WSFS: 2002

Steve Clark, joined WSFS in 2002 and has served as Executive Vice President and Chief Commercial Banking Officer since May 2016. From 2002 until 2006, Mr. Clark led and managed the establishment of the Middle Market lending unit, and in 2007 became Division Manager of the Business Banking and Middle Market Divisions. Prior to 2002, he spent 23 years in various commercial banking positions at PNC Bank and its predecessor companies. Mr. Clark received his MBA in Finance from Widener University and his Bachelor of Science Degree in Business Administration (Marketing) from the University of Delaware.

Michael L. Conklin

EVP and Chief Human Resources Officer

Age: 54 • Year Assumed Current Position: 2020 • Year Hired by WSFS: 2020

Michael L. Conklin, joined WSFS in August 2020 as Executive Vice President and Chief Human Resources Officer. From January 2018 to August 2020, Mr. Conklin served as Senior Vice President providing support globally to US Bank’s Strategy & Corporate Affairs, Communications, Marketing and HR, Consumer Business Banking, Legal and Global Payments. From June 2015 to January 2018, Mr. Conklin served as Senior Vice President for Global Human Resources and Global Payment Services. Prior to that, he was Vice President of Global Human Resources for Pentair’s process technologies business unit. Mr. Conklin currently serves on the Community Education Building Board of Directors as well as a Board Advisor to Drexel University’s Solutions Institute. Mr. Conklin served in the Marine Corps Reserve and is a Veteran of the Gulf War. Mr. Conklin holds an M.B.A. from Regis University and a B.S. in Political Science and Psychology from Augsburg University.

Christine E. Davis

EVP and Chief Risk Officer

Age: 45 • Year Assumed Current Position: 2022 • Year Hired by WSFS: 1999

Christine E. Davis, has served as Executive Vice President and Chief Risk Officer since March 2022. Ms. Davis has been with WSFS for nearly 24 years, holding many different roles within Internal Audit. In her most recent role as Chief Auditor, she directed and oversaw the continuous development and implementation of a comprehensive and effective Internal Audit Program throughout the organization, including its subsidiary companies, and previously served as the Deputy Chief Auditor. Ms. Davis is a Certified Public Accountant (CPA) and holds a bachelor’s degree in Accounting from California University of Pennsylvania.

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Shari Kruzinski

EVP and Chief Consumer Banking Officer

Age: 53 • Year Assumed Current Position: 2023 • Year Hired by WSFS: 1989

Shari Kruzinski, has served as Executive Vice President and Chief Consumer Banking Officer since January 2023. Previously, she served as Executive Vice President and Chief Customer Experience Officer from October 2021 to January 2023 and as Executive Vice President and Director of Retail Delivery from May 2021 until October 2021. Prior to that, from 2008 until May 2021 she was Senior Vice President and Regional Manager of WSFS Bank’s Southeastern Pennsylvania market. Her responsibilities included heading the Bank’s retail operations, and consumer and small business banking in Chester, Delaware and Montgomery Counties. Ms. Kruzinski originally joined WSFS in 1989 and has held many leadership positions within the Retail Division throughout her 30+ years with the Company. Ms. Kruzinski serves on the Board of the Greater Philadelphia Market Board of the March of Dimes. She attended Wilmington University and is a graduate of ABA Stonier Graduate School of Banking.

Patrick J. Ward

EVP, Pennsylvania Market President of WSFS Bank

Age: 67 • Year Assumed Current Position: 2016 • Year Hired by WSFS: 2016

Patrick J. Ward, has been Executive Vice President, Pennsylvania Market President of WSFS Bank since 2016. He served on our Board of Directors from August 2016 until April 2020. Mr. Ward has over 33 years of banking industry experience, previously serving as Chairman and Chief Executive Officer of Penn Liberty Bank, Executive Vice President of Citizens Bank of Pennsylvania and President and Chief Executive of Commonwealth Bancorp, Inc., the holding company for Commonwealth Bank from 1992 until its acquisition by Citizens Bank in January 2003, after joining Commonwealth in 1992 as Senior Vice President and Chief Financial Officer. Mr. Ward serves on the Board of Directors of the Philadelphia Police Athletic League, the Chester County Chamber of Business and Industry, the Foundation for Catholic Education for Southeast PA, the Brian C. Zwaan Legacy Fund, the Philadelphia Police Foundation, the Chester County Food Bank, and the Irish American Chamber of Commerce. He is on the Board of Trustees for Cabrini College and the St. Patrick’s Church Finance Committee. Mr. Ward is a graduate of Carnegie Mellon University with a Bachelor of Science degree in Economics and earned an MBA from the University of Notre Dame.

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Executive Compensation Discussion and Analysis

In this Executive Compensation Discussion & Analysis (“CD&A”), we explain our 2022 compensation program for our Executive Leadership Team, including our CEO, our Chief Financial Officer (“CFO”) and our three highest paid other executive officers listed below. Our Personnel and Compensation Committee has designed our executive compensation program to reflect our pay-for-performance philosophy, with oversight from our Board of Directors and guidance and assistance from its independent compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”). Principally, our executive compensation program is designed to align the interests of senior management with our stockholders and our long-term success.

Named Executive Officers	Rodger Levenson: Chairman, President and Chief Executive Officer	Dominic C. Canuso: Executive Vice President and Chief Financial Officer

Arthur J. Bacci: Executive Vice President and Chief Wealth Officer	Steve Clark: Executive Vice President and Chief Commercial Banking Officer	Richard M. Wright: Executive Vice President and Chief Retail Banking Officer*
*	Mr. Wright retired from his positions effective as of January, 2023.

Summary

In 2022, we compensated our executive officers using a combination of base salary and both short-term and long-term incentive awards for their performance. Performance-based compensation decisions were made under our 2022 Executive Leadership Team Incentive Plan (“ELTIP”), with cash-based incentives linked to annual performance and Performance Stock Units (“PSUs”) that are earned for future multi-year performance and continued service. Under the ELTIP, we award a mix of service-based equity grants, in the form of Restricted Stock Units (“RSUs”), performance-based equity grants, in the form of PSUs, as well as cash-based incentives to our executive officers on an annual basis, as described further in this CD&A. We believe that a mix of short-term and long-term award opportunities, based on individual and Company- wide goals and weighted based on the executive officer’s level of responsibility, will appropriately compensate and reward executive officers for both near-term results and for creating long-term sustainability. In 2022, we also granted time-vested “RSUs” from our Management Incentive Plan (“MIP”) to our executive officers to reward 2021 company-level performance as we transitioned to our ELTIP.

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Executive Compensation Philosophy

Our objective is to be a long-term, sustainable, high-performing company, and we have designed our compensation practices to attract and retain high-quality individuals and motivate and reward them for strong performance. The following fundamental principles underlie our executive compensation philosophy and design:

We strive to be competitive in base pay, generally targeted towards the median of similar positions at comparable companies in our compensation peer group (“CPG”), allowing for exceptions in particular circumstances. We structure our incentive compensation system to provide rewards for performance that reflect our strategic plan and balance executives’ focus on both annual goals and our long-term success, without creating undue risk. Our total compensation for expected performance levels is targeted at levels similar to those at comparable companies in our peer group. For top performance, we provide total compensation reflecting that superior performance.

The following table summarizes our executive compensation plan features, which our Personnel and Compensation Committee regularly reviews in line with our executive compensation philosophy.

Require significant stock ownership for our Executive Leadership Team and our Board of Directors Balance executives’ short-term and long-term compensation to discourage short-term risk taking at the expense of long- term results Impose a double-trigger for time-based equity incentive awards which do not vest solely upon a change in control, but also require a qualifying termination of employment following a change in control Engage an independent compensation consultant who acts as an advisor to the Personnel and Compensation Committee on executive leadership compensation matters and Board of Directors compensation matters, and other compensation matters under the purview of the Personnel and Compensation Committee, including the development of a broad based plan not applicable to executive officers or directors Maintain a clawback policy permitting the Personnel and Compensation Committee to recoup cash and equity based incentive compensation in the event of fraud or other misconduct or financial restatements Standardize a vesting period generally for equity awards of four years prior to 2023 and three years beginning in 2023 Require special approval by our Board of Directors for accelerated vesting of awards to CEO Make a significant portion of executive compensation performance-based and focused on stockholder value Encourage excessive risk-taking by executives by removing incentives that focus on single performance goals which may be a detriment to our Company Permit special executive retirement programs Pay excessive perquisites to executives Permit hedging, collars, short sales or other derivative transactions or pledging transactions involving our common stock by our executives Permit cash buyout, re-pricing or backdating of equity awards Enter into employment contracts with executives containing single-trigger golden parachutes or multi-year guaranteed bonuses Provide gross-up payments to cover personal income or excise taxes that pertain to executive or severance benefits

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How Executive Compensation Decisions Are Made

Compensation decisions are made by our Personnel and Compensation Committee, considering input from management, Pearl Meyer and our stockholders (vis-à-vis say-on-pay votes), and through examination of compensation practices of a CPG, identified in consultation with Pearl Meyer, that we believe is representative of those companies with whom we compete for talent. These varying roles are each described below.

PERSONNEL AND COMPENSATION COMMITTEE			BOARD OF DIRECTORS

Ensures that personnel and compensation policies support our strategic plan and comply with all applicable legal and regulatory requirements	Reviews performance from prior year	Considers results of stockholders’ advisory votes on executive compensation	Considers all factors, including CEO’s assessment of NEO performance, when making compensation decisions	Makes final compensation decisions for CEO; approves final compensation decisions for NEOs

MANAGEMENT	COMPENSATION CONSULTANT*	STOCKHOLDERS

•   Key roles played by our CEO and our Chief Human Resources Officer;

•   Assist with executive compensation reviews, incentive program designs, risk assessments of compensation programs;

•   Focus on competitiveness and alignment of our compensation program with our strategic goals;

•   Recommend changes to compensation programs where appropriate; and

•   Recommend pay levels and incentive plan payments for executive officers, except for the CEO.****

•   Retained solely by the Personnel and Compensation Committee, only provides services specifically authorized by the Personnel and Compensation Committee and reports directly to the committee chair;

•   Conducted a formal evaluation of our executive compensation program in 2021;

•   Ensures best practices with regard to short term cash incentives and long-term equity awards, reviews our Executive Severance Policy, provides consultation on incentive plan metrics and weightings.

•   Say-on-pay votes conducted annually;**

•   Frequency of say-on-pay votes revisited every six years;***

•   2022 say-on-pay vote was approved by 98.5% of the shares present in person by participation at the Annual Meeting or represented by proxy and entitled to vote on the proposal;

•   Evidence that our stockholders’ support for our approach to executive compensation; and

•   Informs considerations of whether or not to alter our overall compensation plan and program for 2022.

*   Pearl Meyer does not have a personal or business relationship with any member of the Personnel and Compensation Committee. The Personnel and Compensation Committee assessed the independence of Pearl Meyer in light of SEC rules regarding compensation consultant independence. As part of this assessment, the Personnel and Compensation Committee reviewed Pearl Meyer’s letter addressing factors related to its independence and concluded that the services provided by Pearl Meyer to the Personnel and Compensation Committee do not raise any conflict of interest issues.

**  This year, we are seeking advisory stockholder approval of say-on-pay and frequency of the say-on-pay advisory votes on executive compensation.

***  The next required vote on the frequency of advisory say-on-pay votes will occur during our 2029 Annual Meeting of Stockholders.

****  The CEO does not participate in decisions regarding his compensation.

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Elements of Compensation

Our long-term financial objective is to be a long-term, sustainable, high-performing company, and we have designed our compensation practices toward attracting and retaining high-quality Associates, and motivating and rewarding them for strong performance and creating alignment with the interests of our stockholders. The components of 2022 executive compensation were base salary, short-term cash incentive awards, long-term equity incentive awards and other benefits. While the Personnel and Compensation Committee has the authority to exercise discretion during the course of the year and consider discretionary bonuses, on a case-by-case basis, after review of Company and individual performance at the end of a year, it did not grant any discretionary bonuses for 2022.

As reflected in the charts below, 82% of our CEO’s target total 2022 compensation was variable or “at risk,” and an average of 60% of our other NEOs’ target total 2022 compensation was variable or “at risk.” We believe the mix of compensation elements paid to our executive officers incentivizes the strong performance needed to meet our objective.

In the following section, we describe these elements of our executive compensation, including how we determine the amounts for each element, why each element is included in our executive compensation program and the actual payments resulting from our pay-for-performance incentive programs.

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Base Salary & Other Benefits	Variable Compensation (Short-Term Cash Incentives and Long-Term Equity Incentives)
Purpose: Significant tool for recruiting, motivating, and retaining top talent.	Purpose: Incentivize and compensate executives based on achievement of Company-wide and individual goals rewarding for near-term results and creating long-term sustainability.

Base Salary

A stable source of income and serves as a base amount for pay-for-performance determinations

•   Weighs executives’ qualifications, experience, responsibilities, individual performance, and value compared to similar positions in our CPG for market competitiveness

•   Considers expected responsibilities of executives, special circumstances related to staffing needs, and market situations

•   Market-based data utilities for newly hired executives’ amounts; salary requirements of other candidates being considered; and current compensation levels of peer executives at WSFS.

Other Benefits

Includes a non-qualified deferred compensation plan, 401(k) contributions, development allowance and minimal perquisites.

ELTIP – Short-Term and Long-Term Incentives

Short-Term Incentive (“STI”): Award opportunities based on individual and Company-wide goals weighted based on the executive’s level of responsibility. Under the ELTIP, short-term incentive metrics for 2022 were Adjusted ROA(1), Adjusted ROTCE(1), Adjusted EPS(1), and Strategic Performance, each weighted equally at 25% to arrive at the overall Company-wide performance score weighted at 80%. Strategic Performance was based on the results of our combination with Bryn Mawr, including Bryn Mawr Associate Retention, Bryn Mawr Customer Retention, Bryn Mawr Cost Synergies, and Gallup’s Cultural Integration (“CE3”).

•   Annual short-term incentives under the ELTIP are usually granted as a cash award as a percentage of the executive officer’s base salary based on threshold, target and maximum performance targets set by the Personnel and Compensation Committee, but may be granted as equity awards.

Long-Term Incentive (“LTI”): Long-term incentive awards consist of RSUs and PSUs. RSUs are in the form of restricted stock units that generally vest in equal installments over three years beginning with 2023 awards. PSUs vest according to performance as measured by the Personnel and Compensation Committee at the end of a 3-year period based on the Company’s cumulative Adjusted Return on Assets (“ROA”) performance relative to the KBW Nasdaq Regional Bank Index (“KRX”) for the same period.

Associate Service Bonus Plan: $2,000 Maximum(2)

(1)	Adjusted ROA, Adjusted ROTCE and Adjusted EPS are non-GAAP metrics and should be considered along with results prepared in accordance with GAAP, and not as a substitute for GAAP results. Additional details can be found in “Appendix A – Non-GAAP Reconciliations”.
(2)	In February 2023, the Personnel and Compensation Committee approved the discontinuation of granting the Associate Service Bonus to the Executive Leadership Team. Thus, the Executive Leadership Team will not receive such a bonus in future years.

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Short-Term Cash Incentive Compensation Determination Process

Company-wide Performance Goals

Annually, the Personnel and Compensation Committee reviews our metrics and establishes Company-wide targets on the chosen metrics. In selecting the metrics, the Personnel and Compensation Committee considers our short-term and long-term business strategy, the current business environment, and the interests of stockholders.

The Company reviews and adjusts, as necessary, performance metrics at the onset of a new performance period to ensure they continue to reflect our business strategy and market best practices. This review process helps ensure that Company-wide goals used for incentive plans support the Company’s overall strategy, accommodate any shifts in strategy from year-to-year or during market changes and reflect past experiences and best practices. The Personnel and Compensation Committee has discretion to modify awards, including downward if appropriate. Examples of potential events or factors that Personnel and Compensation Committee may consider in reducing or eliminating awards include but are not limited to: downgrading of the Bank’s regulatory examination results, imposition of regulatory enforcement actions, or excessive non-performing assets.

Individual Performance Goals

Annually, each executive officer (other than the CEO, whose short-term incentive award is based solely on company- wide performance) develops individual performance goals for the year consistent with that year’s financial plan and the current three-year strategic plan, as well as for personal professional growth.

These goals are submitted to the CEO for review, amendment, and approval. Through an iterative, collaborative process, the executive officers and the CEO agree to the final individual performance goals. Individual performance goals are tailored to each executive officer’s function and particular area of responsibility, and may cover a wide variety of performance measures, including, but not limited to, financial performance, customer engagement, operational milestones, and other matters.

Weighting the Goals

Subject to final approval by our Board of Directors, the Personnel and Compensation Committee has final discretion to determine the amounts of final award payouts to all our executive officers, with the exception of the CEO, which is at the recommendation of the Personnel and Compensation Committee and at the final discretion of the full Board of Directors.

Weighting percentage for short-term cash incentives is 80% Company-wide performance and 20% for individual performance determined by measures and objectives established in discussion with the CEO. Historically, the weighting percentage for NEOs was 75% for Company-wide performance and 25% for individual performance. The CEO’s awards continued to be based solely on Company-wide performance.

The Personnel and Compensation Committee believes that the more senior the rank of the executive, the more responsibility that executive has for Company-wide performance. As a result as seniority increases, the weighting of Company-wide performance measurement criteria compared to individual performance criteria generally also increases, such that Company-wide performance plays a larger role in determining the amount of incentive awards provided to such executives. Similarly, individual and business unit performance goals play a larger role in determining the amount of the incentive award for less senior executives as compared to overall Company-wide performance.

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Peer Group

Every two to three years, the Personnel and Compensation Committee engages its third-party compensation consultant to conduct a formal review of our executive compensation program. A comprehensive review was last conducted in 2021 by Pearl Meyer. The Personnel and Compensation Committee requested these reviews to assess competitive compensation levels for Executive Leadership. To aid in assessing competitive market compensation,	the Personnel and Compensation Committee reviews the programs and practices of a custom CPG, in addition to other relevant data sources. The CPG is developed to be representative of companies that WSFS competes with for talent. The CPG allows for comparison to other public companies that have a similar business model, size and geographic location and helps us align base compensation, incentives and equity awards with our compensation philosophy.

Listed below are the companies, their total assets, and their return on assets included in our CPG for the period ended December 31, 2022. As part of the review of our executive compensation programs that is scheduled to be conducted again in 2023, we will review the peer group and make any necessary changes. Please note that one peer from last year, First Midwest Bancorp, Inc. has been removed since it was acquired in 2022.

Rank	Company Name	Ticker	State	Total Assets at December 31, 2022 ($mm)	Return on Assets 2022 (%)
1	Cathay General Bancorp	CATY	CA	21,986	1.69
2	Hancock Whitney Corporation	HWC	MS	35,184	1.49
3	Commerce Bancshares, Inc.	CBSH	MO	31,876	1.49
4	Ameris Bancorp	ABCB	GA	25,053	1.47
5	Independent Bank Corp.	INDB	MA	19,294	1.33
6	Pacific Premier Bancorp, Inc.	PPBI	CA	21,688	1.32
7	United Bankshares, Inc.	UBSI	WV	29,489	1.31
8	Provident Financial Services, Inc.	PFS	NJ	13,783	1.29
9	Sandy Spring Bancorp, Inc.	SASR	MD	13,833	1.26
10	OceanFirst Financial Corp.	OCFC	NJ	13,104	1.19
11	Atlantic Union Bankshares Corp.	AUB	VA	20,461	1.18
12	TowneBank	TOWN	VA	15,845	1.17
13	UMB Financial Corporation	UMBF	MO	38,512	1.15
14	Customers Bancorp, Inc.	CUBI	PA	20,896	1.13
15	Fulton Financial Corporation	FULT	PA	26,932	1.10
16	Umpqua Holdings Corporation	UMPQ	OR	31,849	1.09
17	Associated Banc-Corp.	ASB	WI	39,406	1.00
18	Simmons First National Corporation	SFNC	AR	27,461	0.97
19	Berkshire Hills Bancorp, Inc.	BHLB	MA	11,663	0.82
	Average			24,122	1.23
	25th Percentile			15,845	1.10
	50th Percentile			21,986	1.19
	75th Percentile			31,849	1.33
	WSFS Financial Corporation	WSFS	DE	19,915	1.09
	Percentile Rank of WSFS Financial Corporation			37th	21st

Our reported return on assets was in the 21st percentile of companies in the CPG and total assets was 37th percentile of the CPG as of December 31, 2022, with data obtained from S&P Global. When comparing WSFS’ performance based on our “2022 Quality of Earnings Review”, we delivered an QoE adjusted ROA(1) of 1.40% in 2022, or 79th percentile, against the CPG in 2022 which is consistent with our long- term top-quintile performance philosophy.	While we set goals for our incentive plans based on our internal financial plan as outlined in the “2022 ELTIP Determination Process” section, we note that our target goals for 2022 were reflective of our anticipated Bryn Mawr transaction-related costs that would occur in the year. We discuss our performance against our 2022 incentive plan targets further under the section entitled “2022 Quality of Earnings Review.”

(1)	QoE Adjusted ROA is a non-GAAP metric and should be considered along with results prepared in accordance with GAAP, and not as a substitute for GAAP results. Additional details can be found in “Appendix A – Non-GAAP Reconciliations”.

WSFS Bank 2023 Proxy Statement	40

2022 Executive Compensation Summary

Base Salary

Our compensation philosophy has been to review base salaries as compared to the market 50th percentile, consider individual performance, skills and experience, and determine an appropriate base salary based on all these factors. More specifically, changes in our NEOs’ base salaries over the past two years reflect their increased responsibilities, our performance during that period, the growth of our Company, and the change to our compensation policy described above. Mr. Levenson’s 2022 and 2023 base salary represents approximately the 50th percentile of an equal blend of the CPG and national survey data of similarly-sized banking institutions (i.e. comparable 2022 total assets) from our most recent bi-annual compensation review and appropriate time-adjustments to peer group and survey data to reflect 2022 and projected 2023 salaries. Merit increases for our NEOs over the past two years have been consistent with national survey data and similar CPG positions.

For 2023, we increased the base salaries for our executive officers to reflect an 3.8% average merit adjustment.

Our Board of Directors approved NEO base salary changes as shown in the following table:

Name	2023	2023 to 2022 % Increase	2022	2022 to 2021 % Increase	2021
Rodger Levenson	$896,000	3.0%	$870,000	8.7%	$800,000
Dominic C. Canuso	511,500	3.0%	496,500	10.0%	451,500
Arthur J. Bacci	418,000	3.0%	406,000	10.0%	369,000
Steve Clark	443,000	3.0%	430,000	3.1%	417,250
Richard Wright(1)	n/a	n/a	432,250	2.9%	420,250

(1)	Richard Wright retired from his positions effective as of January, 2023. Therefore, no base salary changes were approved for 2023.

Executive Leadership Team Incentive Plan

Through 2022, our executives were eligible for both short-term cash incentive awards and long-term equity incentive awards under the ELTIP. We designed the ELTIP to reward executives for excellence in performance on key financial metrics determined by our Board of Directors and the Personnel and Compensation Committee, as well as each executive’s performance and contribution in his or her area of responsibility. Through the ELTIP, the Executive Leadership Team can earn cash awards, RSUs, and PSUs. The ELTIP measures the performance of the CEO solely based on Company-wide performance goals. However, the Personnel and Compensation Committee also establishes individual performance expectations for the CEO in addition to those associated with the ELTIP. The performance expectations established by the Personnel and Compensation Committee after review, discussion and approval of recommendations submitted by the CEO are approved by the Board of Directors. The

2022 ELTIP Determination Process

In February 2022, the Personnel and Compensation Committee selected Adjusted ROA, Adjusted ROTCE, Adjusted EPS, and a Strategic Performance metric as the Company-wide performance measures for the short-term cash incentive awards under the ELTIP for 2022. All three financial measures are non-GAAP financial measures and may not be comparable to similar non-GAAP financial measures used by other companies. All three financial measures were also subject to adjustment based on the quality of earnings review described below.

Personnel and Compensation Committee assesses the performance of the CEO compared to these performance expectations when annual salary adjustments are being considered and makes a recommendation to the Board of Directors.

Our ELTIP design contemplates the following:

•	A “quality of earnings review” will be used to consider adjustments from GAAP reported earnings to ELTIP earnings;
•	Award opportunities will be based on specified percentages of base salary for threshold, target, and maximum achievement by executive officers; and
•	A proportional approach (interpolation) will be used to calculate incentive payouts for the performance results that fall between threshold, target and maximum levels.

Individual performance goals are agreed upon at the beginning of the year by the Executive Vice Presidents (each, an “EVP”) and the CEO and include specific operational and performance metrics pertinent to each EVPʼs area. Examples of these individual performance goals are asset quality metrics, service level agreement performance, area specific growth initiatives and strategic planning.

The Personnel and Compensation Committee determined that the Bryn Mawr acquisition was an appropriate additional criteria to consider when evaluating the performance of the Executive

WSFS Bank 2023 Proxy Statement	41

Leadership Team given the substantial efforts and work performed by the Executive Leadership Team and senior management on the acquisition. Thus, the Personnel and Compensation Committee added the Strategic Performance metric as a performance measure under the ELTIP, which is based on the results of our combination with Bryn Mawr, including Bryn Mawr Associate Retention, Bryn Mawr Customer Retention, Bryn Mawr Cost Synergies, and CE3.

2022 Quality of Earnings Review

In connection with administering the short-term cash incentive component of the ELTIP, the Personnel and Compensation Committee conducts a “quality of earnings” review under which it evaluates any unusual, one-time items generally greater than $2.0 million, after tax, that impact cash, equity and earnings, and considers them for adjustments for the purposes of calculating relevant performance measures. Any “quality of earnings” evaluations are made with a strong bias towards ensuring that management is accountable for reported results. For 2022, the Personnel and Compensation Committee’s review concluded that the following items should be excluded from our reported earnings for the purposes of calculating Adjusted ROA, Adjusted ROTCE, and Adjusted EPS as it relates to the ELTIP STI:

•	Corporate Development and Restructuring costs of $65.2 million (mainly related to our acquisition and integration of Bryn Mawr);
•	The initial Day-1 ACL provision of $23.5 million related to the Bryn Mawr acquisition; and
•	The unrealized gain on our equity investment in CRED.ai of $6.0 million.

As a result, solely for the purpose of determining achievement in 2022 of the Company-wide performance measures under the Quality of Earnings methodology, our Adjusted ROA was 1.40%, Adjusted ROTCE was 21.0% and Adjusted EPS was $4.49. The following table shows our 2022 adjusted results, which are non-GAAP financial metrics and should be considered along with results prepared in accordance with GAAP, and not as a substitute for GAAP results.

Our ELTIP STI performance rating is calculated from the equally weighted results for Adjusted ROA, Adjusted ROTCE, Adjusted EPS and Strategic Performance against each participant’s pre-established performance targets. These results are interpolated based on a performance score of 1 for “Threshold”, 2 for “Target”, and 3 for “Maximum/Stretch.”

2022 ELTIP STI Performance Targets(1)

Goals	Threshold	Target	Maximum/Stretch	WSFS QoE Results(2)	Result
Adjusted ROA	1.00%	1.10%	1.26%	1.40%	Stretch+
Adjusted ROTCE	12.1%	13.1%	14.8%	21.0%	Stretch+
Adjusted EPS	$3.17	$3.48	$4.00	$4.49	Stretch+
Strategic Performance		See description below			Target+
			Aggregate Result		Target+

(1)	Threshold, Target, and Maximum performance goals are evaluated and based on our quality of earnings approach when setting each goal and when comparing against the publicly available financials of the our peer group (KRX).

(2)	WSFS QoE Results are non-GAAP metrics and should be considered along with results prepared in accordance with GAAP, and not as a substitute for GAAP results. Additional details can be found in “Appendix A – Non-GAAP Reconciliations”.

For 2022, the Strategic Performance was based on the results of our combination with Bryn Mawr, including Bryn Mawr Associate Retention, Bryn Mawr Customer Retention, Bryn Mawr Cost Synergies, and CE3. The weighted score of these four components used to calculate this year’s ELTIP STI was Target +, meaning the results fell above the “Target” level but below “Maximum/Stretch”.

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Short-Term Cash Incentive Awards

Short-term incentive awards under the ELTIP use three Company financial measures of performance, which are non-GAAP financial measures and should be considered along with results prepared in accordance with GAAP, and not as a substitute for GAAP results. In addition, short-term cash incentive awards will include a strategic performance metric that may vary year-to-year and will align with the objectives identified through the Company’s financial or strategic planning process. The following table shows our 2022 performance metrics under the ELTIP. Short-term cash incentive awards for the CEO are earned based solely on the Company-wide performance score. Short-term cash incentive awards for other NEOs will be earned based on a weighting of 80% Company-wide performance and 20% for individual performance determined by measures and objectives established in discussions with the CEO.

Historically, the weighting percentage for other NEOs was 75% for Company-wide performance and 25% for individual performance.

Short-Term Incentive Company Score(1)	Threshold	Target	Maximum/ Stretch	Weighting
Adjusted ROA	1.00%	1.10%	1.26%	25%
Adjusted ROTCE	12.1%	13.1%	14.8%	25%
Adjusted EPS	$3.17	$3.48	$4.00	25%
Strategic Performance(2)	*	*	*	25%

(1)	Threshold, Target, and Maximum performance goals are evaluated and based on our Quality of Earnings approach when setting each goal and when comparing against the publicly available financials of the our peer group (KRX).

(2)	For 2022, the Strategic Performance metric was based on the results of our combination with Bryn Mawr, including Bryn Mawr Associate Retention, Bryn Mawr Customer Retention, Bryn Mawr Cost Synergies, and CE3.

For 2022, the below table reflects the target values of each of our NEO’s short-term cash incentive award under the ELTIP as a percent of base salary. Payment of short-term cash incentive awards under the ELTIP occurs no later than March 15th of the year following the performance period. This timing usually provides ample opportunity for the finalization of year-end performance results, as well as maintaining compliance with the short-term deferral exception under Section 409A requirements of the Internal Revenue Code of 1986, as amended (the “Code”).

Name	Threshold	Target	Maximum
Rodger Levenson	55%	110%	165%
Dominic C. Canuso	33%	66%	100%
Arthur J. Bacci	33%	66%	100%
Steve Clark	33%	66%	100%
Richard Wright	33%	66%	100%

Based on the Company’s achievement in 2022 against the four performance metrics and the continued leadership and strategic direction provided by the Executive Leadership Team during the year, the Personnel and Compensation Committee granted and our Board of Directors approved a short-term cash incentive award to our CEO in an amount equal to 155% of base salary. The CEO’s short- term cash award is based on 100% of the aforementioned company performance metrics. The other NEOs short-term cash award has an 80% Company performance and 20% individual performance weighting, which resulted in payouts averaging 91.3% of base salary.

Long-Term Equity Incentive Awards

Long-term incentive equity is awarded to the CEO and other NEOs in the form of RSUs and PSUs with a 40% and 60% split respectively. Beginning in 2023, the RSUs will be granted as a percentage of base salary and vest in equal annual installments generally over three years, and PSUs will vest according to performance as measured by the Personnel and Compensation Committee at the end of a 3-year period based on the Company’s cumulative Adjusted ROA relative to the KRX Index for the same period. In February 2023, the CEO and other NEOs were awarded PSUs representing the total dollar amount of the maximum value of the

PSUs under the ELTIP plan based on the price of WSFS common stock on the date of grant. Beginning in 2023, the RSUs awarded under the ELTIP will be equal to 76% of the CEO’s base salary and 28% of other Executive Leadership Team member’s base salary and are not subject to any performance metrics. As a result, in 2023, as compensation for 2022, the CEO and each other NEO (other than Mr. Wright) received, as part of their long-term incentive award under the ELTIP, RSU grants with a dollar value equal to 76% or 28% of his or her base salary respectively. The maximum value of PSUs awarded under the ELTIP will generally be equal to 228% of the CEOs base salary and 84% of an executive’s base salary and are subject to performance metrics. The performance metric for the Company’s 2022 PSU awards is a percentile ranking of the Company’s cumulative QoE Adjusted ROA during the three-year period, as compared to the companies in the KRX Index, subject to the exercise of discretion by the Personnel and Compensation Committee for unique circumstances. The actual number of shares that will vest at the end of the three-year period will be based on the QoE Adjusted ROA performance over the three-year period relative to the KRX Index. If such performance is at the 25th percentile, 50th percentile, 75th percentile or 100th percentile, grantees will receive 25%, 50%, 75% or 100% of their maximum award opportunity respectively.

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The below table reflects the target values of each of our NEO’s long-term equity incentive opportunity under the ELTIP as a percent of his or her base salary. Please note this includes both the RSUs (40%) and PSUs (60%) that comprise the LTI awards.

Name	25th	50th	75th	100th
Rodger Levenson	133%	190%	247%	304%
Dominic C. Canuso	49%	70%	91%	112%
Arthur J. Bacci	49%	70%	91%	112%
Steve Clark	49%	70%	91%	112%
Richard Wright	49%	70%	91%	112%

The total value of long-term equity incentive awards granted to our NEOs in 2023 for 2022 performance levels were as follows:

Name	PSUs(1)	RSUs
Rodger Levenson	$2,042,880	$680,960
Dominic C. Canuso	$429,660	$143,220
Arthur J. Bacci	$351,120	$117,040
Steve Clark	$372,120	$124,040
Richard Wright(2)	n/a	n/a

(1)	PSU amount represents maximum value under the ELTIP. All actual earned shares will vest according to performance as measured by the Personnel and Compensation Committee at the end of the three-year period. Calculation for both PSUs and RSUs use base pay as of March 1, 2023. Probable value (not maximum value shown) for PSUs will be reported in the Summary Compensation Table for 2023 in our 2024 proxy statement. PSU and RSU awards were calculated using the share price at the close of business on February 23, 2023 following the Board of Directors meeting, which was $49.69.

(2)	Richard Wright retired from his positions effective as of January 2023. Therefore, no PSUs were awarded in February 2023.

Other Equity Incentive Compensation

Equity incentives for our executive officers are awarded pursuant to the terms of our 2018 Incentive Plan (the “2018 Plan”). Our equity incentive awards include the long-term equity incentive awards paid under the ELTIP, which is the primary method by which we provide long-term incentives to our executives. See the discussion above in the section entitled “ELTIP Description”.

The Integration Performance RSU Plan (the “Integration Plan”) provided incentive awards to members of the Company’s Senior Leadership Team linked to the achievement of milestones related to the integration of Beneficial and other strategic goals. On February 24, 2022, the Board and the Committee approved the termination of the Integration Plan. The Integration Plan and awards granted thereunder have been described previously in the Company’s proxy statements filed in 2020 and 2021.

Integration Performance-Based RSU Awards (the “Integration Awards”) earned under the Integration Plan were issued pursuant to the terms of the 2018 Incentive Plan. The table below shows the performance metrics, target goals and weighting assigned to each metric.

Metric	Goal	% Weighting
Core ROA(1)	1.75%	80%
Gallup CE3(2)	80th Percentile(4)	10%
Gallup Q12(3)	90th Percentile(4)	10%

(1)	Core Return on Assets (“Core ROA”) is the non-GAAP measure that divides (i) Adjusted Net Income (non-GAAP) attributable to WSFS by (ii) average assets for the applicable period. For a reconciliation of these non-GAAP financial measures to their comparable GAAP measures, see “Appendix A – non-GAAP Reconciliations”.
(2)	The Gallup CE3 is a concise survey comprised of three actionable items with the most conclusive links to crucial customer outcomes. The Gallup CE3 categorizes customers into three distinct groups: fully engaged, indifferent and actively disengaged.
(3)	The Gallup Q12 represents a survey of 12 questions that measure the most important elements of Associate engagement.
(4)	Percentiles represent ranking against Gallup overall database.

The vesting period was dependent upon the annual period in which the awards performance vest and ranged from one to three years.

The termination of the Integration Plan was effective upon execution of termination agreements with each of the Integration Plan participants. In connection with the termination of the Integration Plan, the portion of the related Integration Awards attributable to Core ROA was terminated, and the Personnel and Compensation

WSFS Bank 2023 Proxy Statement	44

Committee exercised its discretion under the Integration Plan to deem the Gallup CE3 performance goal met. In addition, the Gallup Q12 goal was satisfied in 2021. As a result, 20% of the RSUs subject to the Integration Awards vested and became subject to service- based vesting conditions. All or a portion of the RSUs attributable to Gallup CE3 will vest on March 15, 2025. All or a portion of the RSUs attributable to Gallup Q12 vest one third each on March 15, 2023, March 15, 2024, and March 15, 2025.

Compensation Risk Assessment

The CEO, the Chief Human Resources Officer, the Chief Risk Officer and the Personnel and Compensation Committee, with advice from its compensation consultant, have reviewed the Summary Incentive Compensation Review containing a description of all compensation components for each executive officer, including base salary, incentive compensation and all of our incentive compensation plans. They have determined that the compensation packages awarded to our executive officers, and others, are consistent with our goals to provide compensation that is competitive with our peers, that drives financial performance without undue risk, and aligns the interests of our executive officers, and others, with those of our stockholders. In addition, during 2022, the Personnel and Compensation Committee reviewed an analysis of all incentive plans conducted by our Chief Risk Officer and concluded that our compensation program is balanced and does not encourage imprudent risk taking. Accordingly, we believe our executive and management compensation plans are reasonable, pay-for-performance-based,

The Personnel and Compensation Committee awards equity grants annually, generally at its February meeting. Grants may be recommended at other times during the year for special circumstances, such as the hiring of a new executive. In August 2022, management was granted the discretion to approve such awards valued up to $200,000 per award. Awards valued more than $200,000 are subject to Personnel & Compensation Committee approval.

competitive, not excessive, and do not encourage our executives or any of our Associates to take actions that pose an unnecessary or excessive risk that would threaten the value of our Company and do not unnecessarily expose our Company to risks or encourage the manipulation of reported earnings to enhance the compensation of management.

Our 2022 results reflected strong performance relative to our peers as well as against WSFS’ strategic objectives. When excluding provision for credit losses, WSFS had a strong year financially, and in sustaining and growing our franchise value by supporting our Associates, Customers, and Communities. Our executives’ 2022 compensation reflects these results, and considering the total mix of compensation, we believe 2022 executive compensation is reasonable in light of payment levels for companies in our CPG and consistent with our 2022 results, both in absolute terms, and in comparison to prior years’ results.

WSFS Bank 2023 Proxy Statement	45

Benefits

401(k) Employer Contribution

We provide a 401(k) program that allows Associates to contribute a portion of their pre-tax earnings towards retirement savings. We offer a Company match to all Associates enrolled in our 401(k) plan as a component of total compensation and to encourage them to participate in the 401(k) program. We match the first 5% of an Associate’s contribution dollar-for-dollar up to IRS limitations.

Director and Executive Non-Qualified Deferred Compensation Plan

We offer a non-qualified deferred compensation plan for our executives and Board of Directors. For executives, this program allows for base compensation to be deferred, as well as for deferment of cash awards. For directors, this program allows for retainer and meeting fees to be deferred. It offers pre-tax, voluntary contributions, tax deferred earnings, investment choices and flexible payment options. The plan is solely funded by the participant, and while the Company has discretion to make employer contributions, it has not exercised its discretion to do so for directors or NEOs. The plan was reviewed and approved by our Personnel and Compensation Committee and our Board of Directors. The following table provides information relating to deferrals of compensation by our NEOs under our non-qualified deferred compensation plan.

Name and Principal Position	Executive Contributions in 2022(1)	Aggregate Earnings in 2022(2)	Aggregate Withdrawals/ Distributions in 2022	Aggregate Balance at December 31, 2022
Rodger Levenson	$—	$—	$—	$—
Dominic C. Canuso	—	—	—	—
Arthur J. Bacci	—	—	—	—
Steve Clark	—	(38,903)	—	247,269
Richard Wright	433,277	(374,089)	—	2,552,741

(1)	Amounts in this column are included in the Summary Compensation Table.

(2)	Amounts in this column are not included in the Summary Compensation Table.

Development Allowance

We provide a Development Allowance to our executive officers that provides up to $35,000 per year for the CEO and up to $12,500 per year for executive vice presidents. These amounts reflect our growth and executive involvement in expanded markets. Allowable expenses under the Development Allowance Policy include items that improve an executive’s networking and business development prospects, personal health, time management and general well-being in a way that can reasonably be expected to result in improvements to their productivity as one of our executives. CEO expenditures must be approved by the Lead Independent Director. Expenditures by executive vice presidents must be approved by the CEO.

Relocation Benefits

Separate from the above allowance, executives who are recruited from outside our market may be reimbursed for costs associated with their transitional relocation.

Retirement Plans

We do not maintain a tax-qualified non-contributory retirement plan (pension plan). However, we do provide continuation of medical benefits to Associates, including our executive officers, who retire, should they elect to participate in the benefit. We provide supplemental contributions toward retiree continuing medical coverage costs. For 2022, our contribution towards this supplement was capped at $4,157 per retiree but may have been less based on length of service at time of retirement of each retiree, irrespective of annual increases to the cost of the medical benefit premium. We limit our increases to no more than 4% annually. Primarily because of changes to Medicare Part D coverage, this plan is no longer meaningfully utilized by, or available to, Associates who were not already retirement eligible as of March 31, 2014.

Employment Agreements

Because of our corporate philosophy which emphasizes commitment based on performance, we do not have employment agreements for our NEOs. We have a formal severance policy for our Chief Executive Officer and the executive vice presidents who report to him which provides payments to NEOs if their employment is terminated without cause or under certain conditions following a change in control. Further details concerning the severance policy are provided in the section entitled “Potential Payments upon Termination or Change in Control.”

WSFS Bank 2023 Proxy Statement	46

Executive Compensation Policies

Clawback Policy

The Personnel and Compensation Committee reserves the right to recover (“clawback”) any incentives that were paid due to fraudulent activity, inaccurate performance criteria or reporting, or errors in financial statements that are required to be restated. The Personnel and Compensation Committee approved a Compensation Clawback Policy in February 2019 in general alignment with proposed SEC clawback rules. Our Board of Directors has the sole authority to interpret, apply and implement this policy. Pursuant to this policy, the Personnel and Compensation Committee may require executive officers to forfeit and reimburse any bonus, award or incentive compensation paid under a benefit plan to the extent that such bonus, award or incentive compensation was due to or was based on statements of earnings, revenues, gains, the performance metric criteria of a benefit plan or other criteria that were later found to be materially inaccurate by the Personnel and Compensation Committee. Executive officers are subject to clawback provisions in the event the Company is required to prepare an accounting restatement due to the material noncompliance by the Company during the three completed fiscal years preceding the date the restatement is determined to be filed. In addition, if an executive officer engages in misconduct that, in our Board of Directors’ discretion, directly or indirectly causes a material adverse effect to the Company, our Board of Directors may require forfeiture or reimbursement of awards during the three-year period preceding the commission of the act of misconduct. In light of rules recently issued by the SEC regarding clawback policies, we expect to review our clawback policy in 2023 following the Nasdaq adoption of its relevant clawback listing standards and determine whether any updates to our policy are warranted.

Policy Prohibiting Hedging

Our Insider Trading Policy specifically prohibits WSFS insiders, which are defined as directors, officers holding the title of Senior Vice President or higher and any other Associates with access to material non-public information, from hedging the risk associated with the ownership of our common stock.

Stock Ownership Guidelines

Our Board of Directors has established a stock ownership guideline for the Executive Leadership Team such that the CEO should own 60,000 shares of vested common stock and all executive vice presidents should own 15,000 shares of vested common stock, each to be accumulated within five years of assuming his or her executive position. Our independent members of our Board of Directors are also required to hold a minimum of 5,000 shares of our common stock. These ownership guidelines are evaluated periodically for appropriate adjustments.

Stock Trading Plans

Our Insider Trading Policy allows for purchases or sales of WSFS’ stock made in compliance with a written plan established by a director, officer or other Associate that meets the requirements of Rule 10b5-1 under the Exchange Act (a “Plan”) if: (1) the Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at a time when the individual was not in possession of material non-public information about WSFS, and, for WSFS Insiders, was established during an open window period for trading in WSFS’ stock and not during any trading “blackout” period; and (2)  the Plan was reviewed by the Company’s Legal Department prior to its establishment to confirm compliance with the Insider Trading Policy and its related procedures. No amendments to such Plans are permitted during blackout periods.

From time to time, other WSFS insiders may enter into similar trading plans in accordance with Rule 10b5-1.

Tax Considerations Related to Our Executive Compensation

Section 162(m) of the Code (“Code Section 162(m)”) provides that certain compensation paid in excess of $1.0 million to our CEO, CFO and certain other executives and former executives is not deductible for federal income tax purposes. Although the Personnel and Compensation Committee seeks, where feasible, to structure compensation granted to our executive officers in a manner that is intended to minimize or eliminate the impact of the Code Section 162(m) deduction limitation, the Personnel and Compensation Committee believes there is a need for flexibility to determine compensation consistent with its overall compensation philosophy and objectives and aligned with other corporate priorities. There are scenarios in which the Personnel and Compensation Committee may approve compensation that is not fully deductible under Code Section 162(m).

Section 280G of the Code (“Code Section 280G”) limits our ability to take a federal income tax deduction for certain compensation that could be paid to executive officers resulting from a change in control transaction affecting us. In the event we pay any “excess parachute payments,” as defined under Code Section 280G, we would have compensation payments that are not tax deductible under Code Section 280G and executives would have excise taxes due on the receipt of such “excess parachute payments” under Section 4999 of the Code (“Code Section 4999”). The Personnel and Compensation Committee considers the adverse tax liabilities imposed by Code Section 280G and Code Section 4999, as well as its overall philosophy and objectives and corporate objectives, when it structures certain compensation to our executive officers.

WSFS Bank 2023 Proxy Statement	47

CEO Pay Ratio

The CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

In identifying our median Associate at December 31, 2022, we used a measure of total cash compensation defined as the sum of base salary, bonus, incentive, commission, holiday, paid time off and overtime pay as reflected in our payroll records. We believe this is a reasonable measure of total compensation and consistent with prior years’ methodology. Our 2022 Associate population consists of approximately 2,180 Associates, all of whom are located in the United States. This population includes all full-time, part-time and temporary Associates. It does not include seasonal workers who we hire to assist us during the summer months or temporary workers hired through an agency. We annualized the compensation of approximately 180 full-time Associates who were hired during 2022, based on the portion of the year for which they were employed.

To calculate the 2022 ratio of compensation of our median Associate to that of Mr. Levenson, we calculated the median Associate’s annual total compensation consistent with the calculation of Mr. Levenson’s annual total compensation as reported in the “Total” column of our 2022 Summary Compensation Table included in this proxy statement plus the amount of such Associate’s health care benefits paid by the Company, if elected. This includes total cash compensation as described above as well as the company matching contributions to participants in our Section 401(k) employee savings plan. The annual total compensation for the median Associate was $85,472. Mr. Levenson’s total compensation was $4,670,597. The ratio of Mr. Levenson’s annual total compensation to the annual total compensation of the identified median Associate at December 31, 2022 was approximately 55 to 1.

Compensation Committee Internal Interlocks and Insider Participation

No member of our Personnel and Compensation Committee is, or formerly was, an officer or Associate of ours. During 2022, none of our executive officers served on the Personnel and Compensation Committee (or equivalent), or our Board of Directors, of another entity whose executive officer or officers served on our Personnel and Compensation Committee or Board of Directors.

Personnel and Compensation Committee Report

Pursuant to rules and regulations of the SEC, this Compensation Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that WSFS Financial Corporation (the “Company”) specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

The Personnel and Compensation Committee has reviewed and discussed with management the CD&A to be included in the Company’s 2023 Proxy Statement filed pursuant to Section 14(a) of the Exchange Act (the “Proxy Statement”), including the information contained therein under the heading “Compensation of Our Board of Directors.” Based on the reviews and discussions referred to above, the committee recommends to our Board of Directors that the CD&A referred to above be included in the Proxy Statement.

Personnel and Compensation Committee

Francis B. Brake, Chair

Christopher T. Gheysens, Vice Chair
Karen Dougherty Buchholz
Eleuthère I. du Pont

Lynn B. McKee
David G. Turner

WSFS Bank 2023 Proxy Statement	48

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary(1)	Bonus	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total
Rodger Levenson	2022	$858,333	$1,344,585	$2,405,330	$—	$1,750	$48,473	$4,658,471
Chairman, President and Chief Executive Officer	2021	795,834	1,200,000	930,078	415,400	1,690	43,090	3,386,092
	2020	767,667	430,125	1,062,561	252,561	2,000	48,488	2,563,402
Dominic C. Canuso	2022	489,000	449,908	644,230	—	1,750	26,307	1,611,195
Executive Vice President and Chief Financial Officer	2021	447,917	440,213	328,252	139,320	1,690	24,388	1,381,780
	2020	422,475	239,100	289,009	95,009	2,000	30,897	1,078,490
Arthur J. Bacci	2022	399,834	365,416	530,367	—	1,750	27,750	1,325,117
Executive Vice President and	2021	367,500	364,388	274,824	116,640	1,690	27,000	1,152,042
Chief Wealth Officer	2020	355,833	133,200	250,243	82,243	2,000	26,750	850,268
Steve Clark	2022	427,876	389,356	584,220	—	1,750	27,750	1,430,952
Executive Vice President and	2021	415,542	383,870	338,204	131,868	1,690	26,645	1,300,319
Chief Commercial Banking Officer	2020	401,667	175,590	280,063	92,063	2,000	40,392	991,775
Richard Wright	2022	430,249	406,384	588,681	—	1,750	15,250	1,442,314
Executive Vice President and	2021	418,542	392,408	312,994	132,840	1,690	14,500	1,272,974
Chief Retail Officer	2020	405,167	151,700	284,536	93,536	2,000	14,250	951,188

(1)	The amounts shown as salaries in this table may be different from the amounts shown in the Base Salary table because this table represents the amount actually paid during the year and the Base Salary table represents actual base salary level.

(2)	Represents the aggregate fair value of awards on the date they were granted in accordance with ASC Topic 718. See the Notes to the Consolidated Financial Statements included in our 2022 Annual Report on Form 10-K for the assumptions used to calculate grant date fair value. Amounts in this column include the aggregate grant date fair value of RSUs granted in February 2022, as well as values from the terminated Integration Plan. Values from the latter represent 10% for CE3 and 10% for Gallup Q12 at the $43.28 share price from February 28,2019 per the Integration Plan. Specifically, RSUs were as follows: Mr. Levenson, $920,000; Mr. Canuso, $316,050; Mr. Bacci, $258,300; Mr. Clark, $292,075; and, Mr. Wright, $294,175. Specifically, Integration Award values are as follows: Mr. Levenson, $292,400; Mr. Canuso, $77,385; Mr. Bacci, $66,997; Mr. Clark, $74,961; and, Mr. Wright, $76,173. Amounts in this column also include PSUs that reflect the grant date value of PSUs awarded in 2022 based on the probable outcome of the associated performance conditions. This amount is calculated consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718 (excluding the effect of estimated forfeitures). The calculation results in amounts less than the maximum award value under the ELTIP. Based on the closing price of WSFS common stock on the grant date of $49.76, the maximum award value for PSUs awarded in 2022 for Mr. Levenson is $1,983,600; Mr. Canuso is $417,060; Mr. Bacci is $341,040; Mr. Clark is $361,200; and Mr. Wright is $363,090.

(3)	Represents the aggregate fair value of awards on the date they were granted in accordance with ASC Topic 718. See the Notes to the Consolidated Financial Statements included in our 2022 Annual Report on Form 10-K for the assumptions used to calculate grant date fair value.

(4)	Represents cash awards to NEOs in connection with our All Associate Bonus Plan.

(5)	All Other Compensation includes contributions of $15,250 made by us to the 401(k) plans of each of our NEOs, and a maximum development allowance of $12,500 for each EVP and $35,000 for the CEO. Health benefits paid directly by the Company are not included in the table above.

WSFS Bank 2023 Proxy Statement	49

Grants of Plan-Based Awards

The following table presents information regarding grants of non-equity and equity plan-based awards to our NEOs during 2022. Such awards consist of both RSUs and PSUs. The RSU grants vest equally over four years. Awards have a grant date fair value of $49.76, which is equal to the closing stock price of WSFS common stock at the grant date of February 24, 2022. The PSUs are granted at maximum award value and are measured over a three-year period. All or a portion of the PSUs vest according to performance as measured by the Personnel and Compensation Committee at the end of a 3-year period.

	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Securities Underlying	Grant Date Fair Value of Stock and Option
Name	Date	Threshold	Target	Maximum	25th	50th	75th	100th(Max)	Options (#)	Awards(2)(3)
Rodger Levenson
2022 Cash Incentive Award	—	$478,500	$957,000	$1,435,500	—	—	—	—	—	—
2022 RSU Awards	2/24/2022	—	—	—	—	—	—	—	18,489	920,013
2022 PSU Awards	2/24/2022	—	—	—	495,900	991,800	1,487,700	1,983,600	—	1,192,930
Dominic C. Canuso
2022 Cash Incentive	—	163,845	327,690	496,500	—	—	—	—	—	—
Award 2022 RSU Awards	2/24/2022	—	—	—	—	—	—	—	6,352	316,076
2022 PSU Awards	2/24/2022	—	—	—	104,265	208,530	312,795	417,060	—	250,795
Arthur J. Bacci
2022 Cash Incentive Award	—	133,980	267,960	406,000	—	—	—
2022 RSU Awards	2/24/2022	—	—	—	—	—	—	—	5,191	258,304
2022 PSU Awards	2/24/2022	—	—	—	85,260	170,520	255,780	341,040	—	205,070
Steve Clark
2022 Cash Incentive Award	—	141,900	283,800	430,000	—	—	—
2022 RSU Awards	2/24/2022	—	—	—	—	—	—	—	5,870	292,091
2022 PSU Awards	2/24/2022	—	—	—	90,300	180,600	270,900	361,200	—	217,184
Richard Wright
2022 Cash Incentive Award	—	142,643	285,285	432,250	—	—	—
2022 RSU Awards	2/24/2022	—	—	—	—	—	—	—	5,912	294,181
2022 PSU Awards(4)	2/24/2022	—	—	—	90,773	181,545	272,318	363,090	—	218,333

(1)	Represents the 2022 cash award opportunities under the annual incentive component. Actual cash incentive amounts paid for 2022 are included in the “Bonus” column of the Summary Compensation Table, and actual payments of equity awards earned for 2022 performance will be shown in the Summary Compensation Table for 2023 to be included in the Company’s 2024 proxy statement. Equity awards will be paid out in stock in the form of whatever number of shares that amount translates into at the time of the payout.

(2)	See Note 17 to the Notes to the Consolidated Financial Statements included in our 2022 Annual Report on Form 10-K for the assumptions made in calculating the grant date fair value of stock and option awards.

(3)	PSU award amounts are the probable value expected to be earned as of 12/31/2022.

(4)	Richard Wright retired effective as of January 2023. Upon completion of the 2022 three-year PSU performance period, he will receive 1/3 of the three-year performance period calculated award.

WSFS Bank 2023 Proxy Statement	50

Outstanding Equity Awards Value at Fiscal Year-End

The following table shows the number and exercise price of all unexercised stock options held by NEOs as of December 31, 2022, as well as shares of unvested RSUs owned by the NEOs. The awards are listed in order of grant date. These awards are subject to our clawback provision affecting our NEOs.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Rodger Levenson(1)(2)					46,496	$2,108,129
	5,492	—	$47.05	2/23/2024
	7,396	—	48.40	2/22/2025
	9,743	3,248	43.28	2/28/2026
	17,370	17,370	36.11	2/27/2027
	6,933	20,797	51.84	3/3/2028
Dominic C. Canuso(3)(4)					15,494	702,498
	4,799	—	47.05	2/23/2024
	6,102	—	48.40	2/22/2025
	7,460	2,486	43.28	2/28/2026
	6,535	6,534	36.11	2/27/2027
	2,325	6,975	51.84	3/3/2028
Arthur J. Bacci(5)(6)					13,001	589,465
	6,540	2,180	43.28	2/28/2026
	5,657	5,656	36.11	2/27/2027
	1,947	5,839	51.84	3/3/2028
Steve Clark(7)(8)					14,912	676,110
	4,707	—	47.05	2/23/2024
	5,994	—	48.40	2/22/2025
	7,327	2,442	43.28	2/28/2026
	6,332	6,331	36.11	2/27/2027
	2,201	6,602	51.84	3/3/2028
Richard Wright(9)					14,798	670,941
	5,311	—	47.05	2/23/2024
	6,502	—	48.40	2/22/2025
	7,443	2,481	43.28	2/28/2026
	6,433	6,433	36.11	2/27/2027
	2,217	6,651	51.84	3/3/2028

(1)	The 3,248 unvested options expiring 2/28/2026 vest on 4/15/2023. Of the 17,370 unvested options expiring 2/27/2027, 8,685 vest on 4/15/2023 and 8,685 vest on 4/15/2024. Of the 20,797 unvested options expiring 3/3/2028, 6,932 vest on 4/15/2023, 6,933 vest 4/15/2024, and 6,932 vest on 4/15/2025.
(2)	Of the 46,496 unvested RSUs, 1,126 vest on 3/15/2023, 13,906 vest on 4/15/2023, 5,812 vest on 12/10/2023, 1,126 vest on 3/15/2024, 8.575 vest on 4/15/2024, 4,504 vest on 3/15/2025, 6,825 vest on 4/15/2025 and 4,622 vest on 4/15/2026.
(3)	The 2,486 unvested options expiring 2/28/2026 vest on 4/15/2023. Of the 6,534 unvested options expiring 2/27/2027, 3,267 vest on 4/15/2023 and 3,267 vest on 4/15/2024. Of the 6,975 unvested options expiring 3/3/2028, 2,325 vest on 4/15/2023, 2,325 vest on 4/15/2024, and 2,325 vest on 4/15/2025.
(4)	Of the 15,494 unvested RSUs, 298 vest on 3/15/2023, 5,261 vest on 4/15/2023, 1,545 vest on 12/10/2023, 298 vest on 3/15/2024, 2,985 vest on 4/15/2024, 1,192 vest on 3/15/2025, 2,327 vest on 4/15/2025 and 1,588 vest on 4/15/2026.
(5)	The 2,180 unvested options expiring 2/28/2026 vest on 4/15/2023. Of the 5,656 unvested options expiring 2/27/2027, 2,828 vest on 4/15/2023, and 2,828 vest on 4/15/2024. Of the 5,839 unvested options expiring on 3/3/2028, 1,946 vest on 4/15/2023, 1,947 vest on 4/15/2024, and 1,946 vest on 4/15/2025.
(6)	Of the 13,001 unvested RSUs, 258 vest on 3/15/2023, 4,416 vest on 4/15/2023, 1,338 vest on 12/10/2023, 258 vest on 3/15/2024, 2,485 vest on 4/15/2024, 1,032 vest on 3/15/2025, 1,916 vest on 4/15/2025 and 1,298 vest on 4/15/2026.
(7)	The 2,442 unvested options expiring 2/28/2026 vest on 4/15/2023. Of the 6,331 unvested options expiring 2/27/2027, 3,165 vest on 4/15/2023 and 3,166 vest on 4/15/2024. Of the 6,602 unvested options expiring 3/3/2028, 2,201 vest on 4/15/2023, 2,200 vest on 4/15/2024 and 2,201 vest on 4/15/2025.
(8)	Of the 14,912 unvested RSUs, 288 vest on 3/15/2023, 5,245 vest on 4/15/2023, 1,497 vest on 12/10/2023, 289 vest on 3/15/2024, 2,804 vest on 4/15/2024, 1,155 vest on 3/15/2025, 2,167 vest on 4/15/2025 and 1,467 vest on 4/15/2026.
(9)	Richard Wright retired effective as of January 2023. All option awards vested and became exercisable, and the 14,798 unvested RSUs vested on 1/6/2023.

WSFS Bank 2023 Proxy Statement	51

Exercises of Options and Vesting of Stock During 2022

The following table shows the number of options exercised and RSUs vested by the NEOs during the fiscal year ended December 31, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Rodger Levenson	9,090	$167,283	15,541	$ 676,038
Dominic C. Canuso	—	—	5,583	240,360
Arthur J. Bacci	—	—	5,079	217,732
Steve Clark	—	—	5,635	242,317
Richard Wright	—	—	5,461	235,157

WSFS Bank 2023 Proxy Statement	52

Potential Payments upon Termination or Change in Control

We have adopted a severance policy that provides severance payments upon termination of employment without “Cause” for “Good Reason” (as each term is defined in the policy) for an executive (which includes all of our NEOs) covered by the severance policy. Eligibility for severance benefits is subject to the terms and conditions of the WSFS Executive Severance Policy, and the amount of severance benefits that may be due depends on whether the qualifying termination of employment occurs in connection with a Change in Control.

Non-Change in Control Termination under Severance Policy

Executive officers covered by this policy who incur a qualifying termination that is not a Change of Control Termination (described below) are entitled to be paid eighteen months of base salary (twenty-four months for the CEO), the value of employer-portion of premiums for coverage under the WSFS health plan and dental plan for eighteen months (twenty-four months for the CEO), and outplacement benefits commensurate with the executive’s level.

Change in Control Termination under Severance Policy

Executive officers covered by this policy who incur a qualifying termination within twenty-four months following a change in control (a “Change of Control Termination”) are entitled to be paid two times (three times for the CEO) the sum of the executive’s base salary and the amount of the most-recently earned bonus, the value of employer-portion of premiums for coverage under the WSFS health plan and dental plan for twenty-four months (thirty-six months for the CEO), and outplacement benefits commensurate with the executive’s level.

If it is determined that the any of the preceding payments would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the change in control payment would be reduced to greatest amount that would not be subject to the excise tax if, after taking into account applicable federal, state, local and foreign income and employment taxes, the excise tax, and any other applicable taxes, the executive would retain a greater amount on an after-tax basis following such reduction.

Total Payments Due Upon Termination of Employment

The table on the following page shows the payments that our NEOs would have received upon termination of their employment on December 31, 2022, under the circumstances shown.

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			Before Change in Control		After Change in Control
Name	Benefit		Termination Without Cause or Departing for Good Reason(1)		Termination Without Cause or Departing for Good Reason(2)	Death(3)	Disability(4)
Rodger Levenson	Severance pay	(5)	$1,740,000		$6,643,755	$500,000	$459,000
	Outplacement services	(6)	10,000		10,000	—	—
	Option and RSU/PSU vesting	(7)	—	(9)	2,275,145	2,275,145	2,275,145
	Health benefits	(8)	25,506		38,259	—	—
	Total Value		$1,775,506		$8,967,159	$2,755,145	$2,734,145
Dominic C. Canuso	Severance pay	(5)	$744,750		$1,892,816	$496,500	$138,577
	Outplacement services	(6)	10,000		10,000	—	—
	Option and RSU/PSU vesting	(7)	—	(9)	767,928	767,928	767,928
	Health benefits	(8)	$11,914		15,885	—	—
	Total Value		$766,664		$2,686,629	$1,264,428	$906,505
Arthur J. Bacci	Severance pay	(5)	$609,000		$1,542,832	$406,000	$86,462
	Outplacement services	(6)	10,000		10,000	—	—
	Option and RSU/PSU vesting	(7)	—	(9)	646,161	646,161	646,161
	Health benefits	(8)	24,795		33,060	—	—
	Total Value		$643,795		$2,232,053	$1,052,161	$732,623
Steve Clark	Severance pay	(5)	$645,000		$1,638,712	$430,000	$239,000
	Outplacement services	(6)	10,000		10,000	—	—
	Option and RSU/PSU vesting	(7)	—	(9)	735,429	735,429	735,429
	Health benefits	(8)	24,282		33,101	—	—
	Total Value		$679,826		$2,417,242	$1,165,429	$974,429
Richard Wright	Severance pay	(5)	$648,375		$1,677,268	$432,250	$240,125
	Outplacement services	(6)	10,000		10,000	—	—
	Option and RSU/PSU vesting	(7)	—	(9)	676,052	676,052	676,052
	Health benefits	(8)	24,282		32,376	—	—
	Total Value		$682,657		$2,395,696	$1,108,302	$916,177

(1)	Non Change in Control: CEO is 2 times base salary; EVPs are 1.5 times base salary, as well as 2 and 1.5 times respectively for the CEO’s and EVP’s employer-portion of premiums for coverage under health plan.
(2)	Change in Control without Cause or Good Reason: CEO is 3 times base salary plus most recently earned bonus; EVPs are 2 times base salary plus most recently earned bonus; (reflects ELTIP cash paid March 15, 2023 for 2022 performance).
(3)	Death benefit is 1 times base salary up to a maximum of $500,000, reflected in figures above.
(4)	We offer two weeks of short-term disability benefits for all Associates for each year of service up to a maximum of 26 weeks. Long-term disability for all Associates has a $24,000 maximum benefit. On January 1, 2022 the Long-term disability for all Associates has a $10,000 a month maximum benefit.
(5)	As discussed in “Change in Control Termination under Severance Policy,” severance payments following a change in control that could constitute a “parachute payment” within the meaning of 280G of the Code may be subject to reduction in certain circumstances.
(6)	Outplacement service amounts are estimates based on management’s experience with outplacement providers.
(7)	Option and restricted stock vesting is based on an assumed value of $45.34 per common share reflecting the closing price on December 31, 2022.
(8)	Health benefits represent the portion of the total cost that would be paid by WSFS.
(9)	Upon termination without cause or for good reason, prior to a change in control, the continued employment requirement under the executive officer’s PSUs is waived, although the awards are not subject to accelerated vesting.

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Proposal 3: Advisory (Non-Binding) Vote Recommending the Frequency of Advisory Votes on NEO Compensation

THE FREQUENCY OF THE “SAY-ON-PAY” ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are seeking advisory (non-binding) stockholder approval of frequency of the advisory vote on the compensation of our executives. This proposal gives you as a stockholder the opportunity to endorse or not endorse the frequency of our stockholders’ advisory vote on our NEO pay program through the following resolution:

“Resolved, that the stockholders indicate by their vote on this resolution whether the stockholders’ advisory vote on our executive compensation be conducted every year, every two years, or every three years.”

ABOUT THE FREQUENCY OF “SAY-ON-PAY” ADVISORY VOTES

Section 14A of the Exchange Act requires that our stockholders have the opportunity to recommend, on an advisory (non-binding) basis, how frequently we should seek an advisory vote on our executive compensation, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this proposal, stockholders may indicate whether they would prefer that the advisory vote on our executive compensation occur every one, two, or three years. Stockholders may alternatively abstain from voting on this proposal.

We currently hold advisory stockholder votes on executive compensation every year. We believe that an annual vote gives stockholders the opportunity to react promptly to emerging trends in compensation and provide feedback before those trends become pronounced over time, while also giving the Board of Directors and the Personnel and Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of ongoing stockholder feedback. Accordingly, the Board of Directors recommends that you vote for a frequency of every year for the stockholder advisory vote on executive compensation.

ABOUT OUR EXECUTIVE COMPENSATION PROGRAM

Our objective is to be a long-term, sustainable, high-performing company, and we have designed our compensation practices toward attracting and retaining high-quality individuals, and motivating and rewarding them for strong performance. More information regarding our executive compensation program is outlined in our CD&A discussion beginning on page 34 and our “Proposal 2: Advisory Vote on Executive Compensation” beginning on page 30.

ABOUT YOUR VOTE

You are presented with four non-binding choices for the frequency of the advisory vote on executive compensation: (1) every year, (2) every two years, (3) every three years, or (4) abstain.

•	The affirmative vote of a majority of the shares present in person by participation at the Annual Meeting or represented by proxy and entitled to vote is required to approve one of the selections under this advisory proposal.
•	Abstentions will have the same effect as votes against all three options and broker non-votes will have no effect on the outcome of the proposal.
•	It is possible that no option will receive the affirmative vote of a majority of the shares present in person by participation at the Annual Meeting or represented by proxy and entitled to vote. The option (i.e., one year, two years, or three years) that receives the most votes cast by stockholders will be considered to be the stockholders’ recommended frequency for the advisory vote on our executive compensation.

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The Board of Directors will take into account the outcome of the vote when considering how frequently to provide an advisory vote on executive compensation in the future. However, because this vote is advisory and not binding on the Board or WSFS, the Board may decide that it is in the best interests of WSFS and its stockholders to select a frequency of advisory vote on executive compensation that differs from the option that receives the highest number of votes from stockholders. WSFS plans to disclose its decision as to the frequency of the advisory vote on executive compensation in light of the vote in the manner and within the time as required by Form 8-K.

In voting on this proposal, you are not voting on the actual approval or disapproval of the determination of the advisory (non-binding) vote on executive compensation presented as Proposal 2. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our executive officers.

The Board of Directors recommends that stockholders vote for a frequency of every “ONE YEAR” on the proposal recommending the frequency of advisory votes on executive compensation.

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Proposal 4: Amendment of the 2018 Long-Term Incentive Plan to increase the number of shares of common stock available for issuance under the 2018 Plan

We are seeking stockholder approval of an amendment to the WSFS Financial Corporation 2018 Incentive Plan (the “2018 Plan”) through the following resolution:

“Resolved, that the stockholders approve the amendment to the 2018 Plan to increase the number of shares authorized thereunder by an additional 3,000,000 shares of our common stock, provided that no more than 3,000,000 of such shares may be issued pursuant to Incentive Stock Options, as disclosed in the proxy statement and the Appendix thereto.”

As a result of WSFS’ 2022 acquisition of Bryn Mawr and related growth in the number of Associates, as well as other factors, the Board of Directors deemed it desirable and in the best interests of WSFS and its stockholders to amend the 2018 Plan in order to increase the number of authorized shares under the 2018 Plan to ensure our ongoing ability to retain, attract, and motivate officers, Associates, and directors. On February 23, 2023, the Board of Directors approved, subject to stockholder approval, the amendment of the 2018 Incentive Plan to increase the number of shares available for issuance thereunder by an additional 3,000,000 shares of our common stock, provided that no more than 3,000,000 of such shares may be issued pursuant to Incentive Stock Options. If approved by stockholders, the amendment to the 2018 Plan to increase the number of shares of common stock available for issuance under the 2018 Plan will become effective as of the close of the Annual Meeting.

ABOUT THE PROPOSAL TO INCREASE THE SHARES AVAILABLE FOR ISSUANCE UNDER THE 2018 PLAN

The primary purpose of the 2018 Plan is to support our efforts to retain, attract, and motivate our officers, Associates, and directors, as well as to provide rewards for performance that reflects our strategic plan and balance focus on both annual goals and our long-term success.

The Board of Directors recommends that stockholders approve the amendment to the 2018 Plan to increase shares of common stock available for issuance under the 2018 Plan. As discussed in the “Executive Compensation Discussion and Analysis” section of this proxy statement, long-term equity incentive awards are a principal element of the compensation plan for our executive officers. These awards are designed to motivate and reward individuals for strong performance and create alignment with the interests of our stockholders. We believe an equity incentive plan is critical in enabling us to attract and retain key Associates and create effective incentives for those Associates who contribute to our growth and financial success. In addition, an equity incentive plan reflects our continuing commitment to preserving and growing stockholder value and promoting corporate responsibility, as evidenced by the design features described below.

In determining the number of additional shares needed for new awards under the 2018 Plan, we took into consideration our stock price, business performance, competitive pay-for-performance philosophy, regulatory requirements, historical experience, and expected use of equity-based awards in future years. Based on these expectations, the Board of Directors approved the amendment to the 2018 Plan to increase shares of common stock available for issuance under the 2018 Plan by an additional 3,000,000 shares. As of March 22, 2023, there were there were 198,225 shares available for new awards of the original 3,000,000 authorized under the 2018 Plan. These 198,225 remaining available shares combined with the proposed 3,000,000 additional shares would represent the estimated number of awards to be granted during the next three to four years, assuming our continued growth. The proposed additional 3,000,000 shares represent 4.9% of our outstanding common stock as of March 22, 2023. There are no other shares remaining available from prior plans.

As of March 22, 2023, the aggregate number of unexercised stock options outstanding under all plans was 356,315 which had a weighted average exercise price of $42.92 and weighted average remaining term of 3.4 years. As of March 22, 2023, there were 488,854 RSU awards and 188,175 PSU awards outstanding under all plans.

As of March 22, 2023, our existing overhang was approximately 2.0%. We define existing overhang as the sum of the following items expressed as a percentage of our shares outstanding: (i) the total number of shares subject to outstanding awards and (ii) the total number of shares of common stock available for future grants. If the amendment to the 2018 Plan is approved, the additional 3,000,000 shares of common stock available for issuance under the Plan would increase the overhang to 6.9%.

“Burn rate” is a common measure used in assessing a company’s equity compensation program. We calculate our annual burn rate by adding the number of stock options granted plus the number of full value shares granted and dividing the total by the number of weighted average common shares outstanding. Our burn rate for the fiscal years ended 2022, 2021, and 2020 was 0.6%, 0.5%, and 0.6%, respectively. Our average burn rate for

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the three years ended December 31, 2022, was 0.6%. These burn rates are well below industry benchmarks and demonstrate our prudent use of shares for equity compensation purposes.

Below is a summary of the material terms of the 2018 Plan. This summary is qualified in its entirety by the actual text of the 2018 Plan, as amended, which is attached as an Appendix to this proxy statement. We will not grant any awards using the proposed additional 3,000,000 shares under the 2018 Plan prior to obtaining stockholder approval.

ABOUT YOUR VOTE

•	The affirmative vote of a majority of the shares present in person by participation at the Annual Meeting or represented by proxy and entitled to vote is required to approve the proposal.
•	Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the proposal.

ABOUT THE 2018 PLAN

Key Stockholder Protection in 2018 Plan

•	Prohibition against discounted stock options and SARs. Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.
•	Prohibition against stock option or SAR repricing. The 2018 Plan generally prohibits the reduction of the purchase price of a stock option or SAR, or the exchange of a stock option or SAR for a stock option or SAR with a lower purchase price, without stockholder approval.
•	Prohibition against liberal share recycling. Shares that are delivered upon the exercise of stock options or stock-settled SARs, tendered or held back to satisfy tax withholding obligations with respect to stock options or stock-settled SARs, reacquired by WSFS or otherwise repurchased by WSFS using proceeds from the exercise of stock options, or not issued or delivered as a result of net settlement or “cashless” exercise of stock options may not be recycled back into the 2018 Plan’s share reserve.
•	No dividend equivalents paid on unexercised stock options or unvested RSUs. The 2018 Plan does not permit the payment of dividends (or dividend equivalent rights) on unexercised stock options or unvested RSUs.
•	Minimum vesting schedules on awards. Stock options, restricted stock, RSUs, performance awards, and SARs are subject to a minimum vesting schedule of at least 12 months; provided that, up to five percent of the available shares of common stock authorized for issuance may provide for vesting of awards, partially or in full, in less than one year. In addition, the default vesting schedule for participants, including the named executive officers, provides for vesting over four years, such that twenty-five percent of the award shall vest on each anniversary of the date the award is granted.
•	No “evergreen” provision. The 2018 Plan does not contain an “evergreen” provision pursuant to which shares authorized for issuance may be automatically replenished.
•	Awards subject to clawback. Awards granted under the 2018 Plan may be subject to any clawback or recoupment policy or procedure adopted by WSFS, including any clawback and recoupment provisions set forth in award agreements.
•	Independent committee. Subject to the Board of Directorʼs right to designate to another committee and the Personnel and Compensation Committee’s right to delegate certain authority, the 2018 Plan is administered by the Personnel and Compensation Committee, which is comprised of independent directors.

SUMMARY OF MATERIAL PLAN TERMS

Purpose. The purpose of the 2018 Plan is (1) to help WSFS and its Affiliates retain, attract, and motivate their officers, Associates, consultants, independent contractors, advisors, and/or directors, and (2) to provide incentives linked to the growth and success of our businesses and to increases in stockholder value.

Administration. The 2018 Plan is administered by the Personnel and Compensation Committee, which is comprised of independent directors. Among other powers described in Section 3(b) of the 2018 Plan, the Personnel and Compensation Committee has the discretionary authority to:

•	Grant awards;
•	Determine eligible participants;
•	Determine the types of awards to be granted to each participant and designate the number, terms and conditions;

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•	Establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2018 Plan; and
•	Make all other decisions and determinations that may be required under the 2018 Plan.

Delegations. The Personnel and Compensation Committee has delegated administrative responsibilities with respect to the 2018 Plan to the WSFS Human Resources Department. Additionally, the WSFS Human Resources Department has authority to make recommendations to the Personnel and Compensation Committee regarding the number, type, and terms of awards.

Shares Available for Awards. If the proposed amendment is approved by stockholders, the aggregate number of additional shares of our common stock that will be reserved for issuance pursuant to new awards granted under the 2018 Plan will be 3,198,225 shares. Each share issued under the 2018 Plan pursuant to an award other than a stock option or SAR reduces the number of available shares under the 2018 Plan by three shares.

Individual Limitations on Awards. During any single calendar year, no one person may be granted more than 100,000 shares of common stock subject to each type of award under the 2018 Plan (e.g., in a given year, an individual can receive no more than 100,000 shares of common stock subject to stock options, no more than 100,000 shares of common stock subject to RSUs, and no more than 100,000 shares of common stock subject to performance awards). In addition, during any single calendar year, no one person may be granted more than 100,000 shares of restricted stock. The 2018 Plan limits the aggregate value of any awards under the 2018 Plan that may be paid to any one person during any single calendar year to $4 million. The limit for outside directors is $500,000.

Eligibility and Award Types. Officers, Associates, consultants, independent contractors, advisors (including members of any advisory boards), and directors are eligible to receive awards under the 2018 Plan. The 2018 Plan authorizes the granting of awards in any of the following forms:

•	Options to purchase shares of our common stock;
•	SARs, which equal the increase in the fair market value of a share of our common stock between the date of the grant and the date that the SAR is exercised;
•	Performance awards, which are payable in cash or shares of our common stock upon the attainment of performance goals set by the Personnel and Compensation Committee;
•	Restricted stock and RSUs that are subject to a vesting period and subject to forfeiture in accordance with terms set by the Personnel and Compensation Committee;
•	Other stock-based awards in the discretion of the Personnel and Compensation Committee, including grants of shares of our common stock that are not subject to a vesting period or forfeiture; and
•	Other cash incentive awards. The stock options granted under the 2018 Plan may be either non-statutory stock options or incentive stock options. The difference in the tax treatment of non-statutory stock options and incentive stock options is explained below under “Certain Federal Income Tax Consequences”.

Performance Awards. The Personnel and Compensation Committee is authorized to grant performance awards to participants on terms and conditions selected by the Personnel and Compensation Committee and as set forth in the 2018 Plan. Performance awards may be payable in cash, shares, or a combination thereof, as determined by the Personnel and Compensation Committee. Participants will be entitled to receive an award if the performance goals established by the Personnel and Compensation Committee are achieved and the other terms and conditions of the award are satisfied.

Limitations on Transfer. Generally, no award under the 2018 Plan may be assigned or transferred other than by will or the laws of descent and distribution.

Acceleration upon Certain Events. Generally, if the service of a participant terminates by reason of death or disability:

•	All of the participant’s outstanding stock options become fully vested and exercisable;
•	All of the participant’s outstanding RSUs become fully vested and non-forfeitable;
•	All time-based vesting restrictions on the participant’s outstanding awards automatically lapse and are deemed terminated or satisfied, as applicable;

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•	The target payout opportunities attainable under all outstanding performance-based awards are deemed to have been fully earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level; and
•	The participant or his or her estate shall receive a pro-rata payout of such performance-based award based upon the length of time within the performance period that has elapsed prior to the date of termination.

Pursuant to certain performance based RSU award agreements, generally, if the service of a participant is terminated without Cause, by reason of death or disability, or if the participant resigns for Good Reason, the awards’ continuous employment requirement is waived, and the participant will vest in the award if the relevant performance goal is subsequently achieved.

Generally, if the service of a participant terminates due to retirement, the Personnel and Compensation Committee may, in its discretion, permit the accelerated vesting of stock options and RSUs (or in the case of certain performance based RSU award agreements, permit the waiver of the award’s continuous service requirement), subject to the participant executing and abiding by an agreement containing post-termination conditions or covenants as the Committee may require.

Generally, upon the occurrence of a “change in control” (as such term is defined in the 2018 Plan), if a participant’s employment is terminated without cause or if the participant resigns for good reason, in either case, within two years after the effective date of a change in control, then:

•	All of the participant’s outstanding stock options, SARs, RSUs, or other stock-based or cash awards become fully exercisable;
•	All time-based vesting restrictions on the participant’s outstanding awards lapse; and
•	All of the participant’s performance-based awards will be considered to be earned and payable in full at the target level, and any deferral or other restriction shall lapse and such performance-based awards shall be settled in cash as promptly as is practicable.

In addition to the acceleration events described above, the Personnel and Compensation Committee may accelerate awards for any other reason in its discretion; provided that the Personnel and Compensation Committee may not delegate its discretionary authority to accelerate awards. The Personnel and Compensation Committee may discriminate among individuals or among awards in exercising such discretion.

Adjustments. Upon the occurrence of certain events described in Section 4(c) of the 2018 Plan that generally cause the per share value of WSFS common stock to change, the Personnel and Compensation Committee is authorized to make substitutions or adjustments in (1) the aggregate number and kind of shares reserved for issuance under the 2018 Plan, (2) the maximum limitations of shares underlying awards to be granted to any participant, (3) the number, kind, and exercise price of shares subject to outstanding stock options and SARs, (4) the number and kind of shares subject to other outstanding awards granted under the 2018 Plan, and/or (5) such other equitable substitution or adjustments as it may determine to be appropriate.

Termination and Amendment. The Board of Directors may amend, alter, or discontinue the 2018 Plan, but no amendment, alteration, or discontinuation may be made which would impair the rights of a recipient of an award without the recipient’s consent, except such an amendment may be made to comply with applicable law, stock exchange rules, or accounting rules. In addition, no such amendment shall be made without the approval of our stockholders to the extent such approval is required by applicable law or stock exchange rules or by Section 6(c)(2) or Section 7(b) of the 2018 Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of the principal United States federal income tax consequences applicable to 2018 Plan participants and WSFS. This summary is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice, nor does it describe state, local or foreign tax consequences. The 2018 Plan is not subject the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of Internal Revenue Code of 1986, as amended (the “Code”). Incentive Stock Options.

Incentive stock options are stock options that meet the requirements set forth in Section 422 of the Code. Generally, and in addition to other requirements, an incentive stock option can be granted only to Associates, and the aggregate value of shares subject to the award cannot be in excess of $100,000 in the year in which the incentive stock option is first exercisable. Typically, there will be no federal income tax consequences to us or to an individual upon the grant or exercise of an incentive stock option. If the individual holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the individual disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to

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such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the individual’s alternative minimum taxable income.

Non-statutory Stock Options. A non-statutory stock option is one that does not qualify as an incentive stock option. There will be no federal income tax consequences to us or to an individual upon the granting of a non-statutory stock option. When an individual exercises a non- statutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding deduction. Any gain that the individual realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

SARs. An individual receiving a SAR under the 2018 Plan will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the individual exercises the SAR, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the individual, and we will be allowed as a corresponding federal income tax deduction at that time.

Restricted Stock. Provided that the award is nontransferable and is subject to a substantial risk of forfeiture, an individual will not recognize income upon the grant of a restricted stock award, and we will not be allowed a tax deduction if the individual does not elect to accelerate recognition of the income to the date of grant. When the restrictions lapse, the individual will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under the federal tax laws. If the individual elects to accelerate recognition of the income to the date of grant, he or she will recognize ordinary income at the time of the grant in an amount equal to the fair market value of the stock on that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under the federal tax laws. Any future appreciation in the stock will be taxable to the individual at capital gains rates. However, if the stock is later forfeited, the individual will not be able to recover the tax previously paid pursuant to the acceleration.

Restricted Stock Units. An individual will not recognize income upon the grant of a RSU and we will not be allowed a tax deduction. Upon receipt of shares of common stock (or the equivalent value in cash or other property) in settlement of a stock unit award, an individual will recognize ordinary income equal to the fair market value of the common stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under federal tax law.

Performance Awards. An individual generally will not recognize income upon the grant of a performance award and we will not be allowed a tax deduction. Upon receipt of shares of cash, stock or other property in settlement of a performance award, the cash amount or the fair market value of the stock or other property will be ordinary income to the individual, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under federal tax laws.

Awards under the 2018 Plan have been and will continue to be granted under the discretion of the Personnel and Compensation Committee. Accordingly, future awards are not yet determinable. In addition, benefits under the 2018 Plan, including performance awards, will depend on a number of factors, including the fair market value of our common stock on future dates, actual performance measured against performance goals and decisions made by the participants. Consequently, it is not possible to determine the benefits that might be received by participants under the 2018 Plan going forward.

The Board of Directors recommends a vote “FOR” approval of Amendment of the 2018 Plan to increase the number of shares of common stock available for issuance under the 2018 Plan.

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Proposal 5: Ratification of the Appointment of Independent Registered Public Accounting Firm

AUDIT MATTERS

The Company’s Audit Committee appointed the firm of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 and is submitting its selection for ratification by our stockholders. KPMG LLP has served as our independent registered public accounting firm since 1994. Subject to the matters discussed under the section entitled “Audit Committee Report”, the Audit Committee carefully considered the firm’s qualifications as our independent registered public accounting firm, including a review of the qualifications of the engagement team, the quality control procedures the firm has established and any issues raised by the most recent quality control review of the firm.

Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

ABOUT THE AUDIT COMMITTEE

The Audit Committee’s review also included the matters regarding auditor independence discussed under the section titled “Audit Committee Report”, including whether the nature and extent of non-audit services would impair the independence of the auditors. Services provided to the Company and its subsidiaries by KPMG LLP during fiscal year 2022 are described under the section titled “Audit Services” below.

ABOUT YOUR VOTE

•	To be ratified, the appointment of KPMG LLP as our independent registered public accounting firm must receive a favorable vote of a majority of the shares present in person by participation at the Annual Meeting or represented by proxy and entitled to vote on that proposal.
•	Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the proposal.

The Board of Directors recommends a vote “FOR” the verification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2023.

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AUDIT SERVICES

It is the policy of the Audit Committee to approve all audit and non-audit services prior to the engagement of the independent registered public accounting firm to perform any service, subject to the following operating procedures: Each year in connection with the execution of the audit engagement letter, the Audit Committee pre- approves a retainer for additional services that are either audit or audit-related in nature. These additional services may not exceed 5% of the annual audit fee amount. For any additional audit or audit- related services to be provided by the independent registered public accounting firm that were not pre- approved in accordance with this procedure, and for which the fees are expected to not exceed 10% of the annual audit fee, the Chair of the Audit Committee can provide pre-approval of the services. For any additional services where the fees are expected to exceed 10% of the annual audit fee, the pre- approval of the entire Audit Committee is required.

In addition, a retainer for tax consulting services is pre-approved by the Audit Committee. Any tax consulting services exceeding the retainer amount are approved in accordance with the above procedure. All fees paid to the independent registered public accounting firm are reported to the Audit Committee in a timely manner.

In connection with the audit of the 2022 financial statements, we entered into engagement letters with KPMG LLP that set the terms by which KPMG LLP performed services for us.

All of the services listed below for 2022 were approved by the Audit Committee prior to the service being rendered as described in the procedures above. The Audit Committee has determined that the non-audit services performed during 2022 were compatible with maintaining the independent registered public accounting firm’s independence.

AUDIT FEES
The aggregate fees earned by KPMG LLP for professional services rendered for the audit of our consolidated financial statements included in our annual report on Form 10-K and for the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2022 and 2021 were $1,875,000 and $1,330,800, respectively.
AUDIT RELATED FEES
The aggregate fees earned by KPMG LLP for audits of Associate benefit plans, due diligence activities on proposed transactions and research, consultation and attestation services on financial accounting and reporting matters for the years ended December 31, 2022 and 2021 were $100,000 and $50,000, respectively.
TAX FEES
The aggregate fees earned by KPMG LLP for professional services rendered for tax compliance, tax advice and tax planning for the years ended December 31, 2022 and 2021 were $338,771 and $181,450, respectively.
ALL OTHER FEES
There were no fees earned by KPMG LLP for professional services rendered other than those listed under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” for the years ended December 31, 2022 and 2021.

AUDIT COMMITTEE REPORT

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2022;
•	Discussed with the Company’s independent registered public accounting firm the matters required to be discussed under relevant guidance of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 1301 - Communications with Audit Committees, and the SEC; and
•	Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

AUDIT COMMITTEE MEMBERS

David G. Turner, Chair	Jennifer W. Davis
Michael J. Donahue, Vice Chair	Nancy J. Foster
Christopher T. Gheysens	Eleuthère I. du Pont
Anat Bird

WSFS Bank 2023 Proxy Statement	63

Pay versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. “Compensation Actually Paid” (“CAP”) is calculated in accordance with the Securities and Exchange Commission (“SEC”) rules and does not reflect the actual amount of compensation earned or paid during the applicable year. For information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the “Executive Compensation Discussion and Analysis” section.

Pay versus Performance Table

The following table below reports the total compensation for our NEOs for the past three fiscal years as shown in the Summary Compensation Table (“SCT”), the CAP for our CEO and, on average, for our other NEOs in accordance with SEC rules, our Total Shareholder Return (“TSR”) and the TSR of our selected peer group (“KRX”) over the three-year period, our reported Net Income, and our QoE Adjusted Return on Assets (“QoE Adjusted ROA”) which represents our Company Selected Measure (“CSM”) as required by the SEC.

Year	Summary Compensation Table Total for CEO(1) $	Compensation Actually Paid to CEO(2) $	Average Summary Compensation Table Total for Non-CEO NEOs(1) $	Average Compensation Actually Paid to Non-CEO NEOs(2) $	WSFS TSR(3) $	Peer Group TSR(4) $	WSFS Reported Net Income (in millions) $	WSFS QoE Adjusted ROA(5) %
2022	4,658,471	4,642,876	1,452,394	1,375,931	107.05	113.03	222.4	1.40%
2021	3,386,092	3,690,966	1,373,560	1,400,192	116.92	123.08	271.4	1.86%
2020	2,563,402	2,970,990	1,038,954	1,265,202	103.60	92.93	114.8	0.77%

(1)	Our Principal Executive Officer (PEO) was Mr. Rodger Levenson, who served as our CEO for all three years covered in the table. For 2020 and 2021, our Non-CEO NEOs were Ms. Peggy Eddens and Mr. Dominic Canuso, Mr. Steve Clark, and Mr. Michael Reed. For 2022, our Non-CEO NEOs were Mr. Dominic Canuso, Mr. Steve Clark, Mr. Arthur Bacci, and Mr. Richard Wright. The dollar amounts reported are total compensation in the Summary Compensation Table for the CEO and the average for Non-CEO NEOs for each reported fiscal year.
(2)	The dollar amounts reported represent “Compensation Actually Paid”, as calculated in accordance with SEC rules for the CEO and the average for Non-CEO NEOs for each reported year. These dollar amounts do not reflect actual amounts of compensation paid during the covered year, but reflect adjustments for (i) the year-end fair values of unvested equity awards granted in the current year, (ii) the year-over-year difference of year-end fair values for unvested awards granted in prior years, (iii) the fair values at vest date for awards granted and vested in the current year and (iv) the difference between prior year-end fair values and vest date fair values for awards granted in prior years.
(3)	Reflects the cumulative total shareholder return of WSFS Financial Corporation over the three-year period. The reporting is based on a theoretical $100 invested on the last day of 2019 and valued as of the last trading day of 2020, 2021, and 2022.
(4)	Reflects the cumulative total shareholder return of the KRX group, weighted according to the member companies’ market capitalization for each period for which the return is indicated. The KRX is the peer group used by WSFS for purposes of Item 201(e) of Regulation S-K under the Exchange Act in our Annual Report on Form 10K for the year ended December 31, 2022.
(5)	QoE Adjusted Return on Assets (QoE Adjusted ROA) is the non-GAAP measure that divides (i) QoE Adjusted Net Income (non-GAAP) attributable to WSFS by (ii) average assets for the applicable period. For a reconciliation of these non-GAAP financial measures to their comparable GAAP measures, see “Appendix A – non-GAAP Reconciliations.”

WSFS Bank 2023 Proxy Statement	64

Calculation of Compensation Actually Paid (“CAP”)

To calculate the amounts in the “Compensation Actually Paid” column for our CEO and Non-CEO NEOs in the table above according to SEC reporting rules, the following adjustments were made to Total Compensation as reported in the Summary Compensation Table for each covered year.

	2022		2021		2020
	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs
Total Compensation from Summary Compensation Table	$4,658,471	1,452,394	3,386,092	1,373,560	2,563,402	1,038,954
Amount deducted for aggregate change in actuarial present value from SCT	$—	$—	$—	$—	$—	$—
Amount deducted for grant date values in the SCT	$2,405,330	$586,874	$1,345,478	$396,274	$1,315,122	$403,159
Amount included for year-end fair value of unvested awards granted in the current year	$2,645,725	$602,081	$1,301,603	$272,289	$1,671,301	$644,543
Amount included (+ or -) for year-over-year difference of year-end fair values for unvested awards granted in prior years	$(87,156)	$(24,852)	$238,123	$73,657	$88,320	$45,764
Amount included (+ or -) for fair values at vest date for awards granted and vested in current year	$—	$—	$—	$77,498	$80,009	$—
Amount included(+ or -) for difference in fair values between prior year- end fair values and vest date fair values for awards granted in prior years	$(168,834)	$(66,818)	$110,627	$(538)	$(116,920)	$(60,901)
Total Adjustments(1)	$2,389,735	$510,411	$1,650,352	$422,906	$1,722,710	$629,406
Compensation Actually Paid (as calculated)	$4,642,876	$1,375,931	$3,690,966	$1,400,192	$2,970,990	$1,265,202

(1)	Our 2018 Long-Term Incentive Plan prohibits the payment of dividends or dividend equivalents on unexercised stock options or unvested full value equity grants. Therefore, no dividend-related adjustments were required in the calculation of CAP.

Performance Measures

Our Personnel & Compensation Committee takes a comprehensive perspective in appraising executive officer and Company performance, and considers multiple metrics in our ELTIP. Refer to the CD&A for further discussion of how we maintain alignment between performance and rewards. As required by SEC rules, the performance measures identified as the most important for executive officer compensation decisions are listed below.

•	QoE Adjusted Return on Assets– our CSM
•	QoE Adjusted Return on Tangible Common Equity
•	QoE Adjusted Earnings per Share

For a reconciliation of these non-GAAP financial measures to their comparable GAAP measures, see “Appendix A – non-GAAP Reconciliations.”

Pay versus Performance Graphs

In accordance with SEC reporting rules, we have prepared the following graphs which overlay the following performance results with CAP:

•	Company and peer group TSR versus CAP for the CEO and average for other NEOs for each covered year.
•	Company Net Income versus CAP for the CEO and average for other NEOs for each covered year.
•	Company QoE Adjusted ROA versus Compensation Actually Paid for the CEO and average for other NEOs for each covered year.

WSFS Bank 2023 Proxy Statement	65

CAP for our CEO increased from 2021 to 2022. A significant portion of this change is tied to our change in equity-based long-term incentives. We replaced stock options with PSUs which also represent a larger portion of total compensation. The potential number of PSUs that can be earned is based on Company performance over the three-year period 2022 through 2024. Refer to the CD&A section entitled “2022 ELTIP Determination” and the sub-section entitled “Long-Term Equity Incentive Award Payout” for a discussion of our equity- based incentive program.

Net income for 2020 was negatively impacted due to the adoption of CECL and the additional expected losses related to the early stages of the COVID-19 pandemic. Net income for 2021 was positively impacted by the release of the prior years CECL reserves related to COVID-19, due to continued strong governmental support to the overall economy and our Customers and the related decrease in expected losses resulting from the COVID-19 pandemic.

WSFS Bank 2023 Proxy Statement	66

WSFS Bank 2023 Proxy Statement	67

Transactions with Related Parties

The Company also has a written Related Party Transaction Policy pursuant to which the Corporate Governance and Nominating Committee conducts a review and provides oversight over all related party transactions for potential conflict of interest situations. A related party transaction is generally any transaction in which WSFS or its subsidiaries is or will be a participant, in which the amount involved exceeds $120,000, and a director (or nominee), executive officer, immediate family member, or any beneficial owner of more than 5% of our common stock, has or will have a direct or indirect material interest.

In accordance with our written policy and Regulation O of the Board of Governors of the Federal Reserve System, any extensions of credit granted by the Bank or its subsidiaries to a related party in excess of $500,000 requires pre-approval by our Board of Directors, with the interested party (if a director) abstaining from participating directly or indirectly in the voting. In 2022, there were no loan transactions exceeding $500,000 made to related parties.

In the ordinary course of its business, WSFS Bank makes loans to our directors, officers and Associates. All loans granted to related parties, regardless of the amount, are reported to our Board of Directors. These loans are subject to limitations and restrictions under federal banking laws and regulations, including Regulation O, and are made on substantially the same terms (including interest rate and collateral) as, and credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable loans with persons not related to WSFS Bank. These loans do not involve more than the normal risk of repayment or present other unfavorable features to WSFS Bank.

In addition, Mr. Leto entered into a letter agreement with WSFS and WSFS Bank in connection with the merger with Bryn Mawr, which provides that Mr. Leto will be designated to serve as a member of the Board of Directors and WSFS Bank. During the period that he serves as a member of our Board of Directors, Mr. Leto will receive such fees as are generally paid to other members of our Boards of Directors. The letter agreement, however, does not limit, restrict, modify or otherwise affect the rights of stockholders and directors of WSFS, as applicable, to appoint, elect or remove directors in accordance with the terms of our Amended and Restated Certificate of Incorporation, as amended, or our Amended and Restated Bylaws (our “Bylaws”). Under the letter agreement, Mr. Leto’s employment as an officer terminated as of the closing of the merger with Bryn Mawr.

In connection with the letter agreement, Mr. Leto was paid a $500,000 lump sum in exchange for his agreement to abide by certain restrictive covenants. Under the letter agreement, upon termination of Mr. Leto’s change-of-control severance agreement with Bryn Mawr and related change-of-control payout, subject to applicable taxes and withholding, of a cash payment equal to $2,012,484, and a cash payment equal to $358,582, which was Mr. Leto’s target Annual Incentive Award for 2021 with Bryn Mawr, Mr. Leto agreed he has no further rights under or with respect to the change-of-control severance agreement.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. The forms must be filed with the SEC generally within two business days of the date of the trade. Such officers, directors and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms they file.

To our knowledge and based solely on our review of the copies of such forms, there were no late Section 16(a) filings during 2022, with three exceptions: (a) on March 3, 2023, Shari Kruzinski filed an amended Form 3 to report 7,063 units of RSUs that had been excluded from the original Form 3 filing, filed May 5, 2022, due to a clerical error, (b)  on March 3, 2023, Ms. Kruzinski filed a Form 4 to report the sale of 920 shares, which was delayed, due to a clerical error and (c) on March 3, 2023, Christine Davis filed an amended Form 3 to report 3,459 units of RSUs that had been excluded from the original Form 3 filing, filed April 28, 2022, due to a clerical error.

WSFS Bank 2023 Proxy Statement	68

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of our common stock beneficially owned by the directors, NEOs and 5% stockholders as of March 15, 2023. The table also shows the amount of such shares as a percentage of all of the shares of our common stock outstanding as of March 15, 2023 (unless otherwise indicated).

In accordance with Rule 13d-3 under the Exchange Act, for the purposes of this table, a person is deemed to be the beneficial owner of any shares of common stock if he or she has, or shares, voting or dispositive power with respect to such common stock or has a right to acquire beneficial ownership at any time within 60 days of the determination date. Except as otherwise noted, the named beneficial owner exercises sole voting and investment power over the shares of common stock.

	Number of Shares (Including Exercisable Options)(1)	Percentage of our outstanding common stock
Directors:
Anat Bird	22,191	*
Francis B. Brake	14,382	*
Karen Dougherty Buchholz	25,021	*
Diego F. Calderin	8,809	*
Jennifer W. Davis	22,503	*
Michael J. Donahue	13,270	*
Eleuthère I. du Pont	14,444	*
Nancy J. Foster	4,905	*
Christopher T. Gheysens	8,343	*
Francis J. Leto	9,753	*
Rodger Levenson(2)	162,791	*
Lynn B. McKee	11,132	*
David G. Turner	17,556	*
Named Executive Officers:
Dominic C. Canuso	52,205	*
Arthur J. Bacci	36,165	*
Steve Clark	55,520	*
Richard Wright	81,330	*
Directors and Executive Officers as a group (22 persons)	792,997	1.29%
5% WSFS Financial Corp Stockholders:
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	8,941,997	14.51%
The Vanguard Group, Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	7,061,120	11.46%
T. Rowe Price Group, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	3,155,223	5.12%
Dimensional Fund Advisors, LP(6) Building One 6300 Bee Cave Road Austin, TX 78746	3,702,704	6.00%
*	Less than 1% of outstanding common stock.
(1)	Includes exercisable stock options for the following individuals: D. Canuso: 27,221, S. Clark: 26,561, R. Wright: 27,906, R. Levenson: 46,934, A. Bacci: 14,144.
(2)	Rodger Levenson is also an NEO but reported in the Directors section.
(3)	According to the Statement on Schedule 13G/ of BlackRock, Inc. filed with the SEC on January 24, 2023.
(4)	According to the Statement on Schedule 13G/A of The Vanguard Group, Inc. filed with the SEC on February 9, 2023.
(5)	According to data derived from SEC filings, CapitalIQ reporting holdings, and Alliance historical data as of December 31, 2022 for T. Rowe Price Group.
(6)	According to the Statement on Schedule 13G/A of Dimension Fund Advisors, LP filed with the SEC on February 10, 2023.

WSFS Bank 2023 Proxy Statement	69

Meeting and Other Information

Notice of Internet Availability of Proxy Materials

In accordance with rules adopted by the SEC, except for stockholders who have requested otherwise, we have generally mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability provides instructions either for accessing our proxy materials, including the Proxy Statement, the 2022 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2022, and the ESG Report (the “Proxy Materials”), at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by email. If you would like to receive a paper or email copy of our proxy materials either for this Annual Meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice of Internet Availability we mailed to you. Our Board of Directors provided the Notice of Internet Availability and is making the proxy materials available to you in connection with the Annual Meeting. As a stockholder of record on the Record Date, you are invited to attend the Annual Meeting and are entitled to, and requested to, vote on the proposals described in this Proxy Statement.

Information Contained in Proxy Statement

This information relates to the proposals to be voted on at the Annual Meeting, the voting process, compensation of our directors and most highly paid executives and certain other required information.

Electronic Access to the Company’s Proxy Materials

The Proxy Materials are available at http://www.viewproxy.com/wsfs/2023 and from our corporate website at investors.wsfsbank.com. To view this material, you must have available the virtual control number located on the proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.

Stockholders Eligible to Vote Only stockholders of record at the close of business on the Record Date, which was March 22, 2023 will be entitled to vote at the Annual Meeting.

Shares Eligible to be Voted

As of the Record Date, we had 61,386,515 shares of common stock outstanding. Each outstanding share of our common stock will entitle its holder to one vote on each of the three director nominees to be elected and one vote on each other matter to be voted on at the Annual Meeting. We do, however, permit cumulative voting for the election of directors, meaning that if, for example, there are three seats up for election in a given class, if you own 100 shares, you have 300 votes to distribute among the nominees as you see fit. You can distribute them equally and cast 100 votes for each nominee or you may give more votes to certain nominees, even giving all 300 votes to a single nominee if you wish. If you give us a proxy to vote your shares at the Annual Meeting, we will distribute your votes among the nominees as we see fit. If you do not want us to use cumulative voting for your shares, you may state that on your proxy card. See “How to Vote” below for more information regarding cumulative voting.

Quorum Requirement

As of the Record Date, 61,386,515 shares of the Company’s common stock were issued and outstanding. We require the presence, whether in person, by participation at the virtual meeting or through the prior submission of a proxy, of the holders of shares of WSFS common stock representing a majority of the shares outstanding and entitled to vote on the Record Date. If you submit a properly executed proxy, then you will be considered part of the quorum.

Matters to be Voted On

The Annual Meeting is being held to consider the following proposals:

(1) The election of three directors for a three-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2026;

(2) A non-binding advisory vote on the compensation of our NEOs;

(3) A non-binding advisory vote on the frequency of the vote on executive compensation.

(4) Amendment of the 2018 Long-Term Incentive Plan and

(5) The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

(6) Such other matters as may properly come before the meeting or any adjournment thereof.

Our Board of Directors recommends a vote:

FOR each of the three nominees for director,

FOR the non-binding advisory vote on the compensation of our NEOs

ONE YEAR for the non-binding advisory vote on the frequency of the vote on executive compensation

FOR the amendment to the 2018 Long-Term Incentive Plan and

FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

WSFS Bank 2023 Proxy Statement	70

Votes Required

Proposal 1: Directors are elected by plurality vote, meaning that the nominees who receive the greatest number of votes are elected.

Proposal 2: The advisory proposal relating to executive compensation must receive a favorable vote of a majority of the shares present in person by participation at the Annual Meeting or represented by proxy and entitled to vote on the proposal to be approved.

Proposal 3: The advisory proposal relating to the frequency of the vote on executive compensation must receive a favorable vote of a majority of the shares present in person by participation at the Annual Meeting or represented by proxy and entitled to vote on the proposal to be approved.

Proposal 4: The amendment to the 2018 Long-Term Incentive Plan must receive a favorable vote of a majority of the shares present in person by participation at the Annual Meeting or represented by proxy and entitled to vote on the proposal to be approved.

Proposal 5: The appointment of KPMG LLP as our independent registered public accounting firm must receive a favorable vote of a majority of the shares present in person by participation at the Annual Meeting or represented by proxy and entitled to vote on the proposal to be ratified.

For Proposal 1, you may vote for a nominee or you may withhold your vote for a nominee. In a contested election, the number of seats up for election is less than the number of persons nominated. The winning nominees are the ones who receive more votes than the other nominees. In an uncontested election, there are enough seats up for election for all the nominees, so all will be elected regardless of the number of votes they each receive.

Effect of Abstentions and Broker Non-Votes

For Proposal 1, abstentions and broker non-votes are treated as present for quorum purposes only and will not affect the outcome of the vote on the proposal. For Proposals 2, 3, 4, and 5, abstentions will have the same effect as votes against such proposals and broker non-votes will have no effect on the outcome of the vote on any of the proposals.

If you fail to instruct your broker how you want your shares voted, your broker may use discretionary authority to vote your shares only on “routine” matters. The election of directors and the non-binding advisory vote on the compensation of our NEOs are not considered “routine” matters. As such, your broker cannot vote your shares with respect to these proposals if you do not give instructions.

If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2023 Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://www.viewproxy.com/wsfs/2023/htype.asp. On the day of the Annual Meeting, you may only vote during the Annual Meeting by e-mailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the Annual Meeting.

Broker Non-Votes

If a broker indicates on its proxy that it submits to the Company that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the rules of Nasdaq and the “beneficial owner” of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner and you do not provide instructions to your broker, bank or other nominee, your broker, bank or other nominee is permitted to vote your shares for or against “routine” matters such as Proposal Number 5, the ratification of the appointment of our independent registered public accounting firm. Brokers are not permitted to exercise discretionary voting authority to vote your shares for or against “non-routine” matters. All of the matters on which stockholders will be asked to vote on at the Annual Meeting, with the exception of Proposal Number 5, the ratification of the appointment of our independent registered public accounting firm, are “non-routine” matters.

How to Vote

If you are the stockholder of record, you may vote by one of the following four methods (as instructed on the Notice of Internet Availability):

 •  Virtually at the Annual Meeting;

 •  Via the Internet;

 •  By telephone; or

 •  By mail.

If you would like instructions on how to vote via the internet during the virtual Annual Meeting, please contact VirtualMeeting@viewproxy.com or call 866-612-8937. If you elect to vote by mail and you requested and received a printed set of the proxy materials, you may mark, sign, date and mail the proxy card enclosed with the proxy materials you received. Whichever method of voting you use, the proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions.

WSFS Bank 2023 Proxy Statement	71

If you submit a proxy card properly voted and returned through available channels without giving specific voting instructions, the proxies will vote the shares as recommended by our Board of Directors. If you own your shares in “street name,” that is, through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your shares should be voted. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive these Proxy Materials. If you own your shares in this manner, you must provide a legal proxy from your broker or nominee during registration and you will be assigned a virtual control number in order to vote your shares during the Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2023 Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at http://viewproxy.com/wsfs/2023/htype.asp. On the day of the Annual Meeting, you may only vote during the meeting by e-mailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.
A stockholder of record may exercise cumulative voting rights by indicating on the proxy card the manner in which such votes should be allocated. A stockholder who holds shares beneficially through a bank, broker, trustee or other nominee and wishes to cumulate votes, should contact his, her or its bank, broker, trustee or other nominee. Internet and telephone voting cannot accommodate cumulative voting. To cumulate your votes, you must follow the instructions on the Notice of Internet Availability of Proxy Materials to obtain a paper copy of the proxy materials and indicate the manner in which such votes should be allocated.

Voting over the Internet or by Telephone

Voting over the Internet: You may use the Internet (www.AALvote.com/WSFS) to transmit your vote up until 11:59 P.M., Eastern Time, on May 15, 2023 by following the instructions provided either in the Notice of Internet Availability or on the proxy card or voting instruction form you received if you requested and received a printed set of the proxy materials.

Voting by Telephone: If you are a stockholder of record, you may call 1 (866) 804-9616 and use any touch-tone telephone to transmit your vote up until 11:59 P.M., Eastern Time, on May 15, 2023 by following the instructions provided either in the Notice of Internet Availability or on the proxy card or voting instruction form you received if you requested and received a printed set of the proxy materials. Note: If you intend to take advantage of the opportunity to listen to the Annual Meeting via telephone, you will not be able to revoke or cast a vote over the telephone during the Annual Meeting. If you hold your shares in “street name,” that is through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

Revoking or Changing Your Vote
If you are the record owner of your shares and you completed and submitted a proxy card, you may revoke your proxy at any time before it is voted at the Annual Meeting by:
•	Submitting a new proxy card with a later date;
•	Delivering written notice to our Secretary, stating that you are revoking your proxy;
•	Attending the Annual Meeting and voting your shares in person (via the internet); or
•	If you are a record owner of your shares and you submitted your proxy by telephone or via the Internet, you may change your vote or revoke your proxy with a later telephone or Internet proxy, as the case may be.
Please note that attendance at the Annual Meeting will not, in itself, constitute revocation of your proxy. If you own your shares in “street name,” you may later revoke your voting instructions by informing the bank, broker or other holder of record in accordance with that entity’s procedures.

Participating in the Virtual Meeting

We consider the Annual Meeting an opportunity for stockholders to have access to our Board of Directors and Executive Leadership Team in a public forum, and we invite stockholders to submit questions or comments in advance of the Annual Meeting. This is an important part of the process, and we have established a procedure for stockholders to send communications to our Board of Directors as well as to management. While legal considerations and timing issues may prevent us from answering all questions or addressing all comments, we believe this dialogue is helpful in increasing communication with our stockholders.

Please send questions to: WSFS Financial Corporation Investor Relations WSFS Bank Center 500 Delaware Avenue Wilmington, Delaware 19801 or: stockholderrelations@wsfsbank.com

Stockholders may also submit questions while attending the Annual Meeting via live webcast. Please follow the instructions at to type your questions into the questions/chat box on the screen in order to ask questions during the Annual Meeting. At the Annual Meeting, we will attempt to respond to as many of the questions and comments we receive. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits.

There will be technicians ready to assist you with any technical difficulties you may have accessing the annual meeting live audio webcast. Please be sure to check in 15 minutes prior to the start of the meeting on the day of the meeting, so that any technical difficulties may be addressed before the Annual Meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email
virtualmeeting@viewproxy.com or call (866) 612-8937.

WSFS Bank 2023 Proxy Statement	72

The Cost of the Proxy Solicitation

The accompanying proxy is being solicited by our Board of Directors. We will pay the costs of soliciting proxies from our stockholders. We have engaged Alliance Advisors to help in the solicitation of proxies for a fee of approximately $10,500 plus associated costs and expenses.

How to Obtain the Company’s Corporate Governance Information

Our Corporate Governance information is available from our website at investors.wsfsbank.com. Our stockholders may also obtain written copies at no cost by writing to us at WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, Attention: Investor Relations.

Requesting Electronic or Printed Copies of this and Future Proxy Materials

You may request and consent to delivery of electronic or printed copies of this and future proxy statements, annual reports and other stockholder communications by:

•	Following the instructions at: investors.wsfsbank.com;
•	Calling (888) WSFSBANK or (888) 973-7226; or
•	Sending an email to stockholderrelations@wsfsbank.com.
When requesting copies of proxy materials and other stockholder communications, you should have available the virtual control number located on the proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.

Stockholder Nominations and Proposals for Inclusion in our Proxy Statements

Under SEC Rule 14a-8, a stockholder desiring to make a proposal to be included in the proxy statement for the 2024 Annual Meeting of Stockholders must present such proposal to the following address: WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, Attention: Corporate Secretary.

Proposals must be received no later than the close of business on November 29, 2023, and must comply with SEC Rule 14a-8 in order for the proposal to be considered for inclusion in the Company’s proxy statement. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2024 Annual Meeting of Stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 17, 2024 and comply with the deadlines outlined in our Bylaws described below.

Stockholder Director Nominations

As set forth in our Bylaws, a stockholder making a recommendation for nomination must provide certain information for each person the stockholder proposes to recommend as a nominee to the Board:

As required by our Bylaws, a recommendation for nomination must provide the following information for each person the stockholder proposes to recommend as a nominee to the Board:

•	the name and age of such person;
•	any information required to be disclosed in solicitations of proxies with respect to nominees for election of directors by Section 14 of the Exchange Act and related rules and regulations (including the written consent of the person proposed as a director nominee);
•	a description of all direct and indirect compensation, economic interests and other material monetary arrangements during the past three years, and any other material relationships, between or among such stockholder and each recommended nominee, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination were the “registrant” for purposes of such rule and the recommended nominee were a director or executive officer of such registrant;
•	a description of all relationships between the proposed nominee and the recommending stockholder, and of any agreements, arrangements and understandings between the recommending stockholder and the recommended nominee regarding the nomination; and
•	a description of all relationships between the recommended nominee and any of the Company’s competitors, customers, suppliers, labor unions and any other persons with special interests regarding the Company.
In addition, our Bylaws require such a recommendation for nomination or proposal to provide specified information with respect to the stockholder recommending a nominee, as well as the beneficial owner, if any, on whose behalf the recommendation for nomination is made. Such information includes, among other things:
•	the name, address and telephone number of such stockholder and of such beneficial owner;
•	the class or series and number of shares of the Company owned of record by such stockholder and beneficially by such beneficial owner and the time period such shares have been held;

WSFS Bank 2023 Proxy Statement	73

•	any derivative instruments with respect to Company shares owned by such stockholder or beneficial owner;
•	any proxy or similar arrangement pursuant to which such stockholder or beneficial owner has a right to vote any shares of any security of the Company or has granted any such right to any person or persons;
•	short interest in any security of the Company; and
•	any other information relating to such stockholder and beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and related rules and regulations.
Such notice must also contain certain representations by the stockholder and beneficial owner, as well as certain other information as provided in our Bylaws.
Nominations must be received no earlier than January 17, 2024 and no later than the close of business on February 16, 2024. For additional details regarding the requirements with respect to such notices, please see our Bylaws, which were filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on February 28, 2023.

Other Stockholder Proposals

For any proposals other than a recommendation for director nomination, our Bylaws require that such proposal include certain information regarding the proposal. In addition, our Bylaws require such a recommendation for nomination or proposal to provide specified information with respect to the stockholder recommending a nominee, as well as the beneficial owner, if any, on whose behalf the recommendation for nomination is made. Such notice must also contain certain representations by the stockholder and beneficial owner, as well as certain other information as provided in the Bylaws.

Proposals must be received no earlier than January 17, 2024 and no later than the close of business on February 16, 2024. For additional details regarding the requirements with respect to such notices, please see our Bylaws, which were filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on February 28, 2023.

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Company Documents and Other Matters

Annual Report

A copy of our 2022 Annual Report, including financial statements and schedules, has been made available to stockholders and is posted from our website at investors.wsfsbank.com and from the SEC at its website at www.sec.gov. Additional copies of our 2022 Annual Report may be obtained without charge by writing to WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, Attention: Investor Relations.

Householding

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for annual reports, proxy statements and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement and Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement, or Notice of

Internet Availability of Proxy Materials, or if you are receiving multiple copies thereof and wish to receive only one, please notify your broker or nominee if your shares are held in a brokerage account or other account or our agent, American Stock Transfer & Trust Company, LLC (“AST”) if you hold registered shares. You can notify AST by sending a written request to: American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, or by calling AST at (877) 864-4747.

Other Matters

Our Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment. Whether or not you intend to be present at the Annual Meeting, you are urged to vote via the Internet, by telephone or, if you received printed materials, by returning your proxy card. If you are present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record-holder to vote personally at the Annual Meeting.

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APPENDIX A – NON-GAAP RECONCILIATIONS

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. The non-GAAP measures used herein include pre- provision net revenue (“PPNR”), PPNR percentage, return on average tangible common equity (“ROTCE”), Core return on average assets (“ROA”), Adjusted ROA, Adjusted ROTCE, and Adjusted EPS. Management believes that these non-GAAP financial measures provide useful information to an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies. A reconciliation of the non- GAAP measure to the GAAP measure are set forth below:

(dollars in thousands, except per share data)	As of and for the Year Ended December 31, 2022
Calculation of Pre-Provision Net Revenue:
Net income (GAAP)	$222,648
Plus: Income tax provision	77,961
Plus: Provision of credit losses	48,089
PPNR (Non-GAAP)	348,698
Average Assets	$20,463,695
PPNR% (Non-GAAP)	1.70%
Calculation of return on average tangible common equity:
GAAP net income attributable to WSFS	$222,375
Plus: Tax effected amortization of intangible assets	11,752
Net tangible income (non-GAAP)	234,127
Average stockholders’ equity of WSFS	2,398,871
Less: Average goodwill and intangible assets	1,012,233
Net average tangible common equity (non-GAAP)	1,386,638
Return on average common equity (GAAP)	9.27%
Return on average tangible common equity (non-GAAP)	16.88%
Calculation of tangible common book value per share:
Total stockholders’ equity of WSFS (GAAP)	$2,205,113
Less: Goodwill and other intangible assets	1,012,232
Total tangible common equity (non-GAAP)	1,192,881
Number of shares of common stock outstanding (000s) (diluted)	63,659
Book value per share (GAAP)	$35.79
Tangible common book value per share (non-GAAP)	$19.36
Calculation of Core ROA:
GAAP net income attributable to WSFS	$222,375

Plus pre-tax adjustments: Corporate development and restructuring expense, unrealized (loss) gain on equity investments, net, and Visa derivative valuation adjustment	62,119

Plus: Tax impact of pre-tax adjustments	(13,809)
Adjusted net income (non-GAAP) attributable to WSFS	$270,685
Average Assets	$20,463,695
GAAP return on average assets (ROA)	1.09%
Plus pre-tax adjustments: Corporate development and restructuring expense unrealized (loss) gain on equity investments, net, and Visa derivative valuation adjustment	0.30

Plus: Tax impact of pre-tax adjustments	(0.07)
Core ROA (non-GAAP)	1.32%
Calculation of Quality of Earnings (QoE) Adjusted ROA:
Net Income (GAAP)	$222,375
Plus: Corporate development and restructuring expense	65,222
Plus: Initial ACL recorded in connection with the combination with Bryn Mawr	23,514
Less: Unrealized gain on equity investments	(5,980)
Less: Tax impact of pre-tax adjustments	(19,028)

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(dollars in thousands, except per share data)	As of and for the Year Ended December 31, 2022
QoE Adjusted net income (non-GAAP)	$286,101
Average Assets	20,463,695
GAAP Return on Average Assets (non-GAAP)	1.09%
Plus: Pre-tax adjustments: Corporate development and restructuring expense, initial ACL recorded in connection with the combination with Bryn Mawr, unrealized gain on sale of equity investment	0.40
Less: Tax impact of pre-tax adjustments	(0.09)
QoE Adjusted ROA (non-GAAP)	1.40%
Calculation of QoE Adjusted return on average tangible common equity (non-GAAP):
Adjusted net income (non-GAAP)	286,101
Adj: Tax effected amortization of intangible assets	11,752
Adjusted net tangible income (non-GAAP)	297,853
Average stockholdersʼ equity of WSFS	2,398,871
Less: Average goodwill and intangible assets	(1,012,233)
Plus: Average net adjustments of net income	31,863
Adjusted net average tangible common equity	1,418,501
QoE Adjusted return on average tangible common equity (non-GAAP)	21.00%
Calculation of QoE Adjusted EPS:
Earnings per share (diluted) (GAAP)	$3.49
Plus: Corporate development and restructuring expense, initial ACL recorded in connection with the combination with Bryn
Mawr, unrealized gain on sale of equity investment	1.30
Less: Tax impact of pre-tax adjustments	(0.30)
QoE Adjusted EPS (non-GAAP)	$4.49

(dollars in thousands, except per share data)	As of and for the Year Ended December 31, 2021
Calculation of Quality of Earnings (QoE) Adjusted ROA:
Net Income (GAAP)	271,442
Plus: Corporate development and restructuring expense	13,022
Plus: Loss on debt extinguishment	1,087
Plus: Contribution to WSFS CARES Foundation	1,000
Plus: Recovery of legal settlement	(4,062)
Less: Realized and unrealized gain on sale of equity investments, net	(4,766)
Less: Tax impact of pre-tax adjustments	(992)
Adjusted QoE net income (non-GAAP)	276,731
Average Assets	14,903,920
GAAP Return on Average Assets	1.82%
Plus: Pre-tax adjustments: Corporate development and restructuring expense, loss on debt extinguishment, contribution to WSFS Cares Foundation, recovery of legal settlement, and realized and unrealized gains on equity investments, net	0.04
Less: Tax impact of pre-tax adjustments	(0.01)
QoE Adjusted ROA (non-GAAP)	1.86%

(dollars in thousands, except per share data)	As of and for the Year Ended December 31, 2020
Calculation of Quality of Earnings (QoE) Adjusted ROA:
Net Income (GAAP)	114,774
Plus: Corporate Development and Restructuring Expense	4,838
Plus: Contribution to WSFS CARES Foundation	3,000
Less: Realized and unrealized gain on sale of equity investments, net	(25,084)
Less: Tax impact of pre-tax adjustments	3,301
QoE Adjusted net income (non-GAAP)	100,839
Average Assets	13,148,317
GAAP Return on Average Assets (non-GAAP)	0.87%
Plus: Pre-tax adjustments: Corporate development and restructuring expense, contribution to WSFS Cares Foundation, and realized and unrealized gains on equity investments, net	(0.13)
Less: Tax impact of pre-tax adjustments	0.03
QoE Adjusted ROA (non-GAAP)	0.77%

WSFS Bank 2023 Proxy Statement	77

Our financial statements and other information about us are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 28, 2023, and in our 2022 Annual Report, which is available at http://www.viewproxy.com/wsfs/2023.

Non-GAAP Measures:

•	PPNR is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impacts of (i) income tax provision and (ii) provision for credit losses.

•	PPNR percentage is a non-GAAP measure that divides (i) PPNR by (ii) average assets for the applicable period.

•	Net tangible income is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impact of amortization of intangible assets.

•	Tangible common equity is a non-GAAP measure and is defined as total stockholders’ equity less goodwill, other intangible assets.

•	ROTCE is a non-GAAP measure and is defined as net tangible income divided by average tangible common equity.

•	Adjusted net income is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impact of corporate development and restructuring expense, realized/unrealized gains (losses) on equity investments, net, and Visa derivative valuation adjustment.

•	QoE adjusted net income is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude corporate development and restructuring expense, the initial ACL recorded in connection with the combination with Bryn Mawr, and unrealized gains on equity investments.

•	QoE adjusted ROA is a non-GAAP measure that divides QoE adjusted net income by average assets for the applicable period.

•	QoE adjusted net tangible income is a non-GAAP measure that adjusts QoE net income to exclude the impact of amortization of intangible assets.

•	QoE adjusted ROTCE is a non-GAAP measure and is defined as QoE adjusted net tangible income divided by adjusted average tangible common equity.

•	QoE adjusted EPS is a non-GAAP measure that adjusts earnings per share determined in accordance with GAAP to exclude the impact of corporate development and restructuring expense, initial ACL recorded in connection with the combination with Bryn Mawr, unrealized gains on equity investments.

•	Core Return on Average Assets (ROA) is a non-GAAP measure that divides (i) Adjusted Net Income (non-GAAP) attributable to WSFS by (ii) average assets for the applicable period.

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APPENDIX B – WSFS FINANCIAL CORPORATION 2018 INCENTIVE PLAN

Section 1.  Purpose and Prior Plans

(a)        General. The purpose of the WSFS Financial Corporation 2018 Incentive Plan is (1) to help WSFS Financial Corporation (the “Company”) and its Affiliates retain, attract, and motivate their officers, Associates, consultants, independent contractors, advisors, and/or directors and (2) to provide incentives linked to the growth and success of the Company’s businesses and to increases in Company shareholder value.

(b)        Impact on Prior Plan Awards. The Plan shall not, and shall not be interpreted to, modify outstanding awards under the Prior Plans in any respect. Awards outstanding under these plans shall remain in effect pursuant to their existing terms. To the extent such Awards under these Prior Plans shall be settled in whole, or in part, in Common Stock, the settlement of such Awards shall be made using the pool of shares authorized for awards of Common Stock under the Prior Plans. Any unallocated shares in the pool of shares authorized for Awards of Common Stock under the Prior Plans will not be available to be used to settle Awards under the Plan or any Prior Plan.

Section 2.  Definitions

For purposes of the Plan, capitalized terms have the meaning provided below, or, if not provided below, as provided elsewhere in the Plan:

“Affiliate” means (a) any Subsidiary or Parent, or (b) an entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with, the Company. The term Affiliate shall include the Bank.

“Associate” means any person employed by the Company, the Bank, or an Affiliate.

“Award” means an award that is granted under the Plan.

“Award Cycle” means a period of consecutive fiscal years, or portions thereof, over which Performance Awards are to be earned.

“Bank” means Wilmington Savings Fund Society, Federal Savings Bank.

“Board” means the Board of Directors of the Company.

“Cause” has the meaning assigned such term in the employment, severance, or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however that if there is no such employment, severance, or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award agreement, cause shall mean (1) the continued failure of the Participant to perform substantially the Participant’s duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Participant by the Company which specifically identifies the manner in which such Participant has not substantially performed Participant’s duties; or (2) the engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

“Change in Control” means, except as provided in Section 15(k), the occurrence of the earliest of when:

(a)        One person or a group acquires stock that, combined with stock previously owned, controls more than fifty percent of the value or voting power of the stock of the Company, provided, however, if any one person, or more than one person acting as a group, is considered to effectively control the Company (within the meaning of Treas. Regs. Section 1.409A-3(i)(5)(vi)), the acquisition of additional control of the Company by the same person or persons is not considered to cause a change in the ownership of the Company;

(b)        During any twelve-month period, either (i) any person or group acquires stock possessing thirty percent or more of the voting power of the corporation, or (ii) the majority of the Board is replaced by persons whose appointment or election is not endorsed by a majority of the Board; or

(c)        A person or a group acquires, during any twelve-month period, assets of the corporation having a total gross fair market value equal to more than forty percent of the total gross fair market value of all of the Company’s assets. For purpose of this paragraph, a transfer of assets by the Company is not treated as a Change in Control if the assets are transferred to (1) an entity that is controlled by the shareholders of the Company immediately after the transfer; or (2) an entity, fifty percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company.

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“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Committee” means the Committee described in Section 3.

“Common Stock” means common stock, par value $0.01 per share, of the Company and such other securities of the Company as may be substituted for Common Stock under the terms of the Plan.

“Company” has the meaning set forth in Section 1.

“Director” means a member of the Board.

“Disability” or “disabled” mean a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Committee may require such proof of Disability as the Committee, in its sole discretion deems appropriate. The Committee’s good faith determination as to whether a Participant is Disabled will be final and binding on all parties concerned.

“Eligible Individuals” means officers, Associates, consultants, independent contractors, advisors (including members of any advisory boards), and Directors of the Company or any Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

“Exercise Price” means (a) in the case of Stock Options, the price specified in the applicable Award agreement as the price-per-share at which shares of Common Stock may be purchased pursuant to such Stock Option or (b) in the case of Stock Appreciation Rights, the price specified in the applicable Award agreement as the reference price-per-share used to calculate the amount payable to the Participant.

“Effective Time” has the meaning set forth in Section 16(a).

“Fair Market Value” means, on any date, except as otherwise provided by the Committee, (a) if the Stock is listed on a securities exchange or is traded over the Nasdaq National Market, the average of the high and low sales prices on such exchange or over such system on such date or, in the absence of reported sales on such date, the average of the high and low sales prices on the immediately preceding date on which sales were reported, or (b) if the Stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and asked prices as quoted by Nasdaq for such trading date, or, in the absence of bid and asked prices on such date, then on the next prior business day on which there was a bid and asked price; provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations (or if the Stock is not listed on Nasdaq or another securities exchange), Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

“Good Reason” has the meaning assigned such term in the employment, severance, or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however that if there is no such employment, severance, or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award agreement, “Good Reason” shall mean any of the following acts by the Company or an Affiliate, without the consent of the Participant (in each case, other than an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company or the Affiliate promptly after receipt of notice thereof given by the Participant): (1)  the assignment to the Participant of duties materially inconsistent with, or a material diminution in, the Participant’s position, authority, duties, or responsibilities, as in effect immediately prior to a Change in Control, (2) a material reduction by the Company or an Affiliate in the Participant’s base salary or total compensation, (3) the Company or an Affiliate requiring the Participant, without his or her consent, to be based at any office or location more than twenty-five miles from the location at which the Participant was stationed immediately prior to a Change in Control, or (4) the continuing material breach by the Company or an Affiliate of any employment agreement between the Participant and the Company or an Affiliate after the expiration of any applicable period for cure.

“Incentive Stock Option” means any Stock Option designated as, and qualified as, an “incentive stock option” within the meaning of section 422 of the Code.

“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Outside Director” means a Director who qualifies as independent as defined in Nasdaq Rule 5605(a)(2) and as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

“Parent” means a corporation, limited liability company, partnership, or other entity that owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. With respect to an Incentive Stock Option, if the preceding sentence does not satisfy the definition of “parent corporation” under section 424(e) of the Code, Parent shall mean a “parent corporation” within the meaning set forth in section 424(e) of the Code.

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“Participant” means an individual who is granted an Award under the Plan.

“Performance Awards” means Awards granted under Section 8.

“Performance Goals” means the performance goals established in connection with the grant of Performance Awards.

“Plan” means the WSFS Financial Corporation 2018 Incentive Plan, as set forth herein and as amended from time to time.

“Prior Plan” means the 2005 WSFS Financial Corporation Incentive Plan and/or the 2013 WSFS Financial Corporation Incentive Plan, as applicable.

“Restricted Stock” means shares of Common Stock issued under the Plan subject to restrictions specified in the applicable Award agreement.

“Restricted Stock Units” means an Award based on the value of Common Stock that is an unfunded and unsecured promise to deliver shares of Common Stock, cash, or other property upon the attainment of specified vesting or performance conditions, as specified in the applicable Award agreement.

“Retired” or “Retirement” means (a) in the case of a Participant who is an Associate, the Participant’s termination of employment with the Company or an Affiliate to the extent approved by the Committee on a case-by-case basis and (b) in the case of a Participant who is an Outside Director, retirement of the Director in accordance with the provisions of the Company’s bylaws as in effect from time to time or the failure to be re-elected or re-nominated as a Director.

“Rule 16b-3” means Rule 16b-3, as promulgated by the Securities Exchange Commission under section 16(b) of the Exchange Act, as amended from time to time.

“Stock Appreciation Right” or a “SAR” means an Award granted under Section 7.

“Stock Option” means an Award granted under Section 6.

“Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. With respect to an Incentive Stock Option, if the preceding sentence does not satisfy the definition of “subsidiary corporation” under section 424(f) of the Code, Parent shall mean a “subsidiary corporation” within the meaning set forth in section 424(f) of the Code.

“Ten-Percent Holder” means an employee who, at the time of the grant of an Award, owns stock representing more than ten percent of the voting power of the Company or an Affiliate (as determined under section 422(b)(6) of the Code).

Section 3.  Administration

(a)        Committee. The Plan shall be administered by the Personnel and Compensation Committee or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed solely of Outside Directors numbering no fewer than two and shall be appointed by and serve at the pleasure of the Board.

(b)	Powers. The Committee shall have the authority, subject to the terms of the Plan to:

(1)	grant Awards;

(2)	determine who is an Eligible Individual and select the Eligible Individuals to whom Awards may from time to time be granted;

(3)	determine the type or types of Awards to be granted to each Participant;

(4)	determine the number of Awards to be granted and the number of shares of Common Stock or dollar amount to which an Award will relate;

(5)	establish Performance Goals applicable to Performance Awards;

(6)	determine the terms and conditions of any Award granted hereunder, including but not limited to, the exercise price, grant price or purchase price, any restrictions or limitations on the Award, and the vesting or performance conditions applicable to the Award;

(7)	modify, amend, or adjust the terms and conditions of any Award, at any time or from time to time, including, but not limited to, the content of Performance Goals, vesting conditions, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

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(8)	determine whether, to what extent, and under what circumstances, Common Stock, cash, and other amounts payable with respect to an Award shall be deferred;

(9)	determine whether, to what extent, and under what circumstances, the limits in Section 5(c) are not applicable in connection with a Participant’s termination of employment due to death, Disability, a Change in Control, or Retirement;

(10)	determine whether, to what extent, and under what circumstances (A) an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or (B) an Award may be canceled, forfeited, or surrendered;

(11)	grant other-stock based awards and other cash incentive awards, as described in Section 10;

(12)	determine whether, to what extent, and under what circumstances Awards may be transferred, notwithstanding restrictions and limits on the transfer of Awards set forth in the Plan and in any Award agreement;

(13)	take actions set forth in Section 4(c) with respect to substitutions or adjustments;

(14)	determine the conditions required to issue or deliver any certificate or certificates for shares of Common Stock, as provided under Section 15(a);

(15)	determine whether conditions and events described in the Plan or in Award agreements are satisfied, including whether a Participant is Disabled or Retired, whether a Change in Control has occurred, and whether a Participant has terminated employment involuntarily without Cause or has resigned for Good Reason;

(16)	determine and apply such policies and procedures as it deems appropriate to provide for clawback or recoupment of Awards, as provided under Section 14 of the Plan or under the terms of an Award agreement;

(17)	determine the effect of a Change in Control on outstanding awards, as provided under Section 11(a) of the Plan;

(18)	decide all other matters that must be determined in connection with an Award;

(19)	adopt, alter, and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(20)	interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

(21)	make all other decisions and determinations that may be required under the Plan; and

(22)	adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of jurisdictions outside of the United States in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in such other jurisdictions and to meet the objectives of the Plan.

Notwithstanding the foregoing, Awards to Outside Directors shall be made only in accordance with the terms, conditions, and parameters of a plan, program, or policy for the compensation of Outside Directors as in effect from time to time. The Committee may not make discretionary grants to Outside Directors.

(c)        Actions and Interpretations by the Committee. The Committee may act only by a majority of its members then in office. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award agreement, and all decisions and determinations with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other Associate of the Company or any Affiliate, by the Company’s or an Affiliate’s accountant, attorney, consultant, or other professional retained by the Company or the Committee to assist in the administration of the Plan.

(d)        Delegation Powers. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, and subject to the limitations in this Section 3(d), the Committee may (1) delegate administrative responsibilities with respect to the Plan, and (2) delegate all, or any portion, of its responsibilities to grant Awards; provided, however, that no delegation may be made by the Committee that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act; and provided, further, that the Committee may not delegate the authority to grant Awards to any “officer” as defined in Rule 16a-1(f) under the Exchange Act or to any Director. In addition, the Committee may not delegate its authority, as provided under Section 3(b)(7), to accelerate or waive any (1) vesting conditions, (2) schedule for lapse of forfeiture restrictions, or (3) other restrictions on the exercisability of an Award. The acts of delegates under this Section 3(d) shall be treated hereunder as acts of the Committee and such delegates shall report to the Committee regarding the delegated duties and responsibilities and any Awards so granted. Any delegation may be revoked by the Committee at any time.

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(e)        Delegations. Subject to the terms of Section 3(d), the Committee hereby delegates (1) administrative responsibilities with respect to the Plan to the WSFS Human Capital Management Department, and (2) responsibility to make recommendations to the Committee regarding the number, type, and terms of Awards to the WSFS Human Capital Management Department. Unless and until delegated under Section 3(d), the Committee shall retain final decision making authority with respect to the issuance of Awards.

(f)         Action by the Board. Any authority granted to the Committee under the Plan may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

Section 4.  Common Stock Subject to Plan

(a)        Shares and Cash Available. Shares of Common Stock subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares. The number of shares of Common Stock and cash available under the Plan are described in this Section 4, subject to adjustment as provided in Section 4(c).

(1)	The maximum aggregate number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan shall equal 6,000,000. For the purpose of calculating the maximum number of shares that may be issued pursuant to all Awards (including determining the amount of shares that become available under the Plan under clause (3) and clause (5) below): (i) every one share issuable pursuant to the exercise of a Stock Option or Stock Appreciation Right shall count as one share; and (ii) every one share underlying Restricted Stock, Restricted Stock Units, and all other stock-based Awards shall count as three shares. No shares in the pool of shares authorized for Awards of Common Stock under the Prior Plans shall be transferred to the pool of shares authorized for Awards of Common Stock under the Plan.

(2)	The maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be 1,500,000.

(3)	If, after the Effective Time, any Award (A) is forfeited or otherwise expires, terminates, or is canceled without the delivery of all shares of Common Stock subject thereto or (B) is settled other than by the delivery of shares of Common Stock (including by cash settlement), then, in the case of clauses (A) and (B), the number of shares of Common Stock subject to such Award that were not issued shall again become available to be delivered pursuant to Awards under the Plan, except as provided in clause (4) below.

(4)	Shares of Common Stock tendered or held back upon the exercise of a Stock Option or stock-settled Stock Appreciation Right to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon such net or “cashless” exercise of a Stock Option or stock-settled Stock Appreciation Right, the gross number of shares exercised shall be deducted from the total number of shares of Common Stock remaining available for issuance under the Plan. For purposes of (A) determining the number of shares of Common Stock that are tendered or held back upon the exercise of a Stock Option or Stock Appreciation Right or (B) a net exercise of a Stock Option or Stock Appreciation Right under the preceding sentence, the terms “Stock Option” and “Stock Appreciation Right” include a stock option and a stock-settled stock appreciation right granted under a Prior Plan that is outstanding as of the Effective Time. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after the Effective Time, from the exercise of options under a Prior Plan shall not be available for future issuance under the Plan.

(5)	Shares of Common Stock tendered or held back upon the settlement of an Award (other than a Stock Option or Stock Appreciation Right) to cover tax withholding shall be available for future issuance under the Plan.

(b)	Individual Award Limits. Subject to adjustment as provided in Section 4(c), the following limits apply:

(1)	the maximum aggregate number of shares of Common Stock subject to Stock Options granted in any one year to any Participant shall be 100,000;

(2)	the maximum aggregate number of shares of Common Stock subject to Stock Appreciation Rights granted in any one year to any Participant shall be 100,000;

(3)	the maximum aggregate number of shares of Common Stock subject to Restricted Stock Units granted in any one year to any Participant shall be 100,000;

(4)	the maximum aggregate number of shares of Common Stock subject to Performance Awards granted in any one year to any Participant shall be 100,000;

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(5)	the maximum aggregate number of shares of Restricted Stock granted in any one year to any Participant shall be 100,000;

(6)	the maximum aggregate number of shares of Common Stock subject to any other Award under this Plan granted in any one year to any Participant shall be 100,000;

(7)	the maximum aggregate dollar amount of (A) cash, (B) Fair Market Value of shares of Common Stock and the fair market value of other property, and (C) Fair Market Value of shares of Common Stock underlying an Award (in the case of (B) and (C), as valued on the date of grant) that may be paid or delivered pursuant to Awards under the Plan to any Outside Director in any one year shall be $500,000; and

(8)	the maximum aggregate dollar amount of (A) cash, (B) Fair Market Value of shares of Common Stock and the fair market value of other property, and (C) Fair Market Value of shares of Common Stock underlying an Award (in the case of (B) and (C), as valued on the date of grant) that may be paid or delivered pursuant to Awards under the Plan to any other Participant in any one year shall be $4,000,000.

Delivery of shares of Common Stock subject to awards granted in substitution of awards granted by a business or entity that is acquired by, or whose assets are acquired by, the Company shall not be deemed a delivery for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. Additionally, if a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares authorized for issuance under the Plan (and Shares subject to such Awards shall not be added to the Shares available for issuance under the Plan as provided in Section 4(a) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were eligible to receive such Awards prior to such acquisition or combination.

(c)         Adjustment Provision. Upon the occurrence of any of the events listed in the last sentence of this Section 4(c), the Committee or Board may make substitutions or adjustments in (1) the aggregate number and kind of shares reserved for issuance under the Plan, (2) the maximum limitations of shares underlying Awards to be granted to any Participant, (3) the number, kind, and Exercise Price of shares subject to outstanding Stock Options and Stock Appreciation Rights, (4) the number and kind of shares subject to other outstanding Awards granted under the Plan, and/or (5) such other equitable substitution or adjustments as it may determine to be appropriate; provided, however, that the number of shares of Common Stock subject to any Award shall always be rounded down to a whole number. The actions described in the preceding sentence may be taken if the Committee or Board determines that there has been (i) a change in corporate capitalization (such as a stock split or a reverse stock split), (ii) a corporate transaction, merger, consolidation, separation (including a spin off), or other distribution of stock or property of the Company, (iii) an extraordinary cash dividend, (iv) any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or (v) any partial or complete liquidation of the Company.

Section 5.  Eligibility; Types of Awards

(a)        Eligibility for Awards. Awards may be granted under the Plan to Eligible Individuals. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time.

(b)        Types of Awards. Awards may be made under the Plan in the form of (1) Stock Options, (2) Stock Appreciation Rights, (3) Performance Awards, (4) Restricted Stock, (5) Restricted Stock Units, and (6) other stock-based awards or cash incentives that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards.

(c)         Minimum Vesting Condition. Participants who are granted an Award under the Plan will be required to continue to provide services to the Company (or an Affiliate) for not less than one year following the date of grant in order for any such Award to fully or partially vest or be exercisable. Notwithstanding the preceding sentence, up to five percent of the available shares of Common Stock authorized for issuance under the Plan pursuant to Section 4(a)(1) may provide for vesting of Awards, partially or in full, in less than one year.

(d)        Default Vesting Schedule. Awards to Participants, including named executive officers, shall vest ratably over four years, such that twenty-five percent of the Award shall vest on each anniversary of the date the Award is granted. Notwithstanding the previous sentence, and subject to the five percent limitation described above in Section 5(c), individual Award agreements may set forth a different vesting schedule, and any vesting schedule may be modified or adjusted if permitted under the terms of the Plan.

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Section 6.  Stock Options

(a)        Types. Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. The Committee shall have the authority to grant any Eligible Individual Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights); provided, however, that Incentive Stock Options may be granted only to employees of the Company and, if applicable, its Parents and Subsidiaries. To the extent that any Stock Option is not designated as an Incentive Stock Option, or even if so designated does not qualify as an Incentive Stock Option on or subsequent to its grant date, it shall constitute a Nonqualified Stock Option.

(b)        Award Agreement and Grant Date. Stock Options shall be evidenced by Award agreements, the terms and provisions of which may differ. An Award agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Nonqualified Stock Option. The grant of a Stock Option shall occur on the date the Committee by resolution selects an Eligible Individual to receive a grant of a Stock Option, determines the number of shares of Common Stock to be subject to such Stock Option, and specifies the material terms and provisions of such Stock Option. The Company shall notify an Eligible Individual of any grant of a Stock Option, and a written Award agreement or agreements shall be delivered by the Company to the Participant. Such agreement or agreements shall become effective upon execution by the Company and by the Participant.

(c)         Award Terms. Stock Options granted under the Plan shall be subject to the following terms and conditions, as well as any additional terms and conditions as the Committee shall deem desirable:

(1)	Option Term. The Committee shall determine the stated term of each Stock Option granted under this Plan. No Stock Option shall be exercisable more than ten years after the date the Stock Option is granted (or, with respect to Incentive Stock Options granted to a Ten-Percent Holder, five years after the date the Stock Option is granted).

(2)	Exercise Price. The Committee shall determine the Exercise Price per share of Common Stock subject to Stock Options granted under this Plan. The Exercise Price per share of Common Stock subject to a Stock Option shall not be less than the Fair Market Value of Common Stock on the date of grant, except that, with respect to Incentive Stock Options granted to a Ten-Percent Holder, the Exercise Price shall not be less than one hundred and ten percent of the Fair Market Value on the date of grant (and except in connection with Stock Option substitution in connection with a corporate transaction, to the extent consistent with section 409A or section 422 of the Code, as applicable). Except for adjustments pursuant to Section 4(c), in no event may any Stock Option granted under this Plan be amended to decrease the Exercise Price thereof, be cancelled in conjunction with the grant of any new Stock Option with a lower Exercise Price, be cancelled, when the Exercise Price per share exceeds the Fair Market Value, in exchange for cash or another Award (other than in connection with a Change in Control), or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Stock Option, unless such amendment, cancellation, or action is approved by a vote of the Company’s stockholders (or, in connection with a substitution of the Stock Option in connection with a corporate transaction, to the extent consistent with section 409A or section 422 of the Code, as applicable).

(3)	Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.

(4)	Method of Exercise.

a)	Notice of Exercise. Subject to the provisions of this Section 6, Stock Options may be exercised, in whole or in part, at any time during their stated term by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

b)	Payment of Exercise Price. Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Common Stock (by delivery of such shares or by attestation) already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, however, that if shares of Common Stock are used to pay the exercise price of an Option, such shares must have been held by the Participant for at least such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles as a result of the exercise of the Option. In addition, if approved by the Committee, payment in full or in part may also be made by instructing the Committee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Stock Option.

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c)	Broker Instructions. To the extent permitted by applicable law, if approved by the Committee, payment in full or in part may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested by the Company, the amount of any federal, state, local, or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

d)	Delivery of Shares and Stockholder Rights. No shares of Common Stock shall be delivered until full payment therefor has been made. An optionee shall have the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends) upon the date that the optionee has given written notice of exercise, has paid in full for such shares, and, if requested by the Company, has given the representation described in Section 15(a). Prior to that date, an optionee shall not have such rights with respect to the Stock Option nor shall the optionee have any rights to dividend equivalents on account of the Stock Option.

(d)        Nontransferability of Stock Options. No Stock Option shall be transferable by a Participant other than (1) by will or by the laws of descent and distribution; or (2) in the case of a Nonqualified Stock Option, by a transfer expressly permitted by the Committee, including, if so permitted, pursuant to a transfer to such Participant’s children or family members, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933 as amended, and any successor thereto. All Stock Options shall be exercisable, subject to the terms of this Plan, only by the optionee, the guardian or legal representative of the optionee, or any person to whom such option is transferred pursuant to this paragraph, it being understood that the term, “optionee,” include such guardian, legal representative and other transferee.

Section 7.  Stock Appreciation Rights

(a)        Term. The Committee shall determine the stated term of each Stock Appreciation Right granted under this Plan. No Stock Appreciation Right shall be exercisable more than ten years after the date of grant.

(b)         Exercise Price. The Exercise Price per share of Common Stock subject to a Stock Appreciation Right shall not be less than the Fair Market Value of the Common Stock on the date of grant, except (1) in connection with a Stock Appreciation Right substitution in connection with a corporate transaction (to the extent consistent with section 409A of the Code) and (2) if a Stock Appreciation Right is granted to replace a Stock Option, the Exercise Price of the Stock Appreciation Right may be the Exercise Price of the Stock Option it replaces, to the extent consistent with section 409A of the Code. Except for adjustments pursuant to Section 4(c), in no event may any Stock Appreciation Right granted under this Plan be amended to decrease the Exercise Price thereof, be cancelled in conjunction with the grant of any new Stock Appreciation Right with a lower Exercise Price, be cancelled when the Exercise Price per share exceeds the Fair Market Value in exchange for cash or another Award (other than in connection with a Change in Control), or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Stock Appreciation Right, unless such amendment, cancellation, or action is approved by a vote of the Company’s stockholders (or, if in connection with a substitution of the Stock Appreciation Right in connection with a corporate transaction, to the extent consistent with section 409A or section 422 of the Code, as applicable).

(c)         Exercisability. Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.

(d)         Settlement. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, shares of Common Stock, or a combination of cash and shares, in value equal to (1) the excess of the Fair Market Value on the date of exercise of one share of Common Stock over the applicable Exercise Price, multiplied by (2) the number of shares of Common Stock in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

(e)         Nontransferability. No Stock Appreciation Right shall be transferable by a Participant other than (1) by will or by the laws of descent and distribution, or (2) by a transfer expressly permitted by the Committee, including, if so permitted, pursuant to a transfer to such Participant’s children or family members, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933 as amended, and any successor thereto. All Stock Appreciation Rights shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such Stock Appreciation Right is transferred pursuant to this paragraph, it being understood that the term, “Participant,” include such guardian, legal representative and other transferee.

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(f)          Award Agreement. Stock Appreciation Rights shall be evidenced by Award agreements, the terms and provisions of which may differ. The grant of a Stock Appreciation Right shall occur on the date the Committee by resolution selects an Eligible Individual to receive a grant of a Stock Appreciation Right, determines the number of shares of Common Stock to be subject to such Stock Appreciation Right and specifies the material terms and provisions of such Stock Appreciation Right. The Company shall notify an Eligible Individual of any grant of a Stock Appreciation Right, and a written option agreement or agreements shall be delivered by the Company to the Participant. Such agreement or agreements shall become effective upon execution by the Company and the Participant.

Section 8.  Performance Awards

(a)        Grant. Performance Awards may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals to whom and the time or times at which Performance Awards shall be awarded, the number of Performance Shares (as defined below) and/or the amount of Performance Cash Awards (as defined below) to be awarded to any Eligible Individual, the duration of the Award Cycle, and any other terms and conditions of the Award, in addition to those contained in subsection (b), below. The Committee shall also determine whether each Performance Award shall be denominated as (1) a performance-based stock or stock unit Award (a “Performance Share”) or (2) a performance-based cash Award (a “Performance Cash Award”). In all cases, the Committee may condition the vesting or value of an Award upon the achievement of Performance Goals; any such Award shall constitute a Performance Award for purpose of this Plan.

(b)	Terms and Conditions. Performance Awards shall be subject to the following terms and conditions:

(1)	Performance-Based Awards. The Committee may condition the settlement of a Performance Award upon the attainment of Performance Goals. The provisions of such Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each Participant. Subject to the provisions of the Plan and the Performance Award agreement referred to in Section 8(b)(3), Performance Awards may not be sold, assigned, transferred, pledged, or otherwise encumbered during the Award Cycle.

(2)	Settlement. At the expiration of the Award Cycle, the Committee shall evaluate the Participant’s and/or the Company’s performance in light of any Performance Goals for such Performance Award, and shall determine the number of shares of Common Stock (or other applicable payment measures) granted to the Participant which have been earned. The Committee shall then cause to be delivered (A) if the Performance Awards are Performance Shares, (1) a number of shares of Common Stock equal to the number of Performance Shares determined by the Committee to have been earned, or (2) cash equal to the product of (x) the Fair Market Value as of the date of settlement multiplied by (y) such number of Performance Shares determined to have been earned, as the Committee shall elect, or (B) if the Performance Awards are Performance Cash Awards, (1) cash equal to the amount earned under the Award (the “Cash Payment”), or (2) a number of shares of Common Stock equal to (x) the Cash Payment divided by (y) the Fair Market Value as of the date of settlement (with any resulting fractional shares distributed in the form of cash), as the Committee shall elect.

(3)	Performance Award Agreement. Each Award shall be confirmed by, and be subject to, the terms of an Award agreement.

Section 9.  Restricted Stock and Restricted Stock Units

(a)        Grant. Subject to the provisions of the Plan, the Committee may grant Awards of Restricted Stock or Restricted Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee.

(b)        Restrictions. Except as otherwise provided in an Award agreement or other Plan document governing an Award, a Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units or Restricted Stock (including the right to receive dividends or dividend equivalents) until such time as shares of Common Stock are paid in settlement of Restricted Stock Units or restrictions are lifted with respect to shares of Common Stock subject to an Award of Restricted Stock.

(c)         Award Agreement. Each Award of Restricted Stock or Restricted Stock Units shall be confirmed by, and be subject to, the terms of an Award agreement.

(d)         Delivery of Restricted Stock. Shares of Restricted stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its Associates) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

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Section 10.  Other Awards

(a)        Other Stock-Based Awards. Subject to the provisions of the Plan, the Committee, may grant Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including, without limitation, fully vested Common Stock, deferred stock units, and dividend equivalents. Such Awards may be granted either alone or in conjunction with other Awards granted under the Plan. Each such Award shall be confirmed by, and be subject to, the terms of an Award agreement.

(b)	Other Cash Incentive Awards. Subject to the provisions of the Plan, the Committee may grant other cash incentive awards.

Section 11.  Acceleration Events

(a)        Change in Control. Notwithstanding any provision of the Plan to the contrary, and unless provided otherwise by the Committee or in an applicable Award agreement, if a Participant’s employment is terminated without Cause or if the Participant resigns for Good Reason, in either case, within two years after the effective date of a Change in Control, then (1) all of that Participant’s outstanding Stock Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable; (2) all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse; and (3) any outstanding Performance Awards shall be considered to be earned and payable in full at the target Performance Goal level, any deferral or other restriction shall lapse, and such Performance Awards shall be settled in cash as promptly as is practicable.

(b)        Death or Disability. Unless as otherwise provided in an Award agreement, in the event of termination of the Participant’s service with the Company or an Affiliate due to death or Disability:

(i)	All of the Participant’s outstanding Stock Option and Stock Appreciation Right shall immediately become fully exercisable and vested;

(ii)	All of the Participant’s outstanding Restricted Stock Units shall become fully vested and non-forfeitable;

(iii)	Restrictions and conditions on all of the Participant’s outstanding Restricted Stock shall automatically lapse and be deemed terminated or satisfied, as applicable;

(iv)	Performance Goals shall be deemed to have been satisfied at the target level with respect to all of the Participant’s outstanding Performance Awards, and within thirty days after the Participant’s termination of service, outstanding Performance Awards shall be paid pro rata based upon the length of time within the performance period that has elapsed prior to the Participant’s termination of service;

(v)	Any other outstanding stock-based and cash Awards held by the Participant shall be fully vested and settled in cash as promptly as is practicable.

(c)         Retirement. Subject to the terms and conditions specified in an applicable Award agreement, in the event of termination of the Participant’s service with the Company or an Affiliate due to Retirement, the Committee may accelerate the vesting of specified outstanding Awards, provided that (1) the Committee has expressly approved such acceleration in writing, and (2) the Participant executes and abides by a non-competition and non-solicitation agreement, as well as such other post-termination conditions or restrictive covenants as the Committee may require.

Section 12.  Amendment and Termination

(a)        The Plan. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the rights of a recipient of an Award without the recipient’s consent, except such an amendment made to comply with applicable law, stock exchange rules, or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or stock exchange rules or by Section 6(c)(2) or Section 7(b), in connection with a “repricing” of a Stock Option or Stock Appreciation Right.

(b)         Awards. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder’s consent, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules, or accounting rules. Any amendment to an Award agreement must be in writing by an individual authorized by the Committee to make such amendment.

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Section 13.  Unfunded Status of Plan

The Plan is an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Section 14.  Recoupment of Awards

The Committee shall establish such policies and procedures as it deems appropriate to provide for clawback or recoupment of Awards. Pursuant to such policies and procedures, among other things, the Committee may require forfeiture of an Award, repayment of an Award (or proceeds therefrom), or recoupment from other payments otherwise due to the Participant or beneficiary.

Section 15.  General Provisions

(a)        Representation. The Committee may require each person purchasing or receiving shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions: (1) listing, or approval for listing upon notice of issuance, of such shares on the Nasdaq National Market or such other securities exchange as may at the time be the principal market for the Common Stock; (2) any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall deem necessary or advisable; and (3) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall determine to be necessary or advisable.

(b)        No Limit on Other Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements for its employees.

(c)         No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan and the granting of Awards shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate the employment of any employee at any time.

(d)        Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan or becomes subject to employment tax, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided, however, that if the Company is at the time of withholding subject to the provisions of FASB ASC 718, not more than the legally required minimum withholding (or, if applicable, such higher tax withholding rate as determined by the Committee not to result in adverse tax or accounting consequences) may be settled with Common Stock that is otherwise payable with respect to such Award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e)        Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid or by whom any rights of the Participant, after the Participant’s death, may be exercised. If a Participant dies and no designated beneficiary survives the Participant, any amount due under the Plan shall be paid to the Participant’s estate.

(f)          Affiliate Employees. In the case of a grant of an Award to any employee of an Affiliate of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled revert to the Company.

(g)        Electronic Signatures. For purposes of the Plan, a document shall be considered to be executed if signed electronically pursuant to procedures approved by the Company.

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(h)        Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of choice or conflict of laws that would otherwise refer to the laws of another jurisdiction.

(i)          Nontransferability. Except as otherwise provided in Section 6(d) and Section 7(e), or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution. Subject to the preceding sentence, no right or interest of a Participant in an Award may be pledged, encumbered, or hypothecated to, or in favor of, any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Participant to any other party other than the Company or an Affiliate.

(j)          Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(k)	Section 409A.

(1)	It is intended that the provisions of the Plan avoid the adverse consequences under section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with that intent.

(2)	No Participant or creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment, except as required by applicable law. Except as permitted under section 409A of the Code, any deferred compensation (within the meaning of section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

(3)	If an Award is subject to Section 409A of the Code and payment is due upon a termination of employment, payment shall be made upon a separation from service within the meaning of section 409A of the Code.

(4)	If, at the time of a Participant’s separation from service (within the meaning of section 409A of the Code), (A) such Participant shall be a specified employee (within the meaning of Section 409A of the Code) and (B) an amount payable pursuant to an Award constitutes nonqualified deferred compensation (within the meaning of section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in section 409A of the Code in order to avoid taxes or penalties under section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first day of the seventh month following such separation from service.

(5)	Solely with respect to any Award that constitutes “deferred compensation” subject to section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treas. Reg. § 1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with section 409A of the Code, without altering the definition of Change in Control for any other purpose.

(6)	Notwithstanding any provision of the Plan to the contrary, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with an Award (including any taxes and penalties under section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

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Section 16.  Term of the Plan

(a)        Effective Time. The Plan shall be effective as of the date it is approved by the Company’s stockholders by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote with respect to the Plan’s approval (the “Effective Time”). If this Plan is not approved by the stockholders of the Company, this Plan and any awards granted under this Plan shall be null and void.

(b)        Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the Effective Time. Unless otherwise expressly provided in the Plan or in an applicable Award agreement, any Award granted hereunder, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award, shall nevertheless continue thereafter.

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WSFS Financial Corporation

WSFS Bank Center • 500 Delaware Avenue, Wilmington, DE 19801 • wsfsbank.com

©2023 WSFS Bank. All rights reserved.

This Proxy is Solicited on Behalf of the Board of Directors WSFS FINANCIAL CORPORATION For the 2023 Annual Meeting of Stockholders The undersigned hereby appoints Rodger Levenson and Dominic C. Canuso, or either of them, with full power of substitution, to act as attorney and proxies for the undersigned and to vote all shares of Common Stock of WSFS Financial Corporation, which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held virtually on May 16, 2023 at 4:00 PM ET or at any adjournments thereof as follows: The Annual Meeting of Stockholders will be held virtually. In order to attend the meeting, you must register at https://viewproxy.com/wsfs/2023/htype.asp by 11:59 PM ET on May 13, 2023. On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. Further instructions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the section titled “Meeting and Other Information”. Please mark, date, sign, and mail your proxy promptly in the envelope provided IMPORTANT: SIGNATURE REQUIRED ON THE OTHER SIDE PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. KEEP THIS PORTION FOR YOUR RECORDS. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 16, 2023. The Notice of Annual Meeting of Stockholders, Proxy Statement and our 2022 Annual Report are available at: http://www.viewproxy.com/wsfs/2023

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2, 4, and 5, AND “ONE YEAR” FOR PROPOSAL 3. Please mark votes as in this example 1. The election of three directors for a three-year term ending at the 2026 Annual Meeting of Stockholders: 2. An advisory (non-binding) Say-on-Pay Vote relating to the compensation of WSFS Financial Corporation’s named executive officers (“NEOs”). 01 Eleuthère I. du Pont 02 Nancy J. Foster 03 David G. Turner FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (see instructions below) FOR AGAINST ABSTAIN 3. An advisory (non-binding) vote recommending the frequency of the Say-on-Pay Vote to approve the compensation of the NEOs, every 1 year, 2 years, or 3 years. 1 YEAR 2 YEARS 3 YEARS ABSTAIN 4. An amendment of the 2018 Long-Term Incentive Plan to increase the number of shares of INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold and write the number(s) of the nominee(s) on the line below. To cumulate your vote for one or more of the above nominee(s), hand write the manner in which such votes shall be cumulated in the space next to each nominee(s) name(s). If you are cumulating your vote, do not mark the box and you will need to vote manually on a proxy card and not electronically. I withhold my vote for the following nominee(s) Common Stock available for issuance under the 2018 Plan. FOR AGAINST ABSTAIN 5. The ratification of the appointment of KPMG LLP as WSFS Financial Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2023. FOR AGAINST ABSTAIN NOTE: Such other matters as may properly come before the meeting or any adjournment thereof. The proxy is revocable and, when properly executed will be voted in the manner directed here by the undersigned. If no directions are made, this proxy will be voted in accordance with the Board of Directors’ recommendations with respect to each proposal. The undersigned, by executing and delivering this proxy, revokes the authority given with respect to any earlier dated proxy submitted by the undersigned. Unless contrary direction is given, the right is reserved in the sole discretion of the Board of Directors to distribute votes among some or all of the above nominees in a manner other than equally so as to elect as directors the maximum possible number of such nominees. ln their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, a Proxy Statement and Annual Report of WSFS Financial Corporation. PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED VIRTUAL CONTROL NUMBER ENVELOPE. Signature of Stockholder: Date Signature of Stockholder: Date PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone, or when voting during the Virtual Annual Meeting SCAN TO VIEW MATERIALS & VOTE VIRTUAL CONTROL NUMBER INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/WSFS Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. Proxy cards submitted by mail must be received by May 12, 2023. DO NOT PRINT IN THIS AREA (Stockholder Name & Address Data)